Exhibit 2.1

Execution Version

Business Combination Agreement

by and among

Athena Consumer Acquisition Corp.

as SPAC

Next.e.GO Mobile SE

as Company

Next.e.GO B.V.

as TopCo

and

Time is Now Merger Sub, Inc.

as Merger Sub

Dated July 28, 2022

i

EXHIBITS

Exhibit A-1	--	Form of Shareholder Undertaking

Exhibit A-2	--	Form of Lender Undertaking

Exhibit B	--	Form of Shareholder Lock-Up Agreement

Exhibit C	--	Sponsor Letter Agreement

Exhibit D	--	Form of Incentive Equity Plan

Exhibit E	--	Form of Registration Rights Agreement

Exhibit F	--	Form of TopCo Amended and Restated Articles of Association

Exhibit G	--	Form of Certificate of Merger

Exhibit H-1	--	Form of Private Warrant Assumption Agreement

Exhibit H-2	--	Form of Public Warrant Assumption Agreement

ANNEXES

Annex A	Company Shareholders

Annex B	Post-Closing Integration Transactions

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of July 28, 2022, by and among Athena Consumer Acquisition Corp., a Delaware corporation (“SPAC”), Next.e.GO Mobile SE, a German company (the “Company”), Next.e.GO B.V., a Dutch private limited liability company (“TopCo”), and Time is Now Merger Sub, Inc., a Delaware corporation (“Merger Sub”). SPAC, the Company, TopCo and Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, (a) SPAC is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, (b) TopCo is a newly incorporated, wholly-owned Subsidiary of the Company and (c) Merger Sub is a newly formed, wholly-owned Subsidiary of TopCo;

WHEREAS, concurrently with the execution of this Agreement, NDII, substantially all other holders of shares of Company Common Stock as of the date hereof and substantially all of the Lenders, as set forth on Annex A, entered into an irrevocable shareholder undertaking (the “Shareholder Undertaking” or “Lender Undertaking”, respectively, and together, the “Undertakings”) forms of which are attached hereto as Exhibit A-1 and Exhibit A-2, respectively, by and among SPAC, the Company, and such Company Shareholders and such Lenders, and pursuant to which, among other things, each such Company Shareholder and each such Lender (a) agreed to promptly grant one or more powers of attorney, in substantially the form(s) attached to the Undertakings, authorizing the respective persons identified in such powers of attorney (acting on behalf of such Company Shareholder or Lender) to execute (as applicable) (i) the relevant Dutch Deed of Issue, (ii) the relevant German Transfer Deed and (iii) any other Transaction Documents to which such Company Shareholder or Lender is or will be a party, (b) undertook to take all necessary or desirable actions in connection with the transactions contemplated by this Agreement and the other Transaction Documents (including to fully support and implement the Exchange, the Conversion and Option Exercise) including the execution of this Agreement, the Transaction Documents and execution of the transactions contemplated hereby, the termination of the Company Shareholder Agreement and certain other matters related to the implementation of the Transactions (the “Required Company Shareholders’ Consent”) and (c) agreed to certain covenants to support the transactions contemplated by this Agreement and the other Transaction Documents (including restrictions on the sale, disposition or transfer of the Company Common Stock and notes held by such Company Shareholder or Lender, as applicable), in each case, on the terms and subject to the conditions set forth in the Undertakings;

WHEREAS, the Lenders have agreed to effect the Conversion prior to the Closing;

WHEREAS, pursuant to SPAC’s Governing Documents, SPAC is required to provide an opportunity for its stockholders to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SPAC Stockholder Approval at the Special Meeting;

WHEREAS, concurrently with the execution of this Agreement, the preponderance of all Company Shareholders and Lenders are entering into lock-up agreements, pursuant to which they will agree not to effect any direct or indirect sale, transfer or distribution of any Equity Securities of TopCo issued to them pursuant to this Agreement during the lock-up period described therein (each, a “Shareholder Lock-Up Agreement”), in the form attached hereto as Exhibit B in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, Athena Consumer Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), SPAC, the Company and certain individuals party thereto (the “Insiders”) have entered into the sponsor letter agreement in the form attached hereto as Exhibit C (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and the Insiders have agreed to (a) vote in favor of all of the Transaction Proposals, (b) waive certain adjustments to the conversion ratio set forth in SPAC’s Governing Documents with respect to the SPAC Class B Shares and (c) be bound by certain transfer restrictions with respect to their SPAC Shares prior to Closing;

WHEREAS, prior to the TopCo-SPAC Business Combination (defined below), in accordance with this Agreement and the Undertakings, the Company Shareholders and TopCo shall effect the Exchange (defined below);

WHEREAS, upon completion of the Exchange, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) (“Change of Legal Form”);

WHEREAS, following the Exchange, at the Effective Time, (i) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC as the surviving company in the Merger (the “Surviving Company”) and, after giving effect to the Merger, the Surviving Company will be a wholly owned Subsidiary of TopCo, and (ii) each issued and outstanding SPAC Share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and, immediately thereafter, (iii) each of the resulting shares of Surviving Company Common Stock will be exchanged for one TopCo Ordinary Share (defined below) and (iv) each SPAC Warrant (defined below) that is outstanding immediately prior to the Effective Time will be converted into a warrant that is exercisable for an equivalent number of TopCo Ordinary Shares on the same contractual terms and conditions as were in effect with respect to such SPAC Warrant immediately prior to the effective time under the terms of the Warrant Agreement (defined below), in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the SPAC Class B Shares will automatically convert into SPAC Class A Shares prior to the cancelation and conversion described above, pursuant to the Governing Documents (defined below) of SPAC (the “SPAC Class B Conversion”);

WHEREAS, prior to the consummation of the Transactions, TopCo shall adopt a new long-term equity incentive plan for officers, directors, employees and other eligible service providers of TopCo and its subsidiaries (the “Incentive Equity Plan”), in the form set forth on Exhibit D;

WHEREAS, at the Closing, SPAC, TopCo, the Company Shareholders, Sponsor and SPAC’s officers and directors shall enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit E, pursuant to which, among other things, Sponsor, SPAC’s officers and directors and each Company Shareholder will be granted certain registration rights with respect to, among other things, their respective TopCo Ordinary Shares, in each case, on the terms and subject to the conditions in the Registration Rights Agreement;

WHEREAS, following the Merger, TopCo, the Surviving Company and their Affiliates may engage in certain transactions set forth in Annex B (the “Post-Closing Integration Transactions”);

WHEREAS, the board of directors of SPAC has (a) approved this Agreement, the Transaction Documents to which SPAC is or will be a party and the transactions contemplated hereby and thereby (including the TopCo-SPAC Business Combination) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents to which SPAC is or will be a party (including the TopCo-SPAC Business Combination) by the holders of SPAC Shares entitled to vote thereon;

WHEREAS, the administrative board (Verwaltungsrat) of the Company has granted the Company Administrative Board Approval and has, on the terms and subject to the conditions set forth herein, approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Exchange);

WHEREAS, the board of directors of TopCo and TopCo, as the sole member of Merger Sub, have approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company, as the sole shareholder of TopCo, has approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby;

WHEREAS, each of the Parties intends for U.S. federal, and applicable state and local, income tax purposes that (a) (i) the Exchange and the TopCo-SPAC Business Combination, taken together, qualify as a transaction described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder; and (ii) the TopCo-SPAC Business Combination qualifies as a “reorganization” under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, provided, it shall be assumed for all purposes of this Agreement, that the assets of, and the business conducted by, SPAC on the Closing Date constitute “historic business assets” and a “historic business,” respectively, in each case within the meaning of Treasury Regulations Section 1.368-1(d), and in each case of these clauses (i) and (ii), qualifies as an exchange eligible for the exceptions to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c), assuming the requirements of Treasury Regulations Section 1.367(a)-3(c)(1)(iii) are met; (b) the SPAC Class B Conversion qualifies as a “reorganization” under Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder; (c) the conversion described in Section 2.01(b)qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder; (d) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (e) TopCo shall not be treated as a domestic corporation under Section 7874 of the Code and the Treasury Regulations promulgated thereunder (each, an “Intended Tax Treatment” and collectively, the “Intended Tax Treatments”); and

WHEREAS, each of the Parties intends that the Exchange shall, to the extent legally and factually possible, qualify as a tax neutral roll-over (qualifizierter Anteilstausch zu Buchwerten) for German tax purposes pursuant to Section 21 German Reorganization Tax Act (Umwandlungssteuergesetz) or, as the case may be, Section 20 para. 4a German Income Tax Act (Einkommensteuergesetz).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I

Certain Definitions

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any claim, action, suit, charge, audit, investigation, assessment, arbitration or legal, judicial or administrative proceeding by or before any Governmental Authority (whether at law or in equity).

“Adjusted Base Equity Value” means (a) the Base Equity Value less (b) the Convertible Loan Equity Value less (c) the amount calculated in accordance with Section 1.01(a) of the Company Disclosure Schedules less (d) the amount calculated in accordance with Section 1.01(b) of the Company Disclosure Schedules.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 3.02(a).

“Anti-Corruption Laws” means any applicable Laws, regulations, or orders relating to anti-bribery, anti-corruption (governmental or commercial), or anti-money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act of 2010 (as amended) and all national and international Laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions.

Anti-Trust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 any other antitrust or competition Law of any other jurisdiction (whether United States, foreign or multinational), and the rules and regulations promulgated thereunder.

“Available Closing SPAC Cash” means, as of the Measurement Time, all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption).

“Base Equity Value” means $500,000,000.

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or any other benefit or compensation plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement), in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required to be maintained under applicable law or any Governmental Authority.

“Breaching Party” has the meaning specified in Section 11.02(a).

“Breaching Party Related Party” has the meaning specified in Section 11.02(d).

“Business Combination Proposal” has the meaning specified in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in (a) New York, New York, (b) Aachen, Germany or (c) Amsterdam, the Netherlands are authorized or required by Law to close.

“Certificate of Merger” has the meaning specified in Section 2.01(c)(i).

“Certificates” means any and all certificates representing SPAC Shares.

“Change of Control Payment” means any success bonus, change of control bonus, retention bonus, transaction bonus or other similar payment or amount payable to any Person as a result of the Transactions or any other Change of Control Transaction to be agreed or closed prior to or concurrently with the Closing (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events; provided that no severance payments relating to individuals terminated following, and not otherwise in connection with or arising out of, the Closing shall constitute Change of Control Payments).

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than 50% of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (c) under which any Person(s) makes any equity or similar investment in another Person.

“Change of Legal Form” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 3.01.

“Closing Company Financial Statements” has the meaning specified in Section 4.07(b).

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 9.06(e).

“Closing Press Release” has the meaning specified in Section 9.06(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates, in the case of each of clause (a) and (b), comprising more than 15% of the equity or assets of the Company. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Administrative Board Approval” means the approval of the transactions contemplated by this Agreement and the other Transaction Documents, and the other transactions contemplated hereby and thereby (including the Exchange), by the administrative board (Verwaltungsrat) of the Company in accordance with its Governing Documents and the Company Shareholder Agreement.

“Company Assets” has the meaning specified in Section 4.17(d).

“Company Benefit Plan” means a Benefit Plan that is sponsored, maintained or contributed to, or is required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or contractor of the Company or any Subsidiary or his or her dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.

“Company Common Stock” means 144,879 paid up no-par value shares (Stückaktien) of the Company each with a nominal amount of EUR 1.00 per share as of the date of this Agreement; provided that the term Company Common Stock shall, to the extent the Wolff Option is not waived and is exercised, after implementation of the Option Exercise, also include such shares of the Company that will be issued as a result of the Option Exercise, and, provided further, that, if the Conversion is effected through conversion into shares of the Company, the term Company Common Stock shall also include such shares of the Company that will be issued as a result of the Conversion.

“Company Counsel” has the meaning specified in Section 12.18(b).

“Company Counsel Privileged Communications” has the meaning specified in Section 12.18(b).

“Company D&O Persons” has the meaning specified in Section 7.04(a).

“Company Designee” has the meaning specified in Section 9.01(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Corporate Organization), Section 4.03 (Due Authorization), Section 4.05(b) (Capitalization), Section 4.21 (Brokers), Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.06 (Brokers).

“Company Group” has the meaning specified in Section 12.18(b).

“Company Interim Financing” means the financing obtained by the Company during the Interim Period in an amount of up to $50,000,000. For the avoidance of doubt, the IP Note and the Equity Line of Credit, or any borrowings against the Equity Line of Credit, shall not constitute Company Interim Financing.

“Company Material Adverse Effect” means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts, or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the ability of TopCo, Merger Sub or the Company (whether on behalf of itself or on behalf of the Company Shareholders, as applicable) to consummate the Transactions contemplated by this Agreement, the Transaction Documents and the other transactions contemplated hereby and thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any change, event, effect, state of facts or occurrence from or related to (i) general business or economic conditions in or affecting Germany, the United States, the Netherlands or any other country, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Germany, the United States, the Netherlands or any other country, including the engagement by Germany, the United States, the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism (including the Russo-Ukrainian War and any potential exacerbation or spread of the Russo-Ukrainian War), (iii) changes in conditions of the financial, banking, capital or securities markets generally in Germany, the United States, the Netherlands or any other country, or changes therein, including changes in interest rates in Germany, the United States, the Netherlands or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws (including COVID-19 Measures) or changes in IFRS or any interpretation thereof, in each case, coming into effect after the date of this Agreement, (v) the execution or public announcement of this Agreement (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 4.04(b) to the extent that its purpose is to address the consequences resulting from the public announcement or the condition set forth in Section 10.03 to the extent it relates to such representations and warranties), (vi) any failure in and of itself by the Company or any of its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, epidemic, pandemic (including COVID-19) or quarantine, act of God or other comparable event in Germany, the United States, the Netherlands or any other country, or any escalation of the foregoing, (viii) changes generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (ix) any action taken by, or at the written request of, SPAC; provided, however, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the changes, events, effects, state of facts or occurrences described in clauses (i) through (v) or (vii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur if such change, event, effect, state of facts or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.

“Company Per Share Consideration” means, with respect to each share of Company Common Stock, a number of TopCo Ordinary Shares equal to the Exchange Ratio.

“Company Related Party” has the meaning specified in Section 4.22.

“Company Related Party Transactions” has the meaning specified in Section 4.22.

“Company Shareholder Agreement” means the Series C Shareholders’ Agreement dated August 12, 2021, by and between the Series A Investors, the Series B Investors, the Series C Investors, the Company and Prof. Dr. Günther Schuh.

“Company Shareholders” means, collectively, the holders of shares of Company Common Stock as of any applicable determination time prior to Closing (including, for the avoidance of doubt, the Lenders following the Conversion to the extent the loan amounts under the Convertible Loan Agreements are converted into Company Common Stock pursuant thereto).

“Company Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to SPAC pursuant to the terms of this Agreement or any Transaction Document) by the Company or any of its Subsidiaries, including TopCo or Merger Sub, in connection with the negotiation, preparation or execution of this Agreement or any Transaction Document, the performance of their covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company or any of its Subsidiaries, including TopCo or Merger Sub, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or its Subsidiaries, TopCo or Merger Sub pursuant to this Agreement or any Transaction Document.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contract” means any oral or written agreement, contract, license, Lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Conversion” means the conversion of the entire loan amount granted to the Company under the Convertible Loan Agreements plus accrued interest thereunder into (a) Company Common Stock or (b) TopCo Ordinary Shares by way of an issuance of TopCo Ordinary Shares, including the relevant Earn-out Shares, through the execution of a Dutch notarial deed of issuance against contribution in kind of all the claims arising from the Convertible Loan Agreements as contemplated by the Lender Undertaking. For the avoidance of doubt, fractional interests may be settled in cash.

“Converted Warrant” has the meaning specified in Section 2.01(d).

“Convertible Loan Agreement” means the convertible loan agreements in the total amount of EUR 39,085,500 between the Company and the Lenders.

“Convertible Loan Equity Value” means (a) the number of TopCo Ordinary Shares, if any, issued or that will be issued in the Conversion multiplied by (b) $10.20.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof.

“COVID-19 Changes” has the meaning specified in Section 9.06(b).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Authority in response to COVID-19.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means the Company Disclosure Schedules and/or the SPAC Disclosure Schedules, as the context requires.

“DTC” has the meaning specified in Section 2.01(e)).

“Dutch Deeds of Issue” means each deed governed by Dutch law in form and substance reasonably satisfactory to SPAC and the Company, pursuant to which TopCo will issue, as applicable, (a) TopCo Ordinary Shares to the relevant Company Shareholders and, if applicable, the Lenders in accordance with Section 2.01(a), (b) TopCo Ordinary Shares to the Exchange Agent, acting solely for the account and benefit of the Pre-Closing SPAC Holders as of immediately prior to the Effective Time in accordance with Section 2.01(c)(ii) or (c) subject to vesting and forfeiture conditions specified in Section 2.01(f), the Earn-Out Shares to the relevant Company Shareholders.

“Earn-Out Agreement” has the meaning specified in Section 2.01(f).

“Earn-Out Shares” has the meaning specified in Section 2.01(f).

“Effective Time” has the meaning specified in Section 2.01(c)(i).

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all Laws regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of the environment (including natural resources), human health and safety (to the extent relating to exposure to Hazardous Materials) or the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials.

“Equity Assignment” has the meaning specified in the Recitals.

“Equity Line of Credit” means a contemplated equity line of credit or standby equity purchase agreement in a form reasonably agreeable to the Parties.

“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning specified in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company or such other agent selected by SPAC that is reasonably acceptable to TopCo.

“Exchange Agent Agreement” has the meaning specified in Section 2.02(a).

“Exchange Consideration” means a number of newly issued TopCo Ordinary Shares equal to the result of (a) the Adjusted Base Equity Value divided by (b) $10.20.

“Exchange Ratio” means (a) the Exchange Consideration, divided by (b) the Fully Diluted Company Capitalization.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning specified in Section 4.07(a).

“Fully Diluted Company Capitalization” means, without duplication, the aggregate number of shares of Company Common Stock (for clarity, after having given effect to the Option Exercise unless the Wolff Option is waived) outstanding as of immediately prior to the Exchange.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“German Transfer Deed” has the meaning specified in Section 1.01(a)(a).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a European company (Societas Europaea) company are its articles of association (Satzung) and the “Governing Documents” of a Dutch company are its articles of association (statuten).

“Governmental Authority” means any (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, stock exchange or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Governmental Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.

“Governmental PPP Program” means the Paycheck Protection Program administered by the U.S. Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act or any other similar governmental program.

“GSR” has the meaning specified in Section 4.27(a).

“Hazardous Material” means any material, substance or waste that is listed, classified, characterized, defined, or otherwise regulated by a Governmental Authority as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which liability or standards of conduct may be imposed pursuant to applicable Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, toxic mold, radiation, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“IFRS” means the international financial reporting standards, consistently applied.

“Illustrative Allocation Schedule” has the meaning specified in Section 3.02(b).

“Incentive Equity Plan” has the meaning specified in the Recitals.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) all obligations as lessee that are required to be capitalized in accordance with GAAP or IFRS, as applicable, (d) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities, (e) any obligations, contingent or otherwise, under acceptance letters of credit or similar facilities to the extent drawn, (f) any accrued interest, fees and charges in respect of any of the foregoing, (g) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing, (h) any obligations associated with unpaid bonuses or severance or unfunded deferred compensation, and the employer portion of any applicable Taxes relating thereto and (i) all obligations of the type referred to in clauses (a) through (h) of this definition of any other Person, the payment of which such Person is responsible for or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Insiders” has the meaning specified in the Recitals.

“Intellectual Property” means all intellectual property rights of any type in any jurisdiction, including all: (a) patents and patent applications, (b) trademarks, service marks, logos, trade dress and trade names, (c) copyrights and copyrightable works (including copyrights in Software) and moral rights, (d) trade secrets and confidential information, rights to inventions (whether patentable or not), rights in Software, know-how, technology, data, databases and documentation thereof, utility models and (e) all other intellectual property rights, in each case, together with all goodwill associated therewith and, in each case, whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Intended Tax Treatment” has the meaning specified in the Recitals.

“Interests and Reimbursements” has the meaning specified in Section 11.02.

“Interim Period” has the meaning specified in Section 7.01(a).

“IP Note” means a promissory note issued by the Company and secured by certain liens on certain of the Intellectual Property of the Company and/or its subsidiaries in a form reasonably agreeable to the Parties.

“IP Note Proceeds” means the principal amount of the IP Note.

“IT Systems” means all computer systems, servers, networks, network equipment, firmware, Software, hardware, information technology systems, operational technology systems, automated processes or infrastructure, electronic data processing systems, communication networks, interfaces, platforms, peripherals and data or information contained therein or transmitted thereby, and other information technology equipment, in each case, whether owned, used, held for use, outsourced, leased or licensed.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Labor Agreement” has the meaning specified in Section 4.11(a)(xvi).

“Law” means any federal, state, provincial, local, municipal or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, directive, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, in each case applicable to the referent Person, property, asset, Liability or circumstance.

“Leased Real Property” means all real property leased, subleased, licensed or similarly used or occupied by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 4.17(b).

“Lenders” shall mean those Persons identified under the “List of Company Lenders” in Annex A hereto.

“Lender Undertaking” has the meaning specified in the Recitals.

“Letter of Transmittal” has the meaning specified in Section 2.02(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, purchase option, right of first refusal, restriction, security interest, license, restriction on transfer, title defect, encroachment or other survey defect, or any other similar lien, encumbrance or interest.

“Material Contracts” has the meaning specified in Section 4.11(a).

“Material Leased Real Property” has the meaning specified in Section 4.17(b).

“Material Permits” has the meaning specified in Section 4.16.

“Measurement Time” means 12:01 a.m. (New York Time) on the Closing Date.

“Merger” has the meaning specified in the Recitals.

“Merger Consideration” has the meaning specified in Section 2.01(c)(ii).

“Merger Proposal” has the meaning specified in Section 9.03(b).

“Merger Sub” has the meaning specified in the preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 4.07(a).

“NDII” means nd industrial investments B.V., a Dutch private limited liability company.

“Non-Breaching Party” has the meaning specified in Section 11.02(c).

“Non-Breaching Party Related Parties” has the meaning specified in Section 11.02(d).

“Open Source Software” means any Software distributed as “free software” or “open source software” and licensed under any form of open-source license meeting the Open Source Initiative’s Open Source Definition (at https://opensource.org/docs/definition.php) or otherwise distributed publicly in source code form under terms that permit modification and redistribution of such Software, including Software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License or Sun Community Source License.

“Option Exercise” means the exercise of the Wolff Option issuable pursuant to Section 4.3.1 of the Company Shareholders Agreement.

“Parties” has the meaning specified in the preamble hereto.

“Party” has the meaning specified in the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 4.10(b).

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens arising or incurred in the ordinary course of business, and (i) that relate to amounts not yet due and payable or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with IFRS, (b) Liens arising or incurred under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with IFRS, (d) Liens and restrictions of record affecting title to real property (including easements, covenants, rights of way and similar restrictions of record) that do not or would not, individually or in the aggregate, prohibit or materially interfere with the use or occupancy of such real property or the business of the Company or its Subsidiaries, (e) rights, interests, Liens, or titles of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar property being leased or licensed that would not prohibit or materially interfere with the use or occupancy of such property or the business of the Company and its Subsidiaries, and (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company or its Subsidiaries and do not prohibit or materially interfere with any of the Company’s or its Subsidiaries’ use or occupancy of such real property or the business of the Company or its Subsidiaries, in each case, entered into in the ordinary course of business.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information relating to an identified or identifiable natural person, including personal data and personally identifiable information (each as defined in any Privacy Laws) that identifies, can be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including: (a) names, addresses, telephone numbers, email address, financial information, financial account number, personal health information, drivers’ license numbers and government-issued identification numbers; and (b) Internet Protocol addresses, device identifiers or other persistent identifiers.

“Pre-Closing SPAC Holders” means the holders of SPAC Shares as of any specified time prior to the Effective Time.

“Privacy Laws” means any and all applicable Laws in any applicable jurisdiction relating to the receipt, collection, compilation, use, storage, processing, protection, privacy, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border) or security (both technical and physical) of Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), General Data Protection Regulation, Regulation 2016/679/EU (GDPR), the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of Section 3 of the European Union (Withdrawal) Act 2018 (UK GDPR), any national legislation supplementing the GDPR or UK GDPR (such as, in the UK, the Data Protection Act 2018), the Privacy and Electronic Communications (EC Directive) Regulations 2003, and the e-Privacy Directive (2002/58/EC), including any predecessor, successor or implementing legislation in respect of the foregoing, any amendments or re-enactments of the foregoing, and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Private Warrant Assumption Agreement” has the meaning specified in Section 2.01(d).

“Public Warrant Assumption Agreements” has the meaning specified in Section 2.01(d).

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Registered Intellectual Property” has the meaning specified in Section 4.18(a).

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement/Proxy Statement” means a registration statement on Form F-4 relating to the Transactions and the transactions contemplated by the Transaction Documents and containing a proxy statement of SPAC.

“Relevant Provider” has the meaning specified in Section 9.05(b).

“Relevant Recipient” has the meaning specified in Section 9.05(b).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Required Company Shareholders’ Consent” has the meaning specified in the Recitals.

“Russo-Ukrainian War” means the military invasion of Ukraine by Russia on February 24, 2022, and the subsequent and ongoing military confrontation.

“Sanctions and Export Control Laws” means all Laws applicable to the Company or any of its Subsidiaries relating to (a) import and export controls, including the U.S. Export Administration Regulations and the EU’s Dual Use Regulation, (b) economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations and Her Majesty’s Treasury of the United Kingdom, and (c) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws and the rules and regulations promulgated thereunder.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack adversely affecting any IT Systems, (b) incident in which Personal Information or any other data or information was or may have been accessed, disclosed, destroyed, processed, used or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by or on behalf of the Company or any Subsidiary) or (c) any other incident impacting the confidentiality, integrity and availability of the IT systems or the data thereon.

“Series A Investors” means those Persons identified as “Founder A Ordinary Shares”, “Founder B Ordinary Shares” or “Series A Investor Ordinary Shares” Company Shareholders on Annex A.

“Series B Investors” means those Persons identified as “Series B Investor Ordinary Shares” Company Shareholders on Annex A.

“Series C Investors” means those Persons identified as “Series C Investor Ordinary Shares” Company Shareholders on Annex A.

“Shareholder Lock-Up Agreements” has the meaning specified in the Recitals.

“Shareholder Undertaking” has the meaning specified in the Recitals.

“Signing Filing” has the meaning specified in Section 9.06(e).

“Signing Press Release” has the meaning specified in Section 9.06(e).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SPAC” has the meaning specified in the preamble hereto.

“SPAC Acquisition Proposal” means (a) any transaction or series of related transactions under which SPAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in SPAC or any of its controlled Affiliates, in the case of each of clause (a) and (b), comprising more than 15% of the equity or assets of such Person. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall constitute a SPAC Acquisition Proposal.

“SPAC Class A Shares” means the Class A common stock, par value of $0.0001 per share, of SPAC.

“SPAC Class B Conversion” has the meaning specified in the Recitals.

“SPAC Class B Shares” means the Class B common stock, par value of $0.0001 per share, of SPAC.

“SPAC Closing Statement” has the meaning specified in Section 3.03.

“SPAC D&O Persons” has the meaning specified in Section 7.03(a).

“SPAC Designee” has the meaning specified in Section 9.01(b).

“SPAC Disclosure Schedules” means the Disclosure Schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement in connection with the execution of this Agreement.

“SPAC Exchange Fund” has the meaning specified in Section 2.02(f).

“SPAC Financial Statements” has the meaning specified in Section 6.09(a).

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.07 (Brokers) and Section 6.12(b) (Capitalization).

“SPAC Group” has the meaning specified in Section 12.18(a).

“SPAC Private Placement Warrants” means the Warrants (as defined in the SPAC Private Warrant Agreement).

“SPAC Private Warrant Agreement” means that certain Amended and Restated Private Warrant Agreement, dated as of March 24, 2022, by and between SPAC and the Exchange Agent.

“SPAC Public Warrants” means the Warrants (as defined in the SPAC Public Warrant Agreement).

“SPAC Public Warrant Agreement” means that certain Amended and Restated Public Warrant Agreement, dated as of March 24, 2022, by and between SPAC and the Exchange Agent.

“SPAC SEC Reports” has the meaning specified in Section 6.08.

“SPAC Stockholder Approval” means the votes of the holders of SPAC Shares required to approve the Transaction Proposals as set forth in Section 9.03(b) in accordance with applicable Law and the SPAC’s Governing Documents.

“SPAC Stockholder Redemption” means the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares in connection with the transactions contemplated by this Agreement as set forth in SPAC’s Governing Documents.

“SPAC Shares” means, collectively, the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or its Subsidiaries, including TopCo or Merger Sub, pursuant to the terms of this Agreement or any Transaction Document) by SPAC in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents, or other agents or service providers of any SPAC and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any SPAC Party pursuant to this Agreement or any Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, SPAC Transaction Expenses shall not include any Company Transaction Expenses.

“SPAC Warrants” means, collectively, the SPAC Private Placement Warrants and the SPAC Public Warrants.

“Special Meeting” has the meaning specified in Section 9.03(b).

“Sponsor” has the meaning specified in the Recitals.

“Sponsor Letter Agreement” has the meaning specified in the Recitals.

“Stock Exchange” means the New York Stock Exchange.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, Next.e.Go Bulgaria AD is a Subsidiary of the Company.

“Surviving Company” has the meaning specified in the Recitals.

“Surviving Company Common Stock” has the meaning specified in the Recitals.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, base erosion minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding, employer payroll tax or social security contributions), ad valorem, transfer, franchise, license, escheat, excise, severance, stamp, environmental, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties and sales or use tax, or other tax or like assessment, governmental charges, duties, fees or levies together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, claim for refund or other claim, declaration, information return, statement, election, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 11.01(d).

“Termination Fee” has the meaning specified in Section 11.02(a).

“TopCo” has the meaning specified in the preamble hereto.

“TopCo Amended and Restated Articles of Association” has the meaning specified in Section 2.01(b).

“TopCo Board of Directors” has the meaning specified in Section 9.01(a).

“TopCo Closing Statement” has the meaning specified in Section 3.03.

“TopCo Officers” has the meaning specified in Section 9.01(a).

“TopCo Ordinary Share” means an ordinary share in the share capital of TopCo.

“TopCo-SPAC Business Combination” has the meaning specified in Section 2.01(c)(ii).

“Top Suppliers” has the meaning specified in Section 4.26(a).

“Transaction Conditions” means the conditions set forth in Article X.

“Transaction Documents” means this Agreement, the Undertakings, the Shareholder Lock-Up Agreements, the Sponsor Letter Agreement, the Registration Rights Agreement, the Warrant Assumption Agreements, the Intellectual Property Security Agreement, the TopCo Amended and Restated Articles of Association, the Dutch Deeds of Issue, the German Transfer Deed and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 9.08.

“Transaction Proposals” has the meaning specified in Section 9.03(b).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the TopCo-SPAC Business Combination, the Exchange and the Conversion.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of Treasury under the Code.

“Trust Account” has the meaning specified in Section 6.06.

“Trust Agreement” has the meaning specified in Section 6.06.

“Trustee” has the meaning specified in Section 6.06.

“Undertakings” has the meaning specified in the Recitals.

“VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value-added tax (EC Directive 2006/112) as amended from time to time, or (b) any tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere, including any interest, penalty, addition thereto.

“Virus” means any Software code or other mechanism that (a) contains any “back door,” virus, malware, Trojan horse or similar device, (b) may disrupt, disable, erase or harm the operation of Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment, IT Systems or communications, or (c) permits any Person to access any Software, data, hardware, storage media, programs, equipment, IT Systems or communications without authorization.

“VSOP” means the draft Virtual Participation Program and any other virtual stock (option) program that the Company and the Company Shareholders considered prior to the date of this Agreement to allow selected key employees to virtually participate in the Equity Securities of the Company.

“Warrant Agreements” means, collectively, the SPAC Public Warrant Agreement and the SPAC Private Warrant Agreement.

“Warrant Assumption Agreements” has the meaning specified in Section 2.01(d).

“White & Case” has the meaning specified in Section 12.18(a).

“White & Case Privileged Communications” has the meaning specified in Section 12.18(a).

“Withholding Party” has the meaning specified in Section 2.04.

“Wolff Option” means the entitlement of Andrew E. Wolff under the Company Shareholder Agreement to further invest and subscribe to new shares to be issued by the Company in a number equivalent to up to 2.5% of the total nominal share capital of the Company (i.e. the Company’s nominal share capital after the registration of the implementation of the capital increase for the Series C investment in the commercial register of the Company plus a maximum of 7% under the VSOP) at a pre-money valuation of the Company of EUR 650,000,000 until September 16, 2024.

“21-Shareholders” means the Company’s shareholders applying for section 21 para. 2 German Reorganisation Tax Act (Umwandlungssteuergesetz).

Section 1.02 Construction. (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(i) The phrases “provided to,” “furnished to,” “made available to” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than 5:00 p.m. (New York Time) on the third calendar day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party and its legal counsel via electronic mail.

Section 1.03 Knowledge. As used herein, the phrase “knowledge” shall mean the actual knowledge, after due inquiry, (a) in the case of the Company, Merger Sub or TopCo, Ali Vezvaei, Martin C. Klein, Eelco Van Der Leij and Win Neidlinger and (ii) in the case of the SPAC, Isabelle Freidheim, Jane Park, Jennifer Carr-Smith and Angelina Smith.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, SPAC Shares or the TopCo Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred (in each case except as expressly contemplated by this Agreement or the other Transaction Documents), or if there shall have been any breach of this Agreement by SPAC with respect to its SPAC Shares or rights to acquire SPAC Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, SPAC Shares or TopCo Ordinary Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of SPAC Shares or the holders of TopCo Ordinary Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Party to take any action with respect to its securities or otherwise that is prohibited by the terms and conditions of this Agreement.

Article II

The Closing Transactions

Section 2.01 The Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Section 2.01:

(a) Exchange. Prior to the TopCo-SPAC Business Combination, pursuant to the Undertakings, and in accordance with the provisions of Section 2:204b or 2:94b, as applicable, of the Dutch Civil Code (Burgerlijk Wetboek), all of the Company Shareholders, as of immediately prior to the Exchange, shall contribute and transfer their shares of Company Common Stock to TopCo as a contribution in kind, in return for the Exchange Consideration and, subject to vesting and forfeiture conditions specified in Section 2.01(f), the Earn-Out Shares, by, among other things, entering with TopCo into (i) one or more Dutch Deeds of Issue under which TopCo will issue the Exchange Consideration to those Company Shareholders, and (ii) a contribution and transfer agreement governed by German law, in a form and substance reasonably satisfactory to SPAC (the “German Transfer Deed”), pursuant to which such Company Shareholders shall contribute, assign and transfer to TopCo the shares of Company Common Stock owned by such Company Shareholders, as a result of which each share of Company Common Stock issued and outstanding as of immediately prior to the Closing shall be exchanged for such number of TopCo Ordinary Shares equal to the Company Per Share Consideration (the transactions contemplated by this Section 2.01(a), the “Exchange”). Furthermore, if the Conversion has not occurred prior to the Exchange, pursuant to the Undertakings, and in accordance with the provisions of Section 2:204b or 2:94b, as applicable, of the Dutch Civil Code (Burgerlijk Wetboek), the Lenders and TopCo will consummate the Conversion immediately after the completion of the Exchange prior to the TopCo-SPAC Business Combination.

(b) Change of Legal Form of TopCo. At the Closing, immediately after giving effect to the Exchange and the Conversion, as applicable, a notarial deed of conversion and amendment of TopCo’s articles of association shall be executed by a Dutch notary, to (i) implement the Change of Legal Form and (ii) amend and restate TopCo’s articles of association in the form attached hereto as Exhibit F (the “TopCo Amended and Restated Articles of Association”), provided, however, that the Company and SPAC may agree in writing to effect the Change of Legal Form before the Exchange and/or the Conversion has/have been consummated (or when the Exchange and/or Conversion has/have only partially been consummated), provided, further that the Change of Legal Form must occur prior to the Effective Time.

(c) Merger.

(i) On the terms and subject to the conditions set forth herein and in accordance with the DGCL, on the Closing Date and immediately after giving effect to the Change of Legal Form of TopCo as referred to in Section 2.01(b), SPAC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into SPAC, whereupon the separate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL, and SPAC shall, upon the consummation of the transactions contemplated by Section 2.01(c)(v), continue as the Surviving Company as a direct, wholly-owned Subsidiary of TopCo. At the Closing, SPAC and Merger Sub shall file with the Delaware Secretary of State a certificate of merger substantially in the form attached to this Agreement as Exhibit G (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the date and time the Certificate of Merger is accepted for filing by the Delaware Secretary of State or at such later date and time as may be mutually agreed by SPAC and Merger Sub and specified in the Certificate of Merger. The time at which the Merger actually becomes effective is referred to herein as the “Effective Time”.

(ii) At the Effective Time, each SPAC Share (other than SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and exchanged for the Merger Consideration, which Merger Consideration will be settled as follows: (A) at the Effective Time, each issued and outstanding SPAC Share (other than the SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) will be automatically cancelled and extinguished and exchanged for one share of common stock in the Surviving Company that is held in the accounts of the Exchange Agent, solely for the benefit of the holder of such SPAC Share as of immediately prior to the Effective Time; (B)  in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek) the Exchange Agent, acting solely for the benefit of the Pre-Closing SPAC Holders immediately prior to the Effective Time (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)), shall contribute and transfer on behalf of such Pre-Closing SPAC Holders (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) to TopCo, as a contribution in kind (inbreng op aandelen anders dan in geld) each of the shares of common stock of the Surviving Company that were issued to the Exchange Agent solely for the account and benefit of such Pre-Closing SPAC Holders, and, in consideration of this contribution in kind, TopCo shall issue (uitgeven) to the Exchange Agent for the account and benefit of such Pre-Closing SPAC Holders (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) one TopCo Ordinary Share in respect of each share of common stock in the Surviving Company so contributed, (such TopCo Ordinary Shares described in clause (B) of this Section 2.01(c)(ii), the “Merger Consideration”) (such issuance, together with the Merger, the “TopCo-SPAC Business Combination”). From and after the Effective Time, the holder(s) of Certificates, if any, evidencing ownership of SPAC Shares or SPAC Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(iii) At the Effective Time, each SPAC Share held immediately prior to the Effective Time by SPAC as treasury shares shall be cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

(iv) At the Effective Time, the register of members of SPAC shall be closed and no transfer of SPAC Shares shall be made thereafter.

(v) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement to be performed after the Effective Time.

(vi) Upon completion of the TopCo-SPAC Business Combination, all TopCo Ordinary Shares owned by the Company shall be cancelled following the full dilution of such TopCo Ordinary Shares as a consequence of the TopCo-SPAC Business Combination.

(d) Assumption by TopCo of SPAC Warrants. In connection with and contingent upon the TopCo-SPAC Business Combination, each SPAC Warrant that is outstanding immediately prior to the Effective Time shall in conformity with the terms and conditions of the Warrant Assumption Agreement cease to represent a right to acquire SPAC Class A Shares and shall represent, immediately following the completion of the TopCo-SPAC Business Combination, a right to acquire TopCo Ordinary Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect with respect to SPAC Warrants immediately prior to the Effective Time under the terms of the Warrant Agreement, as applicable; provided that each Converted Warrant shall represent the right to acquire the number of TopCo Ordinary Shares equal to the number of SPAC Class A Shares subject to each such SPAC Warrant immediately prior to the Effective Time. TopCo shall enter into a warrant assumption agreement in substantially the forms attached hereto as Exhibit H-1 and Exhibit H-2 (the “Private Warrant Assumption Agreement” and “Public Warrant Assumption Agreement, respectively, together the “Warrant Assumption Agreements”) immediately following the completion of the TopCo-SPAC Business Combination.

(e) DTC. Prior to the Effective Time, the Parties shall cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (the “DTC”) with the objective that the Exchange Agent and/or the Company Shareholders, as applicable, shall transmit to DTC or its nominee on the Closing Date the aggregate amount of the TopCo Ordinary Shares issued pursuant to this Section 2.01.

(f) Earn-Out Shares. At the Closing, TopCo shall issue, or cause to be issued, to the Company Shareholders, following the Conversion, 30,000,000 new unvested TopCo Ordinary Shares (the “Earn-Out Shares”). Prior to the Closing, TopCo, SPAC, the Company Shareholders and the Lenders shall enter into an earn-out agreement on a form to be mutally and reasonably agreed by the Parties (the “Earn-Out Agreement”). Pursuant to and in accordance with the Earn-Out Agreement, the Earn-Out Shares shall be issued at par and the aggregate nominal value of the Earn-Out Shares shall be charged against TopCo’s reserves as recognized for Dutch dividend withholding tax purposes. Upon their issuance, the Earn-Out Shares shall be subject to restrictions concerning the exercise of the voting rights attached thereto and the transfer thereof, as shall be set forth in the Earn-Out Agreement until the earlier of (a) their vesting, at which time they shall automatically become unrestricted TopCo Ordinary Shares, and (b) the fifth anniversary of the Closing Date, upon which any unvested Earn-Out Shares shall be deemed forfeited and must be transferred to or at the instruction of TopCo for no consideration. The Earn-Out Shares shall vest in equal one-sixth increments of the total number of Earn-Out Shares in each case upon the occurrence of the closing share price of TopCo on the primary stock exchange where the TopCo Ordinary Shares are listed being greater than $12.50, $15.00, $20.00, $25.00, $30.00 and $35.00, respectively, for a period, in each case, of more than 20 trading days out of 30 consecutive trading days after the Closing Date.

Section 2.02 Exchange Agent. (a) Prior to the Closing, TopCo and SPAC shall appoint the Exchange Agent to act on behalf of the Pre-Closing SPAC Holders as of immediately prior to the Effective Time (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)), and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) reasonably acceptable to TopCo and SPAC for the purpose of (i) effecting the contribution of the shares of common stock of the Surviving Company that were issued to the Exchange Agent, against the issuance of TopCo Ordinary Shares, each as contemplated by Section 2.01(c)(ii); and (ii) exchanging Certificates (if any) or uncertificated SPAC Shares of the Pre-Closing SPAC Holders as of immediately prior to the Effective Time (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) for the TopCo Ordinary Shares issued to the Exchange Agent for the account and benefit of such Pre-Closing SPAC Holders pursuant to Section 2.01(c)(v).

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of record of SPAC Shares who received TopCo Ordinary Shares pursuant to Section 2.01(c)(v) for its account and benefit: (i) a letter of transmittal in customary form to be approved by TopCo and SPAC (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall specify that, in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof (or of an affidavit of loss in lieu thereof) by the Exchange Agent or, in the case of uncertificated SPAC Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as TopCo and SPAC may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates held by any such holder of SPAC Shares represented by Certificates. In the event any such holder of SPAC Shares does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal or does not deliver the Certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such Person shall not be entitled to receive the Merger Consideration unless and until such Person delivers a duly executed and completed Letter of Transmittal and Certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent. Each Certificate or uncertificated SPAC Share shall at any time after the consummation of the TopCo-SPAC Business Combination represent only the right to receive, upon compliance with these requirements, the Merger Consideration pursuant to Section 2.01(c)(ii) and this Section 2.02(b). The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of SPAC Shares receiving any portion of the Merger Consideration.

(c) Upon receipt of a Letter of Transmittal (accompanied with all Certificates representing SPAC Shares of the holder of such SPAC Shares, to the extent such SPAC Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by TopCo, the holder of such SPAC Shares shall be entitled to receive in exchange therefor the Merger Consideration in book-entry form. Until surrendered as contemplated by Section 2.02(b) and this Section 2.02(c), each SPAC Share shall be deemed at any time from and after the consummation of the TopCo-SPAC Business Combination to represent only the right to receive upon such surrender the Merger Consideration which the holders of SPAC Shares were entitled to receive in respect of such shares pursuant to Section 2.01(c)(v) and Section 2.02(b).

(d) All TopCo Ordinary Shares delivered upon the surrender of SPAC Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Shares and there shall be no further registration of transfers on the stock transfer books of SPAC of the SPAC Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of SPAC Shares shall cease to have any rights as stockholders of SPAC, except as provided in this Agreement or by applicable Law.

(e) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by TopCo, the provision by such Person of a customary indemnity against any claim that may be made against TopCo with respect to such Certificate (including by means of a medallion guarantee), in each case, in a form approved by each of the Exchange Agent and TopCo, and TopCo shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof as determined in accordance with this Article II.

(f) Any portion of the SPAC Exchange Fund that remains unclaimed by the holders of SPAC Shares who were entitled to receive a portion of the SPAC Exchange Fund in accordance with Section 2.01(c)(v) and this Section 2.02 12 months after the Effective Time shall be returned to TopCo for no consideration and any such holder of SPAC Shares who has not received its portion of the SPAC Exchange Fund in accordance with Section 2.01(c)(v) and this Section 2.02 prior to that time, shall thereafter look only to TopCo (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for the delivery of the TopCo Ordinary Shares to which they are entitled, subject to TopCo receiving a Letter of Transmittal (accompanied with all Certificates representing SPAC Shares of the holder of such SPAC Shares, to the extent such SPAC Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by TopCo. Notwithstanding the foregoing, TopCo shall not be liable to any holder or former holder of SPAC Shares for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any TopCo Ordinary Shares remaining unclaimed by holders of SPAC Shares 24 months after the Effective Time shall become, to the extent permitted by applicable Law, the property of TopCo free and clear of any claims or interest of any Person previously entitled thereto and TopCo. All TopCo Ordinary Shares deposited with the Exchange Agent pursuant to this Section 2.02 shall be referred to as the “SPAC Exchange Fund”.

Section 2.03 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right and title to, and possession of, all assets, property, rights, privileges, powers and franchises over which SPAC and Merger Sub had full right and title at the Effective Time, the Surviving Company will use commercially reasonable efforts to take, or cause to be taken, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement, and SPAC and Merger Sub shall, prior to the Effective Time, take all commercially reasonable efforts to vest the Surviving Company with such right and title, so long as such action is not inconsistent with this Agreement.

Section 2.04 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub, the Company, TopCo, the Surviving Company and their respective Affiliates, and any applicable withholding agent (each a “Withholding Party”), shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that if any Withholding Party determines that any amounts payable pursuant to this Agreement is subject to deduction and/or withholding (other than any withholding required in respect of compensatory amounts), then such Withholding Party shall (a) provide notice to such Person as soon as reasonably practicable after such determination and (b) reasonably cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and properly paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Article III

Closing

Section 3.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. (New York Time) on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions (other than any Transaction Conditions that by their terms or nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such Transaction Conditions); provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing or (b) at such other place, time or date as the Parties may agree in writing; provided, further, that the Dutch Deeds of Issue (to the extent these are notarial deeds) and the Dutch notarial deed effecting the Change of Legal Form of TopCo and adopting and implementing the TopCo Amended and Restated Articles of Association shall be executed by the applicable Persons in the Netherlands and the German Transfer Deed shall be executed by the applicable persons, in each case, at or prior to the time required in Section 2.01. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.02 Allocation Schedule. (a) At least ten Business Days prior to the Closing Date, the Company shall deliver to SPAC an allocation schedule (the “Allocation Schedule”) setting forth:

(i) the Fully Diluted Company Capitalization and the number of shares of Company Common Stock held by each Company Shareholder (including TopCo Ordinary Shares resulting from the Option Exercise unless the Wolff Option is waived);

(ii) the number of Company Common Stock or TopCo Ordinary Shares, as applicable, to be issued in the Conversion, the allocation of such Company Common Stock or TopCo Ordinary Shares that will be received by each Lender and the Adjusted Base Equity Value;

(iii) (A) the Exchange Ratio and (B) the portion of the Exchange Consideration (specifying number of TopCo Ordinary Shares) allocated to each Company Shareholder based on the Exchange Ratio, including reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based); and

(iv) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (i) and (iii) of this Section 3.02(a) are and, as of immediately prior to the Exchange, will be true and correct, and prepared in accordance with the applicable provisions of this Agreement, the Transaction Documents, the Governing Documents of the Company, the Company Shareholder Agreement and applicable Laws.

(b) The Company will prepare and deliver to SPAC within three Business Days following the date of this Agreement an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) as if the Closing occurred as of the date of this Agreement (and assuming that the Wolff Option is waived) and, without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement or any Transaction Document or any Company Shareholder under any Transaction Document or the rights or remedies of SPAC or the Sponsor with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to SPAC pursuant to Section 3.02(a). The Company will review any comments to the Allocation Schedule provided by SPAC or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by SPAC or any of its Representatives.

(c) Notwithstanding the foregoing or anything to the contrary herein, (i) the aggregate number of TopCo Ordinary Shares that each Company Shareholder or Lender will have a right to receive under this Agreement will be rounded to the nearest integer, (ii) in no event shall the aggregate number of TopCo Ordinary Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Shareholders), exceed the Exchange Consideration, (iii) TopCo, SPAC, the Surviving Company and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Shareholders under this Agreement or under the Exchange Agent Agreement, as applicable, and (iv) upon delivery, payment and issuance of the Exchange Consideration on the Closing Date to the Exchange Agent, TopCo, SPAC and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Exchange Consideration), and none of them shall have (A) any further obligations to the Company or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Exchange Consideration) or (B) any Liability with respect to the allocation of the consideration under this Agreement.

Section 3.03 Closing Statements. At least three Business Days prior to the Closing Date, the Company shall deliver to SPAC a statement (the “TopCo Closing Statement”) setting forth the Company Transaction Expenses. Two Business Days prior to the Special Meeting but, in any event, not earlier than the time that the holders of SPAC Class A Shares may no longer elect to redeem their SPAC Class A Shares in accordance with the SPAC Stockholder Redemption, SPAC shall deliver to the Company a statement (the “SPAC Closing Statement”) setting forth: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption and SPAC Class B Conversion), (b) the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption, (c) the Available Closing SPAC Cash resulting therefrom, (d) the SPAC Transaction Expenses, (e) the number of SPAC Shares to be outstanding as of immediately prior to the Effective Time after giving effect to the SPAC Stockholder Redemption, and (f) the number of shares of SPAC Class A Shares that may be issued upon the exercise of all SPAC Warrants issued and outstanding as of immediately prior to the Effective Time and the exercise prices therefor. From and after the delivery of the TopCo Closing Statement or the SPAC Closing Statement, as the case may be, until the Closing Date, each of TopCo and SPAC shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by the other or any of its respective Representatives in connection with the review of the TopCo Closing Statement or the SPAC Closing Statement, as the case may be, (ii) consider in good faith any comments to the TopCo Closing Statement or the SPAC Closing Statement, as the case may be, provided by any other Party at least two Business Days prior to the Closing Date and (iii) revise the TopCo Closing Statement or SPAC Closing Statement as needed to reflect any reasonable comments and any other comments that, based on its good faith assessment, are warranted or appropriate and deliver such revised TopCo Closing Statement or SPAC Closing Statement, as the case may be, to any other Party prior to the Closing Date reflecting any such changes.

Article IV

Representations and Warranties Relating to the Company

Except as set forth in the Company Disclosure Schedules (but subject to the terms of Section 12.08), the Company hereby represents and warrants to SPAC as follows:

Section 4.01 Corporate Organization. The Company has been duly formed and is validly existing under the laws of the Federal Republic of Germany. The Company has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company. The copies of the Company’s Governing Documents and the Company Shareholder Agreement as in effect on the date hereof previously made available by the Company to SPAC are true, correct and complete, are in full force and effect and have not been amended. The Company is duly licensed or qualified as a foreign entity in each jurisdiction in which the ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company is not in breach or violation of any provision set forth in its Governing Documents or the Company Shareholder Agreement.

Section 4.02 Subsidiaries. The Subsidiaries of the Company are set forth on Section 4.02 of the Company Disclosure Schedules. Each Subsidiary of the Company has been duly formed and is validly existing under the laws of its jurisdiction of organization. Each Subsidiary of the Company has the requisite corporate or other entity power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company’s Subsidiaries, taken as a whole. The copies of each of the Company Subsidiaries’ Governing Documents as in effect on the date hereof previously made available by the Company to SPAC are true, correct and complete, are in full force and effect and have not been amended. Each Subsidiary of the Company is duly licensed or qualified as a foreign corporation or other entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company’s Subsidiaries, taken as a whole. The jurisdiction of organization of each Subsidiary of the Company is identified on Section 4.02 of the Company Disclosure Schedules.

Section 4.03 Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by the Company pursuant to Section 7.08, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement has been, and each Transaction Document to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document (when executed and delivered by the Company) will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 Consents and Requisite Governmental Approvals; No Violations. (a) No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) the filings and approvals set forth in Section 4.04(a) of the Company Disclosure Schedules, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) filing of the Certificate of Merger under the DGCL, (v) the approvals and consents to be obtained on behalf of Merger Sub pursuant to Section 7.06 or (vi) any actions, notices, consents, approvals, waiver or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the execution or delivery by the Company of this Agreement or any Transaction Document to which it is or will be a party, the performance by it of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which the Company or any of its Subsidiaries is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.05 Capitalization. (a) Section 4.05 of the Company Disclosure Schedules sets forth, as of the date of this Agreement, and the Allocation Schedule sets forth, as of immediately prior to Closing, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the legal, record and beneficial owners thereof and (iii) the pro forma post-Conversion table of Convertible Loan Agreements. All of the Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Shareholder Agreement or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than (i) Liens that would not delay, impair or prohibit the ability of any such Equity Securities participating in the Exchange or (ii) transfer restrictions under applicable Securities Laws or under the Company Shareholder Agreement). Other than the Convertible Loan Agreements and any awards to be granted prior to Closing with the written consent of SPAC under the Incentive Equity Plan, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(b) The aggregate amount of the Change of Control Payments of the Company does not exceed the amount set forth in Section 4.05(b)(i) of the Company Disclosure Schedules. As of the date of this Agreement, the Change of Control Payments are as set forth in the Contracts or, if not set forth in a Contract, set forth as to recipients and amounts, listed in Section 4.05(b)(ii) of the Company Disclosure Schedules.

(c) Annex A hereto sets forth, (i) as of the date of this Agreement, a list of the Persons entering into the Undertakings; and (ii) as of immediately prior to the Closing, the number and class or series (as applicable) of all of the Equity Securities of the Company that are held legally, of record and beneficially by the Company Shareholders. There are no Equity Securities of the Subsidiaries of the Company outstanding except Equity Securities that are (i) held by the Company or its Subsidiaries or (ii) Equity Securities listed on Annex A.

(d) Section 4.05(d) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of July 26, 2022, including, as applicable, the principal amount of such Indebtedness, the outstanding balance as of July 26, 2022, and the debtor and the creditor thereof, as applicable.

Section 4.06 Capitalization of Subsidiaries. Section 4.06 of the Company Disclosure Schedule sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the legal, record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

Section 4.07 Financial Statements. (a) The Company made available to SPAC true, correct and complete copies of the audited consolidated statement of financial position of the Company as of December 31, 2021 (the “Most Recent Balance Sheet”), and the related audited consolidated statements of comprehensive income and cash flows of the Company for the year then ended, and the related notes, prepared in compliance in all material respects, with IFRS as adopted by the European Union (the “Financial Statements”), which are attached as Section 4.07 of the Company Disclosure Schedules and contain an unqualified report of the Company’s auditors). The Financial Statements (including the notes thereto) (x) were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (y) have been audited pursuant to German law and (z) give a true and fair view of the assets, liabilities and the financial position of the Company or any of its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) Each of the financial statements or similar reports of the Company required to be included in the Registration Statement/Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the year ended December 31, 2021 and the nine months ended September 30, 2022, along with unaudited condensed interim financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing Company Financial Statements”) which shall be delivered by the Company to SPAC as soon as reasonably practicable following the date of this Agreement in accordance with Section 7.05, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any interim financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries, as at the date thereof and for the period indicated therein (subject to, in the case of any interim financial statements, normal year-end adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) The Company and the Company’s Subsidiaries maintain and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, have maintained books and records of the Company and the Company’s Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and the Company’s Subsidiaries in all material respects.

(d) Since November 21, 2019, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim from its independent auditor, a member of its internal accounting, audit, treasury or legal functions or a Governmental Authority that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

Section 4.08 Undisclosed Liabilities. Except (a) for Liabilities reflected or reserved for on the Most Recent Balance Sheet, (b) for Liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by clauses (c) or (d) of this Section 4.08), (c) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement, any Transaction Documents, the performance of their respective covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby and (d) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not have any Liabilities.

Section 4.09 Litigation. There is (and since November 21, 2019 there has been) no Action pending or, to the Company’s knowledge, threatened against or involving (a) the Company or any of the Company Subsidiaries, (b) any of the Company’s or Company’s Subsidiaries’ material assets or properties, (c) any of the Company’s or Company’s Subsidiaries’ managers, officers or directors or, to the Company’s knowledge, any of the Company’s or Company’s Subsidiaries’ employees (in each case, in their capacities as such) (in the case of each of clauses (a) through (c), seeking material non-monetary relief or involving an amount in controversy that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) or (d) any of the foregoing in such capacity in a criminal Action. Neither the Company or any of the Company’s Subsidiaries nor any of their properties or assets are subject to any outstanding Governmental Order that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there are (and since November 21, 2019 there have been) no material Actions by the Company or any of its Subsidiaries pending against any other Person.

Section 4.10 Compliance with Laws. (a) The Company and each of its Subsidiaries (i) conducts (and since November 21, 2019 has conducted) its business in accordance with all Laws and Governmental Orders applicable to the Company or any Company Subsidiary, as applicable, and is not in violation of any such Law or Governmental Order and (ii) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Governmental Order, except, in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since November 21, 2019, (i) neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Company’s knowledge, employees, agents or other Persons acting on their behalf, has taken, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, ratification, solicitation or acceptance of the payment, directly or indirectly, of any gift, money, payment, contribution or anything of value to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause the Company or any of its Subsidiaries to be in violation of Anti-Corruption Laws, (ii) neither the Company nor any of its Subsidiaries has been subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, and (iii) neither the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any actual or alleged noncompliance with any Anti-Corruption Law or Sanctions and Export Control Law. The Company and its Subsidiaries have in place policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Sanctions and Export Control Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company or any of its Subsidiaries nor any of their respective directors, officers, or, to the Company’s knowledge, employees, other Representatives or agents (A) is or at any time since November 21, 2019 has been, (1) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (2) located, organized or resident in a country or territory (or government thereof) which is itself the subject of or target of any comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea, Donetsk and Luhansk regions of Ukraine, Russia, Cuba, Iran, North Korea and Syria); (3) an entity 50% or greater owned, directly or indirectly, by one or more Persons described in clause (1) or (2); or (4) otherwise in violation of any applicable Sanctions and Export Control Laws; or (B) has violated any Sanctions and Export Control Laws since November 21, 2019. Since November 21, 2019, neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or licenses, approvals, consents, registrations, franchises or permits (the “Permits”) held by the Company or any of its Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Section 4.10(c) of the Company Disclosure Schedules sets forth a true, correct and complete list of any Governmental PPP Program from which the Company has received, or expects to receive on or after the Closing Date (based on any application submitted prior to the Closing Date), any proceeds. All statements and information provided by or on behalf of the Company or any officer of the Company in connection with any application (including any application for forgiveness) under any Governmental PPP Program, was made in good faith and was true, correct and complete in all material respects, and, to the knowledge of the Company, otherwise not in violation of the requirements of any applicable Governmental Authority or under an applicable Governmental PPP Program. To the knowledge of the Company, any proceeds received by the Company from any Governmental PPP Program have been allocated, used, spent, paid, reserved, or otherwise disbursed or, as applicable, reimbursed, repaid or otherwise refunded, in each case, in accordance with the requirements of any applicable Governmental Authority (including, for the avoidance of any doubt, any procedures set forth in any FAQs or other guidance released by such applicable Governmental Authority, on or prior to the date of such allocation, use, spending, payment, reservation, or disbursement) or under any applicable Governmental PPP Program in respect of such proceeds in all.

Section 4.11 Material Contracts (a) Section 4.11(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.11(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 4.11(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”). True, complete and correct copies of the following Material Contracts have been made available to SPAC:

(i) any Contract relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries (other than any such Contracts relating to Indebtedness solely owing to the Company or any of its Subsidiaries) or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company or any of its Subsidiaries;

(ii) any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person in each case for an aggregate purchase price in excess of €3,500,000 (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company or any of its Subsidiaries has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(iii) any Contract under which the Company or any of its Subsidiaries is a lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed €250,000;

(iv) any Contract under which the Company or any of its Subsidiaries are a lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed €250,000;

(v) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value in excess of €250,000, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of (A) €250,000 annually or (B) €1,000,000 over the term of the agreement;

(vii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or its Subsidiaries to engage or compete in any line of business or with any Person or in any area that would so limit or purport to limit, in any material respect, the operations of the TopCo or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions in favor of the Company’s or such Subsidiary’s counterparty to such Contract, (C) contains “take or pay”, “requirements” or other similar provisions obligating the Company or any of its Subsidiaries to provide the quantity of goods or services required by another Person, or (D) contains any other provisions restricting or purporting to restrict the ability of the Company or its Subsidiaries to sell, manufacture, develop, commercialize, directly or indirectly through third parties, or to solicit any potential employee or customer, in the case of each of the foregoing clauses (A), (B), (C) and (D), in any material respect or that would so limit or purports to limit, in any material respect, TopCo or any of its Affiliates after the Closing;

(viii) any Contract that (A) relates to (1) the licensing of, or grant of other rights under, material Intellectual Property to or from the Company or any Subsidiaries, or (2) the ownership, development or use of any Intellectual Property, or (B) affects the Company’s or any Subsidiaries’ ability to use, enforce or disclose any Intellectual Property in connection with the resolution of any claim or dispute related to Intellectual Property, excluding in the case of either (A) or (B) (x) non-exclusive end-user licenses for unmodified, commercially available, off-the-shelf Software, with an aggregate fee of less than €250,000, and (y) non-exclusive licenses granted by the Company or a Subsidiary to customers in the ordinary course of business consistent with past practice;

(ix) any Contract requiring the Company or its Subsidiaries to guarantee the Liabilities of any Person (other than the Company or any Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company or any Subsidiary, in each case in excess of €250,000;

(x) any Contract under which the Company or any Subsidiary has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than between the Company and any Subsidiary) outside of the ordinary course of business or, individually or in the aggregate, in an amount in excess of €400,000 or made any capital contribution to, or other investment in, any Person;

(xi) any settlement or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of €250,000 in the aggregate after the date of this Agreement, (B) with a Governmental Authority, or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on the Company or any of its Subsidiaries (or TopCo or any of its Affiliates after the Closing);

(xii) any Contract with a director, shareholder, executive officer, other employee or individual service provider of the Company or its Subsidiaries, in each case, with annual base compensation in excess of €350,000 or that (A) provides for Change of Control Payments or (B) provides for retention bonuses, severance, or similar payments in excess of €500,000;

(xiii) any Lease involving annual lease payments in excess of €250,000;

(xiv) any (A) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing, joint development, material research and development or other similar Contract, and (B) any Contract establishing any joint venture, profit-sharing, partnership, co-promotion, commercialization, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole (other than joint ventures, profit-sharing, partnerships, co-promotion, commercialization, strategic alliances, and other collaborations entered into for purposes of a specific project or group of projects and which are not material to the business of the Company and its Subsidiaries taken as a whole);

(xv) any other Contract the performance of which requires either (A) annual payments to or from the Company or any Subsidiary in excess of €400,000 or (B) aggregate payments to or from the Company or any Subsidiary in excess of €1,000,000 over the term of the agreement and, in each case, that is not terminable by the Company or any Subsidiary without material penalty upon less than sixty days’ prior written notice; and

(xvi) any collective bargaining agreement or other Contract with any labor union, works council or labor organization (each, a “Labor Agreement”).

(b) Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Material Contract is (i) in full force and effect and (ii) a legal, valid and binding obligation of the Company or any of its Subsidiaries party thereto, enforceable in accordance with its terms against the Company or its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no material breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party under any Material Contract, and, to the knowledge of the Company, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since November 21, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of the Company or any of its Subsidiaries thereunder.

Section 4.12 Company Benefit Plans. (a) Section 4.12 of the Company Disclosure Schedules sets forth a true, correct and complete list, of each material Company Benefit Plan, excluding any Contract with an individual director, executive officer, other employee or individual service provider of the Company or its Subsidiaries unless such individual has an annual base compensation of more than €300,000 or the Contract provides for retention bonuses, severance, or similar payments of more than €300,000.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been established, operated and administered in compliance with its terms and all applicable Laws. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto), any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any plan that is or was subject to Section 412 of the Code or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has any liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or on account of at any time being considered a single employer under Section 414 of the Code with any other Person. Neither the Company nor any of its Subsidiaries has any obligation to provide any post-ownership or post-termination welfare benefits other than as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(d) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions would reasonably be expected to (whether alone or in connection with any subsequent event) (i) result in the acceleration or creation of any rights of any Person to payments or benefits or increases in any payments or benefits under any Company Benefit Plan or otherwise, (ii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any Person under any Company Benefit Plan or otherwise or (iii) result in severance pay or any increase in severance pay upon any termination of employment.

(e) The Company and its Subsidiaries do not maintain any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A, 457A or 4999 of the Code or otherwise.

(f) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code or Section 457A of the Code has been established, documented, operated and maintained in compliance with Section 409A of the Code or Section 457A of the Code in all material respects, and all applicable regulations and notices issued thereunder.

(g) No payment, amount or benefit that would reasonably be expected to be, or has been, received by or provided to (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) any current or former employee, officer, shareholder, director or other individual independent contractor of the Company and its Subsidiaries or any of its Affiliates as a result of the execution and delivery of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event) would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 4.13 Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to (including through membership in an employer’s association), or bound by (including for the avoidance of doubt being bound by any Governmental Order (e.g., declaration of generally applicability (Allgemeinverbindlichkeitserklärung) under German Law)), any Labor Agreement, nor is there any duty or obligation on the part of the Company or any of its Subsidiaries to consult or bargain with, receive consent from or notify any labor union, works council, labor organization or other employee representative, which is representing any employee of the Company or its Subsidiaries, in connection with the transaction as contemplated in this Agreement, prior to the execution of this Agreement. To the knowledge of the Company, none of the Company’s or any of its Subsidiaries’ employees are represented by any labor union, works council or labor organization with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, since November 21, 2019, there have been no activities or proceedings by any labor union, works council, other labor organization to organize any of the Company’s or any of its Subsidiaries’ employees. Since November 21, 2019, there has been no actual or, to the knowledge of the Company, threatened unfair labor practices charge, material labor dispute, material labor grievance, material labor arbitration, strike, organized labor slowdown, lockout, material concerted refusal to work overtime, or organized labor work stoppage against or affecting the Company or any of its Subsidiaries.

(b) Except as would not result in a material Liability for the Company and its Subsidiaries, each individual, who is providing or, since November 21, 2019, has provided services to the Company and its Subsidiaries as an individual independent contractor or consultant is or was properly classified and treated as such for all applicable purposes.

(c) The Company and its Subsidiaries are, and since November 21, 2019 have been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices. Since November 21, 2019, there have been no sexual harassment allegations or employment discrimination allegations raised, brought or, to the knowledge of the Company, threatened to be brought, or settled relating to any officer, director, or executive of the Company or any of its Subsidiaries that, if known to the public, would bring the Company or its Subsidiaries into material disrepute.

(d) No facility closure or shutdown, reduction-in-force, furlough, short-time work (other than in relation to COVID-19), temporary layoff, material reduction in hours, or material reduction in salary or wages affecting employees of the Company or its Subsidiaries has occurred since November 21, 2019 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company and its Subsidiaries have not experienced any material employment-related liability with respect to COVID-19. To the extent furlough or short-time work schemes have occurred since November 21, 2019 in relation to COVID-19, the Company and its relevant Subsidiaries, respectively, complied with all legal and factual requirements with respect to any related public subsidy or reimbursement, including, but not limited to, with respect to short-time work allowances and reimbursements of social security contributions.

(e) To the knowledge of the Company, no current employee of the Company or its Subsidiaries with annualized compensation at or above €300,000, has provided notice of his or her intent to terminate his or her employment in calendar year 2022.

Section 4.14 Taxes. (a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed (taking into account applicable extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with IFRS.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to a material amount of Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) No Subsidiary of the Company that is incorporated in the United States has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the past two years.

(f) No subsidiary of the Company incorporated in the United States has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) There are no Liens with respect to any material amount of Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or any other applicable Law, (ii) as a transferee or successor or (iii) by Contract (except, in each case of clauses (ii) and (iii), for liabilities pursuant to customary commercial contracts not primarily relating to Taxes).

(i) Neither the Company nor any of its Subsidiaries is a party to, or bound by or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are customary commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(j) Neither the Company nor any of its Subsidiaries (other than TopCo) is considered a Tax resident in any jurisdiction other than its jurisdiction of formation nor has created or is considered to have a permanent establishment in any country other than the country in which it is established.

(k) Neither the Company nor any Subsidiary has taken or agreed to take any action, nor to the knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their Intended Tax Treatments.

(l) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition, in each case, made by the Company or any of its Subsidiaries prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by the Company or any of its Subsidiaries prior to the Closing, (iii) change in method of accounting of the Company or any of its Subsidiaries for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Company or any of its Subsidiaries prior to the Closing.

(m) One or more of the Company’s Subsidiaries is currently engaged in an active trade or business outside the United States within the meaning of Treasury Regulations Section 1.367(a)-3(c)(3)(i)(A), and has been so engaged continuously at all times since January 1, 2019. The Company has owned all of the equity of such Subsidiaries of the Company (directly or indirectly) at all times since January 1, 2019. Neither the Company nor any Subsidiary of the Company has an intention to substantially dispose of or discontinue such trade or business or dispose of the stock of such Subsidiaries of the Company conducting such trade or business.

(n) Neither the Company nor any of its Subsidiaries is treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or otherwise as a domestic corporation as a result of the application of Section 7874(b) of the Code.

Section 4.15 Insurance. Section 4.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date of this Agreement. All such policies are in full force and effect as of the date of this Agreement, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. As of the date of this Agreement, no claim by the Company or any of its Subsidiaries is pending under any such policies as to which coverage has been denied by the insurers thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any such policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such policies.

Section 4.16 Permits. Each of the Company and its Subsidiaries holds all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company and its Subsidiaries. The Company is, and since November 21, 2019 has been, in compliance with the terms of all the Material Permits except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company or any of its Subsidiaries to be in compliance in all material respects with the terms of the Material Permits.

Section 4.17 Property; Sufficiency of Assets.

(a) Owned Real Property. Except as set forth in Section 4.17(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries owns any real property or interest therein.

(b) Leased Real Property. Section 4.17(b) of the Company Disclosure Schedules lists, as of the date of this Agreement, (i) the address of each Leased Real Property (other than temporary construction site offices relating to individual projects); and (ii) the Leased Real Property in respect of which the Company or any of its Subsidiaries are required to pay €250,000 or more annually in rent (the “Material Leased Real Property”). The Company has made available to SPAC true, correct and complete copies of the Contracts (including all modifications, amendments, guarantees, supplements, waivers, extensions, renewals, side letters and other agreements with respect thereto) pursuant to which the Company or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Material Leased Real Property or is otherwise a party with respect to the Material Leased Real Property (the “Leases”). Each Lease is in full force and effect and is a valid, legal and binding obligation of the Company or its Subsidiary that is a party thereto, enforceable in accordance with its terms against the Company or its Subsidiary (as applicable) and, to the Company’s knowledge, each other party thereto, subject, in each case, to the Enforceability Exceptions. The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and materially undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. Except as set forth on Section 4.17(b) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries has a sublease, license or other Contract granting to any Person the right to use or occupy any Leased Real Property or any portion thereof. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other party under any Lease is in material breach or default under any Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any Lease or would permit the termination thereof by any party of any Lease. The Leased Real Property identified in Section 4.17(b) of the Company Disclosure Schedules comprises all of the real property necessary to conduct the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries that is a party to a Lease has assigned, transferred, conveyed, mortgaged, deed in trust, encumbered, or collaterally assigned or granted any other security interest in any Lease or any interest therein.

(c) Personal Property. The Company and each of its Subsidiaries own and have good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material (i) equipment, tangible personal property and tangible assets of the Company and its Subsidiaries and (ii) assets and properties of the Company and its Subsidiaries, in each case of clauses (i) and (ii), free and clear of all Liens (other than Permitted Liens) and as reflected in the Financial Statements or thereafter acquired by the Company or any of its Subsidiaries, except for assets disposed of in the ordinary course of business.

(d) Assets; Sufficiency. The tangible assets and properties of the Company and its Subsidiaries are in good operating condition in all material respects (normal wear and tear excepted) and are fit, in all material respects, for use in the ordinary course of business, and no material uninsurable damage has, since the Most Recent Balance Sheet, occurred with respect to such assets and properties. Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Company and its Subsidiaries will constitute all of the assets necessary to conduct the business immediately after the Closing in all material respects as it is conducted on the date of this Agreement. The Company and each of its Subsidiaries own, lease, license or have the legal right to use or otherwise hold good, valid and enforceable title to all the properties, assets, tangible or intangible, of the Company and its Subsidiaries reflected on the Financial Statements (collectively, the “Company Assets”), except for any Company Assets, that have been sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the applicable balance sheets. The Company Assets are not subject to any Liens (other than Permitted Liens). At the Closing, the Company and each of its Subsidiaries will, directly or indirectly, own, with good, valid and enforceable title, or lease, under valid and enforceable leases, or have legal right or license to use, the Company Assets, free and clear of any Liens (other than Permitted Liens).

Section 4.18 Intellectual Property and IT Security. (a) Section 4.18(a) of the Company Disclosure Schedules lists each material patent, registered trademark, registered service mark or domain name owned by the Company or any of its Subsidiaries as of the date of this Agreement for which applications have been filed or registrations or patents have been obtained as of the date of this Agreement (collectively, the “Registered Intellectual Property”). To the knowledge of the Company, all of the Registered Intellectual Property is subsisting, valid and enforceable. The Company or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission, all material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or otherwise used in the operation of the business of the Company and its Subsidiaries, as presently conducted, except for such Intellectual Property with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (it being understood that this Section 4.18(a) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property).

(b) To the knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries, and the business conducted thereby, are not currently infringing upon, misappropriating or otherwise violating any material Intellectual Property rights of any Person, and have not since November 21, 2019, infringed upon, misappropriated, or otherwise violated any material Intellectual Property rights of any Person. Since November 21, 2019, the Company and its Subsidiaries have not received any communication, and no action has been instituted, settled or, to the knowledge of the Company and its Subsidiaries, threatened, that alleges any such infringement, violation or misappropriation of any material Intellectual Property rights of any Person. No third party is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of its Subsidiaries nor has any third party, since November 21, 2019, infringed upon, misappropriated or otherwise violated any material Intellectual Property of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are in material compliance with all license, maintenance, support and services agreements for third party Software used in its business.

(d) The Company and its Subsidiaries have taken commercially reasonable steps under the circumstances to maintain and protect all of the Intellectual Property of the Company and its Subsidiaries (including the confidentiality thereof). Each current or former consultant and contractor of the Company and its Subsidiaries has entered into a written agreement with the applicable Company or Subsidiary assigning to the Company or such Subsidiary all material Intellectual Property created by such Person within the scope of such Person’s duties to the Company or such Subsidiary and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company or such Subsidiary. To the knowledge of the Company, no current or former consultant or contractor of the Company or any Subsidiary has breached or is in breach of any such agreement.

(e) The Company and its Subsidiaries possess or have the right to use all source code and other documentation and materials necessary to compile and operate their products. Neither the Company nor any Subsidiary (i) has disclosed, delivered, licensed or otherwise made available, or (ii) has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Software owned by the Company or any Subsidiary to any person.

(f) None of the material Software of the Company or any Subsidiary is based on Open Source Software in a manner that has or would (i) require any public distribution of any such Software, (ii) create obligations for the Company or any Subsidiary to grant, or purport to grant, to any Person any rights under any material Intellectual Property owned by the Company or any of its Subsidiaries (including any patent non-asserts or patent licenses), (iii) impose any present economic limitations on the Company’s or any Subsidiaries’ commercial exploitation thereof, or (iv) require that any other licensee of the Software be permitted to modify, make derivative works of or reverse-engineer any such Software.

(g) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain the security, confidentiality, continuous operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby), including the implementation of appropriate procedures to ensure that the IT Systems are free of any Viruses. The Company and its Subsidiaries have back-up and disaster recovery arrangements for the continued operation of their business in the event of a failure of their IT Systems that are, in the reasonable determination of the Company’s management team, in accordance with standard industry practice. Since November 21, 2019, the Company and its Subsidiaries have not experienced any Security Incidents.

(h) The IT Systems (i) are sufficient for the current needs of the business of the Company and its Subsidiaries as currently conducted, (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of licenses as necessary for the operation of the Company and its Subsidiaries, and (iii) are owned by, leased by or licensed to, the Company or its Subsidiaries. To the knowledge of the Company and its Subsidiaries, the IT Systems do not contain any Viruses that could reasonably be expected to materially impact the confidentiality, integrity and availability of IT Systems.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company’s and its Subsidiaries’ processing, collection, use, disclosure, storage, security and transfer of Personal Information complies in all respects with, and since November 21, 2019 has complied in all material respects with (i) any Contract to which any of them is a party, (ii) any of their published privacy policies and (iii) any applicable Privacy Laws. The Company and its Subsidiaries have implemented and maintained adequate policies, procedures and systems in accordance with applicable Privacy Laws, including appropriate technical and organizational measures that ensure that Personal Data is protected against accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Information transmitted, stored or otherwise processed. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not received any complaints, notices of investigation, written notices, orders, correspondence or claims from any consumers, Governmental Authority, Person or other entities alleging a breach of, or non-compliance with, the Privacy Laws, or relating to any information security related incidents, and, to the knowledge of the Company and its Subsidiaries, no circumstances exist which are likely to result in any such complaints, investigations, notices, orders, correspondence or claims being sent, served, given or made that would be expected to have a material impact on the Company or its Subsidiaries.

Section 4.19 Environmental Matters. (a) The Company and its Subsidiaries are, and since November 21, 2019 have been, in compliance in all material respects with all applicable Environmental Laws.

(b) Each of the Company and its Subsidiaries holds and is in compliance with, and has since November 21, 2019 held and been in compliance in all material respects with, all Permits that are materially required under applicable Environmental Laws to own, lease or operate its properties and assets and to conduct its business.

(c) Since November 21, 2019, neither the Company nor any of its Subsidiaries has received any written notice or report of any material violations of, or material liabilities arising under, Environmental Laws, including any material violations concerning any Hazardous Materials.

(d) There has been no release of, contamination by, or exposure of any Person to, any Hazardous Materials at, in, on or under any current or former Leased Real Property, or at any other location in connection with the Company’s or its Subsidiaries’ operations, in each case as has resulted or would result in material liabilities to the Company or its Subsidiaries arising under Environmental Law.

(e) Neither the Company nor any Subsidiary has assumed, undertaken or provided an indemnity with respect to any material liability of any other Person arising under Environmental Law.

(f) The Company and its Subsidiaries have made available to SPAC copies of any material environmental reports and other material environmental documents related to the Company, its Subsidiaries and the Leased Real Property, including any written communication or notices received from or sent to any Governmental Authority concerning any material Liability under Environmental Law, in each case that are in their possession or under their reasonable control.

Section 4.20 Absence of Changes. During the period beginning on the date of the Most Recent Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Transaction Document or in connection with the transactions contemplated hereby and thereby, (i) the Company and its Subsidiaries have conducted their respective business in the ordinary course in all material respects, (ii) except as set forth on Section 4.20 of the Company Disclosure Schedules, the Company has not taken any action that would require the consent of SPAC if taken after the date of this Agreement and, prior to Closing, pursuant to Section 7.01(b)(i), (ii), (iii), (iv), (vii), (xi) and (xiv), the Company has not made any Change of Control Payment.

Section 4.21 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates for which the Company has any obligation.

Section 4.22 Transactions with Affiliates. Except for the Contracts and transactions set forth on Section 4.22 of the Company Disclosure Schedules, there are no Contracts or transactions between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries or any family member or Affiliate of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”) other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business, (ii) the Company Shareholder Agreement and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.01(b) or entered into in accordance with Section 7.01(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Company or (D) owes any material amount to, or is owed any material amount by, the Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 7.01 or entered into in accordance with Section 7.01). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.22 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.22) are referred to herein as “Company Related Party Transactions”.

Section 4.23 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Company and its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SPAC’s Holders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.24 Undertakings. Each of the Undertakings is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company or, to the Company’s knowledge, the Company Shareholders or the Lenders. There are no other agreements, side letters or arrangements between or among the Company, TopCo or the Company Shareholders or the Lenders relating to the matters addressed by the Undertakings (other than the Transaction Documents). To the Company’s knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company or the Company Shareholders or the Lenders under any material term or condition of the Undertakings.

Section 4.25 No TID U.S. Business. Neither the Company nor any of its Subsidiaries is a TID U.S. business (as such term is defined at 31 CFR §800.248).

Section 4.26 Top Suppliers. (a) Section 4.26 of the Company Disclosure Schedules sets forth a complete and accurate list of the ten largest suppliers of the Company and its Subsidiaries, taken as a whole, based on euro amount of expenditures for the 12-month period ending on the date hereof (collectively, the “Top Suppliers”).

(b) No Top Supplier or other material supplier, vendor, collaborator, distributor or licensor of the Company has cancelled, or otherwise terminated, or given written or, to the knowledge of the Company, oral notice that it intends to terminate any of its business relationships with the Company or any of its Subsidiaries. There has been, and is no, material dispute or controversy or, to the knowledge of the Company, threatened material dispute or controversy between the Company or any of its Subsidiaries on the one hand, and any Top Supplier, on the other hand.

Section 4.27 Vehicle Certification and Manufacturing. (a) Except as set forth in Section 4.27 of the Company Disclosure Schedules or would reasonably be expected to have a material adverse effect, the e.wave X vehicle developed by the Company and its Subsidiaries complies with applicable Law, including the standards regulations, certifications, testing and licensing requirements imposed by governments and regulatory agencies in the European Union, Germany and any other jurisdiction in which the Company currently operates or anticipates operating within the 12 months following the date of this Agreement such as, for example Regulation (EU) 2019/2144 (General Safety Regulation) of the European Parliament and of the Council of November 27, 2019 (“GSR”) promulgated by the European Union.

(b) Except as set forth in Section 4.27(b) of the Company Disclosure Schedules or would not reasonably be expected to have a material adverse effect, the Company and its subsidiaries have made the necessary contractual arrangements with reputable contractors to begin construction of the Company’s facility in Bulgaria by year end 2022.

Section 4.28 Investigation; No Other Representations. (a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of SPAC and TopCo and (ii) it has been furnished with or given access to such documents and information about SPAC and TopCo and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party and no other representations or warranties of SPAC or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party, neither SPAC nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.29 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, ARTICLE V, THE TRANSACTION DOCUMENTS OR THE UNDERTAKINGS, NEITHER THE COMPANY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO SPAC OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, ARTICLE V, THE TRANSACTION DOCUMENTS OR THE UNDERTAKINGS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR ANY OF ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Article V

Representations and Warranties Relating to Topco and Merger Sub

Except as set forth in the Company Disclosure Schedules (but subject to the terms of Section 12.08), each of the Company, TopCo and Merger Sub hereby represents and warrants to SPAC as follows:

Section 5.01 Corporate Organization. Each of TopCo and Merger Sub is a corporation, exempted company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable).

Section 5.02 Due Authorization. Each of TopCo and Merger Sub has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by Merger Sub pursuant to Section 7.06, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of each of TopCo and Merger Sub and no other proceeding on the part of TopCo or Merger Sub, as the case may be, is necessary to authorize this Agreement or such Transaction Documents or performance by TopCo or Merger Sub, as the case may be, hereunder or thereunder. This Agreement has been, and each Transaction Document to which TopCo or Merger Sub, as the case may be, will be party will be, duly and validly executed and delivered by TopCo or Merger Sub, as the case may be, and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which TopCo or Merger Sub, as the case may be, will be party, will constitute a legal, valid and binding obligation of TopCo or Merger Sub, as the case may be, enforceable against TopCo or Merger Sub, as the case may be, in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Capitalization. (a) On the Closing Date, immediately prior to the Exchange, the issued share capital of TopCo shall consist of one TopCo Ordinary Share, which shall be duly authorized, validly issued and subject to a payment obligation of €0.12 only. On the Closing Date, immediately following the Closing, such issued and outstanding TopCo Ordinary Share (i) shall have been issued in compliance with the Governing Documents of TopCo and applicable Law and (ii) shall not have been issued in breach or violation of any preemptive rights or Contract. Except as set forth in the second sentence of this Section 5.03(a), immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be no other TopCo Ordinary Shares or other equity securities of TopCo authorized, reserved, issued or outstanding.

(b) TopCo is the sole shareholder of Merger Sub. Prior to the Exchange, TopCo has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any equity securities in any Person other than Merger Sub and, after giving effect to the Exchange, TopCo will have no Subsidiaries other than Merger Sub and the Company and its Subsidiaries.

(c) Immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for TopCo Ordinary Shares or any other Contracts to which TopCo is a party or by which TopCo is bound obligating TopCo to issue or sell any shares of capital stock of, other equity interests in or debt securities of, TopCo, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in TopCo and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of TopCo Ordinary Shares, in each case except as expressly provided for in this Agreement or the transactions contemplated thereby.

Section 5.04 Consents and Requisite Governmental Approvals; No Violations. (a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of TopCo or Merger Sub with respect to TopCo’s and Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the other Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing of the Certificate of Merger under the DGCL, (iv) the approvals and consents to be obtained by Merger Sub pursuant to Section 7.06, or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the execution, delivery or performance by TopCo and Merger Sub of this Agreement nor the Transaction Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of the TopCo or Merger Sub’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which TopCo or Merger Sub is a party, (iii) violate, or constitute breach under, any Governmental Order or applicable Law to which TopCo or Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens), except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.05 Business Activities. Each of TopCo and Merger Sub was organized or formed solely for the purpose of entering into this Agreement, the Transaction Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incidental or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 5.06 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TopCo or Merger Sub or any of their Subsidiaries or Affiliates for which TopCo or Merger Sub have or will have any obligation.

Section 5.07 Tax Matters. (a) For U.S. federal income Tax purposes, TopCo is, and has been since the date of its formation, treated as an association taxable as a corporation.

(b) Neither TopCo nor Merger Sub has taken or agreed to take any action, nor to the knowledge of TopCo or Merger Sub are there any facts or circumstances, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their Intended Tax Treatments.

(c) TopCo does not have a plan to liquidate SPAC, or cause SPAC to be liquidated, for U.S. federal income tax purposes; provided, that it is understood that Topco, the Company and SPAC can engage in the Post-Closing Integration Transactions.

Section 5.08 Investment Company Act. TopCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.09 Investigation; No Other Representations. (a) Each of TopCo and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of SPAC and (ii) it has been furnished with or given access to such documents and information about SPAC and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, each of TopCo and Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party and no other representations or warranties of SPAC or any other Person, either express or implied, and each of TopCo and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party, neither SPAC nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 5.10 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV, THIS ARTICLE V, THE TRANSACTION DOCUMENTS OR THE UNDERTAKINGS, NEITHER TOPCO, MERGER SUB NOR OR ANY OTHER PERSON MAKES, AND EACH OF TOPCO AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF TOPCO OR MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO SPAC OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF TOPCO AND MERGER SUB BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, THIS ARTICLE V, THE TRANSACTION DOCUMENTS OR THE UNDERTAKINGS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY TOPCO OR MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF TOPCO OR MERGER SUBS, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Article VI

Representations and Warranties Relating to SPAC

Except as set forth in (a) the SPAC Disclosure Schedules (but subject to the terms of Section 12.08) or (b) any SPAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC hereby represents and warrants to the Company, TopCo and Merger Sub as follows:

Section 6.01 Corporate Organization. SPAC is a blank check company duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the DGCL. The copies of SPAC’s Governing Documents as in effect on the date hereof previously made available by SPAC to the Company are true, correct and complete, are in full force and effect and have not been amended.

Section 6.02 Due Authorization. SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which SPAC is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the SPAC Stockholder Approval by the Pre-Closing SPAC Holders at the Special Meeting, the execution and delivery of this Agreement, the Transaction Documents to which SPAC is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of SPAC. This Agreement has been, and each Transaction Document to which SPAC is or will be upon execution thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company, a valid, legal and binding agreement of SPAC (assuming this Agreement has been and the Transaction Documents to which SPAC is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against SPAC in accordance with their terms, subject to the Enforceability Exceptions.

Section 6.03 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against or involving SPAC that, if adversely decided or resolved, would be material to SPAC. Neither SPAC nor any of their respective properties or assets is subject to any material Governmental Order. As of the date of this Agreement, there are no material Proceedings by SPAC pending against any other Person.

Section 6.04 Compliance with Applicable Law. SPAC is (and since its incorporation has been) in compliance with all applicable Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 6.05 Consents and Requisite Government Approvals; No Violations. (a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing of the Certificate of Merger under the DGCL, (iv) the SPAC Stockholder Approval or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

(b) Neither the execution, delivery or performance by SPAC of this Agreement nor the Transaction Documents to which SPAC is or will be a party nor the consummation by SPAC of the transactions contemplated hereby and thereby will (i) result in any breach of any provision of SPAC’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which SPAC is a party or by which SPAC or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which SPAC or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SPAC, except in the case of clauses (ii) and (iii) above, as would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 6.06 Trust Account. As of the date of the Agreement, SPAC has an amount in cash equal to at least $234,600,000 in a trust account (the “Trust Account”). The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated October 19, 2021 (the “Trust Agreement”), between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect and/or that would entitle any Person to any portion of the proceeds in the Trust Account, (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SPAC Holders who shall have elected to redeem their pre-Closing SPAC Class A Shares pursuant to the Governing Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the Pre-Closing SPAC Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement. As of the date of this Agreement, SPAC has performed all material obligations required to be performed by it to date, and is not in material breach or default, or delinquent in performance in any material respect or any other respect (claimed or actual) in any material respect, under the Trust Agreement, and, to the knowledge of SPAC, no event has occurred which (with due notice or lapse of time or both) would constitute a material default thereunder. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since October 22, 2021, SPAC has not released any money from the Trust Account except as permitted pursuant to the Trust Agreement and the Governing Documents of SPAC. Upon the consummation of the transactions contemplated herein (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes, (B) to the Pre-Closing SPAC Holders who have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC and (C) TopCo, each in accordance with the terms of and as set forth in the Trust Agreement), SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to dissolve, liquidate or distribute any assets held in the Trust Account by reason of the consummation of such transactions, and the Trust Agreement shall terminate in accordance with its terms.

Section 6.07 Brokers. Except for the fees and commissions described in Section 6.07 of the SPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SPAC for which SPAC has any obligation.

Section 6.08 SEC Filings. SPAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing through the date hereof, the “SPAC SEC Reports”). Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SPAC SEC Reports. As of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.

Section 6.09 Internal Controls; Listing; Financial Statements. (a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements included in the SPAC SEC Reports (collectively, the “SPAC Financial Statements”) for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC.

(b) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, except as set forth in Section 6.09(c) of SPAC Disclosure Schedules, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange. The SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange. As of the date of this Agreement, there is no Proceeding pending or, to the SPAC’s knowledge, threatened against SPAC by the Stock Exchange or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on the Stock Exchange. SPAC has not taken any action that is designed to terminate the registration of SPAC Class A Shares under the Exchange Act.

(d) The SPAC SEC Reports contain true and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets, and liabilities of SPAC in all material respects.

(f) Since its incorporation, SPAC has not received any written complaint, allegation, assertion or claim of any (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(g) Section 6.09(g) of the SPAC Disclosure Schedules sets forth a list of all Indebtedness of SPAC as of the date of this Agreement.

Section 6.10 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 6.10 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, (c) reflected or reserved for in the most recent balance sheet in the SPAC Financial Statements included in the SPAC SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by clauses (b) or (c) of this Section 6.10), or (e) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC, SPAC has no Liabilities.

Section 6.11 Taxes. (a) All material Tax Returns required by Law to be filed by SPAC have been timely filed (taking into account applicable extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by SPAC have been paid, other than Taxes which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP.

(c) SPAC has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) SPAC is not engaged in any audit, administrative proceeding or judicial proceeding with respect to a material amount of Taxes. SPAC has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where SPAC does not file a Tax Return that SPAC is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC and no written request for any such waiver or extension is currently pending.

(e) SPAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since its formation.

(f) There are no Liens with respect to any material amounts of Taxes on any of the assets of SPAC, other than Permitted Liens.

(g) SPAC does not have any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or any other applicable Law, (ii) as a transferee or successor or (iii) by Contract (except, in each case of clauses (ii) and (iii), for liabilities pursuant to customary commercial contracts not primarily relating to Taxes).

(h) SPAC is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(i) SPAC is not considered a Tax resident in any jurisdiction other than its jurisdiction of formation nor has created or is considered to have a permanent establishment in any country other than the country in which it is established.

(j) SPAC has not been party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) SPAC will not be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made by SPAC prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by SPAC prior to the Closing, (iii) change in method of accounting of SPAC for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by SPAC prior to the Closing.

(l) SPAC has not taken or agreed to take any action, nor to the knowledge of SPAC are there any facts or circumstances, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their Intended Tax Treatments.

Section 6.12 Capitalization. (a) Section 6.12(a) of the SPAC Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of the number and class or series (as applicable) of the issued and outstanding SPAC Shares and the SPAC Warrants. All outstanding Equity Securities of SPAC (except to the extent such concepts are not applicable under the applicable Law of SPAC’s jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of SPAC and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than as set forth under the Governing Documents of SPAC or transfer restrictions under applicable Securities Laws) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except (i) for this Agreement, (ii) the Transaction Documents and the transactions contemplated hereby and thereby, (iii) as set forth in the Governing Documents of SPAC and (iv) as set forth on Section 6.12(a) of SPAC Disclosure Schedules, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require SPAC, and, except as expressly contemplated by this Agreement or the Transaction Documents, there is no obligation of SPAC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC.

(b) As of the date of this Agreement, (i) the authorized share capital of SPAC consists of 100,000,000 SPAC Class A Shares, 10,000,000 SPAC Class B Shares and 1,000,000 preference shares of a par value of $0.0001 per share and (ii) all of the issued and outstanding SPAC Shares (A) are duly authorized, validly issued, fully paid and nonassessable, (B) have been issued in compliance in all material respects with applicable Law and (C) were not issued in breach or violation of any preemptive rights or Contract to which SPAC is a party or bound.

(c) As of the date of this Agreement, SPAC has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

Section 6.13 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SPAC Holders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.14 Investigation; No Other Representations. (a) SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV, Article V, in the Transaction Documents to which it is a party and the Undertakings and no other representations or warranties of the Company, TopCo or any other Person, either express or implied, and SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV, Article V, in the Transaction Documents to which it is a party and the Undertakings, neither the Company, TopCo nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 6.15 Absence of Changes. During the period beginning on January 1, 2022 and ending on the date of this Agreement, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement; and (b) SPAC has not taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to Closing pursuant to Section 8.01(b), (c), (e), (f) or (i).

Section 6.16 Business Activities. (a) Since formation, SPAC has not conducted any business activities other than (i) activities related to SPAC’s initial public offering or directed toward the evaluation, negotiation, accomplishment or consummation of a business combination (including the Transactions) or (ii) activities that are immaterial in nature.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Section 6.16 of SPAC’s Disclosure Schedules sets forth a list of all Contracts as of the date of this Agreement to which SPAC is a party or otherwise bound (other than this Agreement and any Transaction Document) which (i) require or will reasonably be expected to require payments by SPAC in excess of $200,000 in the aggregate; (ii) provide for material obligations of SPAC that will or will reasonably be expected to be complied with or performed following the Closing or under which material liabilities of SPAC will or will reasonably be expected to arise or remain outstanding in each case on or following the Closing or (iii) are otherwise material to SPAC.

(d) SPAC does not own or lease any real or personal property.

Section 6.17 Employees; Benefit Plans. As of the date of this Agreement, (a) other than any officers as described in the SPAC SEC Reports, SPAC does not have and has never had any employees and (b) SPAC does not and has never sponsored, maintained, contributed to or had any liability in respect of any Benefit Plan.

Section 6.18 Investment Company Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 6.19 Transactions with Affiliates. Except for the Contracts and transactions set forth on the SPAC Disclosure Schedules, there are no Contracts or transactions between (a) SPAC, on the one hand, and (b) any SPAC Related Party.

Section 6.20 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, TOPCO, MERGER SUB OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI AND THE TRANSACTION DOCUMENTS, NEITHER SPAC NOR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, TOPCO OR MERGER SUB , OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO OR MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO OR MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article VII

Covenants of the Company, TOPCO and MERGER SUB

Section 7.01 Conduct of Business of the Company. (a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and the Company shall cause its Subsidiaries to, except as (i) expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 7.01(a) of the Company Disclosure Schedules, (iv) as required to comply with COVID-19 Measures or (v) as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed), (A) operate the business of the Company and its Subsidiaries in the ordinary course consistent with past practice in all material respects and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, business relationships, material assets and properties of the Company and its Subsidiaries, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, (i) except as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 7.01(b) of the Company Disclosure Schedules or (iv) as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed, other than with respect to Section 7.01(b)(i) and Section 7.01(b)(x), in which case, such consent shall be subject to SPAC’s sole discretion), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase or redeem any outstanding Equity Securities of the Company;

(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof for an aggregate purchase price in excess of €2,000,000; provided that such action (x) does not impede or impair, limit or materially delay (I) the ability of the Parties to file and have declared effective the Registration Statement/Proxy Statement or (II) the consummation of the Transactions, including, but not limited to, the IP Note or Equity Line of Credit, or (y) result in a Company Material Adverse Effect; provided, however, that the Company shall provide notice to, and consult with, SPAC regarding any such action that is material to the Company’s business.

(iii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the Equity Securities of the Company;

(iv) except as set forth in Section 7.01(b)(iv) of the Company Disclosure Schedules, adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents or the Company Shareholder Agreement;

(v) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company, other than inventory or obsolete equipment in the ordinary course of business or (B) create, subject or incur any Lien on any material assets or properties of the Company (other than a Permitted Lien or in connection with an IP Note and an Equity Line of Credit);

(vi) (A) transfer, sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of Intellectual Property rights in accordance with its maximum statutory term) or otherwise dispose of any Intellectual Property of the Company, (B) disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all of its rights in such trade secrets) or disclose, license, release, deliver, escrow or make available any source code or (C) make any material change to the operation or security of any IT Systems of the Company or any of the Company’s respective rules, policies or procedures with respect to privacy and security requirements for Personal Information that has the result of decreasing the overall operation or security of an IT Systems or decreasing the security of Personal Information;

(vii) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company (including in relation to the Option Exercise, unless a Shareholder Undertaking has been entered into) or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company;

(viii) consent to any transfer of Company Common Stock, unless the transferee has executed a joinder to the Shareholder Undertaking;

(ix) incur, create or assume any Indebtedness, other than ordinary course trade payables or in connection with the Company Interim Financing pursuant to Section 9.09;

(x) (A) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would have, if entered into prior to the date of this Agreement, constituted a Material Contract;

(xi) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person (other than any of the Company and its Subsidiaries; provided that any such loans, advances, capital contributions, guarantees or investments are made in the ordinary course of business consistent with past practice and on terms comparable to those available to such Subsidiary in the market), other than the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

(xii) except as required under the terms of any Company Benefit Plan that is set forth on Section 7.01(b)(xi) of the Company Disclosure Schedules or a Labor Agreement, (A) amend, modify, adopt, enter into or terminate any Company Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Company Benefit Plan if in effect as of the date of this Agreement, (B) increase or decrease, or agree to increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, except in the ordinary course of business consistent with past practice, (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, except in the ordinary course of business consistent with past practice, (D) hire, engage or terminate the employment or engagement of (other than for cause), furlough or temporarily layoff, any director, manager, officer or employee of the Company whose annual base compensation exceeds €300,000, (E) except in the ordinary course of business consistent with past practice, amend, modify, negotiate, adopt, enter into, extend, renew or terminate any Labor Agreement (to the extent such actions do not result in material economic concessions or operational restrictions), (F) recognize or certify any labor organization, works council, labor union or group of employees of the Company as the bargaining representative for any employees of the Company or (G) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee or individual independent contractor of the Company, other than waiver of any restrictive covenant obligations (excluding nondisclosure obligations) as part of a settlement or similar agreement with such individual;

(xiii) (A) make, change or revoke any material Tax election, amend any material Tax Return, adopt or change any method of accounting with respect to Taxes, enter into any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any Taxes, settle or compromise any claim or assessment relating to any material Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment relating to any material Taxes, or enter into any Tax sharing or Tax indemnification agreement (except for any such agreements that are customary commercial contracts not primarily relating to Taxes) or (B) take any action or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their Intended Tax Treatments;

(xiv) enter into any settlement or similar Contract the performance of which would involve the payment by the Company in excess of €150,000, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company;

(xv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xvi) change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xvii) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to the Company and its assets and properties; provided that such coverage remains reasonably available (other than in connection with normal annual renewal activities and insurance program management);

(xviii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Transaction Document;

(xix) fail to maintain the Leased Real Property in all material respects in the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted;

(xx) enter into, conduct, engage in or otherwise operate any new line of business, modify operating policies in any material respect or discontinue or make any material change to the business of the Company;

(xxi) make any Change of Control Payment that is not set forth on Section 4.05(b)(ii) of the Company Disclosure Schedules; or

(xxii) enter into any Contract to take, or cause to be taken, or resolve to take, any of the actions set forth in this Section 7.01(b);

for purposes of this Section 7.01(b), references to the “Company” include the Company and each of its Subsidiaries.

(c) Notwithstanding anything in this Section 7.01 or this Agreement to the contrary, nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries during the Interim Period.

Section 7.02 Trust Account Waiver. Each of the Company, TopCo and Merger Sub acknowledges that SPAC is a blank check company with the power and privileges to effect a business combination, and that such Party has read SPAC’s final prospectus, dated October 19, 2021, and other SPAC SEC Reports, SPAC’s Governing Documents and the Trust Agreement and understands that substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account that SPAC has established described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company and TopCo further acknowledges that, if the transactions contemplated by this Agreement or, in the event this Agreement is terminated pursuant to its terms, another business combination is not consummated by January 22, 2023, or such later date as is approved by the shareholders of SPAC to complete a business combination, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, each of the Company, TopCo and Merger Sub (on behalf of itself and its Affiliates), notwithstanding anything to the contrary in this Agreement, hereby irrevocably waives any past, present or future right, title, interest or claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC, at any time for any reason whatsoever; provided that nothing herein shall serve to limit or prohibit the Company’s, TopCo’s or Merger Sub’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside of the Trust Account (including from and after the consummation of a business combination other than as contemplated by this Agreement) or pursuant to Section 12.14 for specific performance or other injunctive relief (so long as such claim would not affect SPAC’s ability to fulfill its redemption obligations). This Section 7.02 shall survive the termination of this Agreement for any reason.

Section 7.03 SPAC D&O Indemnification and Insurance. (a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of SPAC, as provided in SPAC’s Governing Documents or otherwise in effect as of the date of the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) TopCo will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, TopCo shall advance expenses in connection with such indemnification as provided in SPAC’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the SPAC Governing Documents or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, members, managers or employees of SPAC (the “SPAC D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such SPAC D&O Person was a director, officer, member, manager or employee of SPAC prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) TopCo shall not have any obligation under this Section 7.03 to any SPAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SPAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) TopCo shall purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing Date, without lapses in coverage, a “tail” insurance policy(ies) providing directors’ and officers’ liability and fiduciary liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of SPAC as of the date hereof with respect to matters occurring on or prior to the Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the SPAC’s directors’ and officers’ liability and fiduciary liability insurance policy(ies) as of the Closing; provided that TopCo shall not be required to pay a premium for such “tail” insurance policy(ies) in excess of 250% of the most recent annual premium paid by SPAC prior to the date of this Agreement and, in such event, TopCo shall purchase the maximum coverage available for 250% of the most recent annual premium paid by SPAC prior to the date of this Agreement.

(d) If TopCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Section 7.03.

(e) The SPAC D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.03 are intended to be third-party beneficiaries of this Section 7.03. This Section 7.03 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company and the Company’s Subsidiaries.

Section 7.04 Company D&O Indemnification and Insurance. (a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of the Company or any of its Subsidiaries, as provided in the Company’s or any of its Subsidiaries’ Governing Documents or otherwise in effect as of the date of the Closing, in either case, with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) TopCo, the Company and its Subsidiaries will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, TopCo, the Company and its Subsidiaries shall advance expenses in connection with such indemnification as provided in the Company’s or any of its Subsidiaries’ Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s and its Subsidiaries’ Governing Documents or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, members, managers or employees of the Company (the “Company D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such Company D&O Person was a director, officer, member, manager or employee of the Company or any of its Subsidiaries prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) TopCo shall not have any obligation under this Section 7.04 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and TopCo shall maintain, or cause to be maintained, in effect for a period of six years after the Closing Date, without any lapse in coverage, “tail” insurance policy(ies) providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of the Company or any of its Subsidiaries as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insureds than) the coverage provided under the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policy as of the Closing; provided that none of TopCo or SPAC shall be required to pay a premium for such “tail” insurance policy(ies) in excess of 250% of the most recent annual premium paid by the Company or its Subsidiaries prior to the date of this Agreement and, in such event, the Company or its Subsidiaries shall purchase the maximum coverage available for 250% of the most recent annual premium paid by the Company or its Subsidiaries prior to the date of this Agreement.

(d) If TopCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Section 7.04.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.04 are intended to be third-party beneficiaries of this Section 7.04. This Section 7.04 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company and the Company’s Subsidiaries.

Section 7.05 Financial Information. (a) As soon as reasonably practicable following the date of this Agreement (but in any event on or prior to September 30, 2022), the Company shall deliver to SPAC the Financial Statements in accordance with the terms and provisions of this Section 7.05(a), including but not limited to, for the avoidance of doubt, in accordance with the standards of the PCAOB. As soon as reasonably practicable after September 30, 2022 (but in any event on or prior to November 30, 2022), the Company shall deliver to SPAC the Closing Company Financial Statements in accordance with the terms and provisions of this Section 7.05(a), including but not limited to, for the avoidance of doubt, in accordance with the standards of the PCAOB. The Closing Company Financial Statements (i) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) shall fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein, (iii) in the case of any audited financial statements, shall be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditor and (iv) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, TopCo and SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by TopCo or SPAC with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 7.06 Merger Sub Member Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, TopCo, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 7.07 Stock Exchange Listing of TopCo Ordinary Shares. The Company shall cause TopCo to, and TopCo shall, use its reasonable best efforts to cause TopCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on the Stock Exchange (and SPAC, the Company and Merger Sub shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date and to cause TopCo to satisfy any applicable initial and continuing listing requirements of the Stock Exchange.

Section 7.08 Undertakings. The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company, as applicable, in the Undertakings and otherwise comply with its obligations and enforce its rights thereunder, including to obtain, on the third Business Day following the date that the Registration Statement/Proxy Statement is declared effective by the SEC, the Required Company Shareholders’ Consent from the requisite majority of the parties to the Company Shareholder Agreement. Without limiting the generality of the foregoing, the Company shall give SPAC prompt (and, in any event, within one Business Day) written notice of: (i) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by the Company or the Company Shareholders or the Lenders of the Undertakings, or (ii)  the receipt of any written notice or other written communication as to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by the Company Shareholders or the Lenders under the Undertakings. The Company and the parties to the Undertakings may not amend, modify, waive or terminate the Undertakings (in whole or in part) without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.09 Company Related Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions except for (x) those Company Related Party Transactions set forth in Section 7.09 of the Company Disclosure Schedules and (y) the Transaction Documents, without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Closing, SPAC and its Affiliates). On or prior to the Closing, each of the Company Shareholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar arrangements between the Company, on the one hand, and any Company Shareholder or any of its Affiliates, on the other hand, other than with respect to the Convertible Loan Agreements that will be cancelled in connection with the Conversion. If the Closing would result in the agreement set forth on Section 7.09(b) of the Company Disclosure Schedules being a violation of applicable Law, the Company shall terminate such agreement.

Section 7.10 TopCo Tax Residency. During the Interim Period, TopCo shall not take or cause to be taken any action which would reasonably be expected to (a) cause TopCo to have its principal place of effective management outside of Germany or (b) otherwise be treated as a resident of any country other than Germany for Tax purposes.

Section 7.11 Equity Plans. Prior to the Closing Date, the board of directors of TopCo and the Company as the sole shareholder of TopCo shall approve and adopt the Incentive Equity Plan, substantially in the form attached as Exhibit D.

Section 7.12 Labor Consultation. Prior to the Closing, the Company and its Subsidiaries shall satisfy all pre-Closing notice, information, consultation or bargaining obligations owed to its employees and/or their representatives, including any labor unions, works council or other labor organization, under applicable Law, Labor Agreements or other Contracts, in connection with the consummation of the Transactions.

Section 7.13 Delivery of Shareholder Lock-Up Agreements and Undertakings. The Company shall use its best efforts to obtain within 30 days from the date of this Agreement from all Company Shareholders who have not executed and delivered a Shareholder Lock-Up Agreement and/or Undertaking concurrently with this Agreement an executed Shareholder Lock-Up Agreement and/or Undertaking, as applicable, the failure to obtain all such Shareholder Lock-Up Agreements and Undertakings, as applicable, shall be considered by the Parties to be a material breach of this Agreement.

Article VIII

Covenants of SPAC

Section 8.01 Conduct of SPAC During the Interim Period. During the Interim Period, SPAC shall not, except (i) as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 8.01 of the SPAC Disclosure Schedules or (iv) as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or SPAC’s Governing Documents;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of SPAC or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SPAC or any of its Affiliates, other than, for the avoidance of doubt, in connection with the SPAC Stockholder Redemption;

(c) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities or permit the conversion of any Indebtedness into warrants or other Equity Securities;

(d) incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $1,000,000 individually or in the aggregate (“Permitted SPAC Indebtedness”);

(e) make any loans or advances to, or capital contributions in, any other Person;

(f) issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(g) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving SPAC;

(h) enter into any Contract (other than Contracts contemplated by this Agreement) which (i) require or will reasonably be expected to require payments by SPAC in excess of $150,000 in the aggregate, (ii) provide for material obligations of SPAC that will or will reasonably be expected to be performed or complied with following the Closing or under which material liabilities of SPAC will or will reasonably be expected to arise or remain outstanding on or following the Closing or (iii) will or will reasonably be expected to be otherwise material to SPAC other than, for the avoidance of doubt, in each case of (i) – (iii), any Contract relating to SPAC Transaction Expenses;

(i) engage in any activities or business, other than activities or business (i) currently conducted by SPAC as of the date of this Agreement (ii) in connection with or incident or related to SPAC’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by SPAC’s SEC Reports, (iii) contemplated by, or incident or related to, this Agreement or the Transaction Documents, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or (iv) that are (A) administrative or ministerial and (B) immaterial in nature;

(j) (i) amend, modify, adopt or enter into any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of this Agreement or (ii) hire, engage or appoint, any director, manager, officer or employee;

(k) enter into, or modify or amend in any material respect any Contract between SPAC and any SPAC Related Party other than any Contracts between SPAC and the Sponsor and/or any of its Affiliates pursuant to which SPAC incurs, creates or assumes any Permitted SPAC Indebtedness; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 8.01.

Section 8.02 SPAC Public Filings. From the date hereof through the Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.03 Trust Account Proceeds and Redemptions. Upon satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay, as and when due, all amounts payable to holders of SPAC Shares pursuant to the SPAC Stockholder Redemptions, and (B) pay all remaining amounts then available in the Trust Account to SPAC for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.04 De-Listing. Prior to the Closing, SPAC shall cooperate with TopCo and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to de-list SPAC’s Class A Shares from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Effective Time.

Article IX

Joint Covenants

Section 9.01 Post-Closing TopCo Board of Directors and Officers. (a) The Company and TopCo shall take all such action as may be necessary or reasonably appropriate such that effective as of the Change of Legal Form: (i) the board of directors of TopCo (the “TopCo Board of Directors”) shall be a “one-tier” board of directors, with one executive director serving an initial four-year term and seven non-executive directors, who shall serve staggered multi-year terms (two directors serving an initial two-year term, two directors serving an initial three-year term and three directors serving an initial four-year term), (ii) the members of the TopCo Board of Directors are the individuals determined in accordance with Section 9.01(b) and Section 9.01(c), (iii) the members of the compensation committee, audit committee and nominating committee of the TopCo Board of Directors are the individuals determined in accordance with Section 9.01(d), (iv) the officers of TopCo (the “TopCo Officers”) are the individuals determined in accordance with Section 9.01(e) and (v) the majority of the non-executive directors of the TopCo Board of Directors qualify as independent directors under the Dutch Corporate Governance Code.

(b) The individual identified on Section 9.01(b) of the SPAC Disclosure Schedules, who shall be indicated by the Sponsor, shall be a non-executive director on the TopCo Board of Directors immediately after the Change of Legal Form, with such individual serving an initial four-year term (the “SPAC Designee”). Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Sponsor may, by giving the Company and SPAC written notice, replace the SPAC Designee with any individual and, upon the Sponsor so giving notice of the replacement of the SPAC Designee, Section 9.01(b) of the SPAC Disclosure Schedules shall automatically be deemed amended to include such replacement individual as the SPAC Designee in lieu of, and to serve for the same initial term as, the individual so replaced.

(c) The six individuals identified on Section 9.01(c) of the Company Disclosure Schedules shall be executive and non-executive directors, as the case may be, on the TopCo Board of Directors immediately after the Change of Legal Form, with each such individual serving an initial term set forth opposite his or her name (each, a “Company Designee”). One of the Company Designees, which shall initially be Ali Vezvaei, shall act as chairperson of the TopCo Board of Directors. In addition, one of the Company Designees shall be subject to the prior written consent of the Sponsor. Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, (i) the Company may, by giving SPAC and the Sponsor written notice, replace any Company Designee with any other individual that is a member of the Company board of directors or is an observer of the Company board of directors, in either case, as of the date of this Agreement and, upon the Company so giving notice of the replacement of such Company Designee, Section 9.01(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve for the same initial term as, the individual so replaced, provided, however, that the Company Designee identified with the prior written consent of the Sponsor shall only be replaced with the prior written consent of the Sponsor, or (ii) the Company, may, with the prior written consent of SPAC and the Sponsor (such consent not to be unreasonably withheld, conditioned or delayed by either SPAC or the Sponsor), replace any Company Designee with any other individual and, if SPAC and the Sponsor each provides its written consent to the replacement of any such Company Designee pursuant to this clause (ii), then Section 9.01(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve for the same initial term as, the individual so replaced.

(d) Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company shall designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the TopCo Board of Directors, subject to the applicable listing rules of the Stock Exchange.

(e) The individuals identified on Section 9.01(e) of the Company Disclosure Schedules shall be the TopCo Officers immediately after the Change of Legal Form, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 9.01(e) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service, or otherwise) to serve as a TopCo Officer, then, prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company may, with the prior written consent of the Sponsor (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with another individual to serve as such TopCo Officer and, if the Sponsor provides its consent to the replacement of such TopCo Officer, then Section 9.01(e) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a TopCo Officer in lieu of, and to serve with the same title as, the individual so replaced.

(f) The obligation of TopCo and the Company pursuant to Section 9.01(a) shall include TopCo causing the removal or resignation of the applicable officers and directors of TopCo prior to or at the Change of Legal Form for purposes of effectuating the agreements therein, to the extent such removal or resignation has not otherwise occurred prior to the Change of Legal Form.

Section 9.02 Efforts to Consummate. (a) Subject to the terms and conditions herein provided, each of SPAC, TopCo, Merger Sub and the Company shall, and the Company shall cause its Subsidiaries to: (i) use their respective reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transactions, including using reasonable best efforts to obtain all material approvals of Governmental Authorities that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that in no event shall TopCo, SPAC, Merger Sub, the Company or its Subsidiaries be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals (other than any required filing fees in connection therewith); provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such approvals, and (iii) take such other action as may reasonably be necessary or as any other Party may reasonably request to satisfy the conditions of the other Parties set forth in Article X or otherwise to comply with this Agreement. The Parties shall promptly inform the other of any substantive communication between itself, and any Governmental Authority regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Parties. Nothing in this Section 9.02 obligates any Party or any of its Affiliates to agree to, and the Company shall not for the purpose of satisfying any condition set forth in Article X without SPAC’s consent, (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with such other Parties’ prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parties shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed material written communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, videoconference, or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement unless, to the extent not prohibited by such Governmental Authority, it consults with the other Parties, in advance. Notwithstanding the foregoing, any materials shared may be redacted before being provided to the other Parties (i) to remove references concerning the valuation of the Company; (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

Section 9.03 Registration Statement/Proxy Statement; SPAC Special Meeting.

(a) Registration Statement/Proxy Statement.

(i) As promptly as practicable following the date of this Agreement, SPAC, TopCo and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and TopCo shall use reasonable best efforts to file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement/prospectus which will be included therein as a prospectus and which will be used for the Special Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with, and as required by, the SPAC Governing Documents, applicable Law and any applicable rules and regulations of the SEC and the Stock Exchange). Each of SPAC, TopCo and the Company shall use its reasonable best efforts to (A) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (B) promptly notify the other Parties of, reasonably cooperate with each other Party with respect to and respond promptly to, any comments of the SEC or its staff; (C) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and SPAC shall reasonably cooperate in connection with the preparation for inclusion in the Registration Statement/Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement/Proxy Statement.

(ii) SPAC, on the one hand, and the Company, TopCo and Merger Sub, on the other hand, shall promptly furnish to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 9.03(a) or for including in any other statement, filing, notice or application made by or on behalf of SPAC or TopCo to the SEC or the Stock Exchange in connection with the transactions contemplated by this Agreement and the other Transaction Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (A) such Party shall promptly inform, in the case of SPAC, the Company and TopCo, or, in the case of the Company, TopCo or Merger Sub and SPAC, thereof; (B) such Party shall prepare and mutually agree upon with, in the case of SPAC, the Company and TopCo, or, in the case of the Company, TopCo or Merger Sub and SPAC (such agreement not to be unreasonably withheld, conditioned or delayed by any Party), an amendment or supplement to the Registration Statement/Proxy Statement; (C) TopCo shall file such mutually agreed upon amendment or supplement with the SEC; and (D) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing SPAC Holders. TopCo shall promptly advise SPAC of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of TopCo Ordinary Shares for offering or sale in any jurisdiction, and each of SPAC and TopCo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(iii) Each of the Parties shall use its reasonable best efforts to ensure that none of the information related to such Party or any of such Party’s Representatives, supplied by such Party or on such Party’s behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) SPAC Special Meeting. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, SPAC shall (i) duly give notice of a meeting of the SPAC shareholders (the “Special Meeting”), (ii) cause the Registration Statement/Proxy Statement to be mailed to the SPAC shareholders and (iii) duly convene and hold the Special Meeting, in each case, in accordance with the Governing Documents of SPAC and applicable Law, for the purposes of obtaining the SPAC Stockholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a SPAC Stockholder Redemption. SPAC shall, through its board of directors, recommend to its shareholders the (w) adoption and approval of this Agreement and the Transactions and include such recommendation in the Registration Statement/Proxy Statement (the “Business Combination Proposal”); (x) adoption and approval of any other proposals as either the SEC or Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by SPAC, TopCo and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (y) adoption and approval of the Merger, along with the documents relating thereto and the transactions contemplated thereby (the “Merger Proposal”); and (z) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (w) through (y) together, the “Transaction Proposals”); provided that SPAC may postpone or adjourn the Special Meeting (A) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (B) as a result of the absence of a quorum, (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SPAC Holders prior to the Special Meeting or (D) if SPAC determines that one or more of the Transaction Conditions under this Agreement is not satisfied or waived. The board of directors of SPAC shall not withdraw, amend, qualify or modify the recommendation to its shareholders that is contemplated by this Section 9.03(b); provided, that the board of directors of SPAC may withdraw, amend, qualify or modify such recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to do so would constitute a breach of its fiduciary duties to its stockholders under applicable Law.

Section 9.04 Exclusive Dealing. (a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company, TopCo and Merger Sub shall not, and shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than SPAC) to do or seek to do any of the foregoing or seek to circumvent this Section 9.04(a) or further a Company Acquisition Proposal. The Company agrees to (A) notify SPAC promptly (within 24 hours) upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep SPAC fully informed on a current basis (within 24 hours) of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a SPAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SPAC Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the SPAC (or any Affiliate of successor of the SPAC); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing or seek to circumvent this Section 9.04(b) or further a SPAC Acquisition Proposal. SPAC agrees to (A) notify the Company promptly (within 24 hours) upon receipt of any SPAC Acquisition Proposal, and to describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such SPAC Acquisition Proposal) and (B) keep the Company fully informed on a current basis (within 24 hours) of any modifications to such offer or information.

Section 9.05 Tax Matters (a) Notwithstanding anything to the contrary contained herein, each Party shall pay its transfer, documentary, sales, use, stamp, registration or other similar Taxes (other than VAT which is solely governed by Section 9.05(b)) (“Transfer Taxes”) incurred in connection with the Transactions as required by applicable Law. Each Party shall also, at its own expense, file all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by applicable Law, TopCo, SPAC or the Company will join in the execution of any such Tax Returns. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(b) None of the Parties shall waive any VAT exemption (including any waiver of any VAT exemption pursuant to Section 9 of the German VAT Act (Umsatzsteuergesetz –– UStG) or comparable provisions under the laws of any other jurisdiction) in relation to any of the transactions contemplated in this Agreement. If and to the extent (i) VAT becomes due and payable in relation to, or as a consequence of, any of the transactions contemplated by this Agreement (other than as a consequence of a waiver pursuant to the first sentence of this Section 9.05(b)), and (ii) the respective provider of a supply or service for VAT purposes (“Relevant Provider”) owes the respective VAT amounts vis-à -vis the competent Governmental Authority, the respective recipient of the supply or service for VAT purposes (“Relevant Recipient”) shall pay such statutory VAT amounts to the Relevant Provider. Any such VAT amount shall be due and payable by the Relevant Recipient to the Relevant Provider upon issuance of an invoice which is in compliance with applicable Law.

(c) TopCo is obliged to apply for the roll-over of book values with the competent tax authority as required pursuant to Section 21 para. 2 German Reorganization Tax Act (Umwandlungssteuergesetz). TopCo and the Company’s shareholders applying for section 21 para. 2 German Reorganisation Tax Act (“21-Shareholders”) undertake to cooperate in good faith with respect to such application and TopCo shall provide a draft of the application to the 21-Shareholders at least 15 Business Days before the contemplated filing for review and comment. TopCo shall consider in good faith any comments provided by the 21-Shareholders in time; if the 21-Shareholders do not provide lawful comments in due time, their consent with the application shall be deemed given. The TopCo and the 21-Shareholders shall cooperate in good faith regarding any proceedings to defend the roll-over of tax book values.

(d) The Parties intend that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments. No Party shall take any action or agree to take any action, or knowingly fail to take any action, that would cause the relevant portions of the Transactions to fail to qualify for their respective Intended Tax Treatments, including the filing of the statement required by Treasury Regulations Section 1.368-3 and including complying with the reporting requirements contained in Treasury Regulations Section 1.367(a)-3(c)(6). The Parties shall prepare and file all applicable Tax Returns consistently with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) the Intended Tax Treatments unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law. TopCo and its Affiliates (including, after the Closing Date, Surviving Company) shall be deemed to have satisfied their obligations set forth in the foregoing sentences of this Section 9.05(d) if such entities (i) file all applicable Tax Returns consistently with the Intended Tax Treatments, including the filing of the statement required by Treasury Regulations Section 1.368-3 and including complying with the reporting requirements contained in Treasury Regulations Section 1.367(a)-3(c)(6) unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law, (ii) report the Transactions for U.S. federal income tax purposes consistently with the Intended Tax Treatments unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law, (iii) do not breach the representation contained within Section 5.07(c) of this Agreement and (iv) do not, following the Closing, pursuant to a plan or intent existing at or prior to the Closing, (A) cause or permit SPAC (and after the Effective Time, Surviving Company) to issue additional equity interests that would result in TopCo losing “control” of SPAC (and after the Effective Time, Surviving Company) within the meaning of Section 368(c) of the Code or (B) cause or permit TopCo to make a distribution to its shareholders (other than dividends in the ordinary course of business or pro rata to all the shareholders of TopCo). The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties agrees to promptly notify all other Parties of any challenge to any Intended Tax Treatment by any Governmental Authority. This Section 9.05(d) shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company, the Company’s Subsidiaries and Affiliates of TopCo (including, after the Closing Date, the Surviving Company).

(e) The Parties shall work together in good faith pursuant to such arrangements as may be mutually agreed to ensure TopCo shall not be treated as a “domestic corporation” under Section 7874 of the Code following the Transactions contemplated hereby. If, after the date hereof, any Party becomes aware of any fact or circumstance that would cause TopCo to be treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or otherwise as a domestic corporation as a result of the application of Section 7874(b) of the Code, the Party that becomes so aware shall notify the other Party, and the Parties shall each use its reasonable best efforts to cooperate to such reasonable steps necessary for TopCo to so treated; provided, however, that no Party to the Agreement shall be required to agree to any such modification that would be reasonably be expected to materially adversely affect such Party or its shareholders.

(f) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters reasonably satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such tax opinion. Notwithstanding anything to the contrary in this Agreement, neither Party nor their tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for their respective Intended Tax Treatments (other than, to the extent so requested or required by the SEC, a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of such transactions included in the Registration Statement/Proxy Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC). For clarity, advisors to the SPAC will not be required to provide any tax opinion, nor will a tax opinion by any Party’s advisors be a condition precedent to the Transactions contemplated hereby.

Section 9.06 Confidentiality: Access to Information: Publicity. (a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and shall apply to such disclosures. The Confidentiality Agreement shall survive the Closing in accordance with its terms.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SPAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company): provided that such access may be limited by the Company or any of its Subsidiaries, as applicable, in response to COVID-19 to the extent reasonably necessary (i) to protect the health and safety of the Company and its Subsidiaries and their managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners or (ii) in order to comply with any applicable COVID-19 Measures (the “COVID-19 Changes”) (provided that, in case of each of clauses (i) and (ii), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide (A) such access as can reasonably be provided (or otherwise convey such information regarding the applicable matter as can reasonably be conveyed, including through remote communication) or (B) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, the Company shall not be required to provide to SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), the Company shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if the Company, on the one hand, and SPAC or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of SPAC (in a manner so as to not interfere with the normal business operations of SPAC); provided that such access may be limited by SPAC due to COVID-19 Changes (provided that, in case of each of clauses (i) and (ii), SPAC shall use reasonable best efforts to provide (A) such access as can reasonably be provided (or otherwise convey such information regarding the applicable matter as can reasonably be conveyed, including through remote communication) or (B) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, SPAC shall not be required to provide to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which SPAC is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of SPAC with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to SPAC under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), SPAC shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if SPAC, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d) None of the Parties or any of their respective Affiliates shall issue any press release or make any public announcement or other communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of, prior to the Closing, the Company and SPAC or, after the Closing, TopCo and the Sponsor, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that each Party, the Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case, (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is SPAC or a Representative of SPAC, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (2) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with SPAC in connection therewith and provide SPAC with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is the Sponsor or a Representative of the Sponsor, reasonably consult with TopCo in connection therewith and provide TopCo with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith and (2) if the disclosing Person is TopCo, the Company or a Representative thereof, reasonably consult with the Sponsor in connection therewith and provide the Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith; (ii) to the extent such press release, public announcement or other communication contains only information previously disclosed in accordance with this Section 9.06(d); and (iii) to Governmental Authorities in connection with any consents required to be made under this Agreement, the Transaction Documents or in connection with the Transactions. Notwithstanding anything to the contrary in this Agreement, the Parties agree that SPAC, the Sponsor and (on their behalf) their respective Representatives may provide general information about the subject matter of the Transaction Documents to any current or prospective investors, whether direct or indirect to the extent such information is consistent with information previously disclosed in accordance with this Section 9.06(d) and in documents filed with the SEC by TopCo.

(e) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which Signing Filing shall be mutually agreed upon by the Company and SPAC prior to the execution of this Agreement (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable). The Company, on the one hand, and SPAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by SPAC and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing), TopCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and SPAC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 9.07 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

Section 9.08 Shareholder Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Actions (including derivative claims) relating to the Transaction Documents or the Transactions (collectively, the “Transaction Litigation”) commenced against such Party or any of their respective Representatives (in their capacity as a representative of such Party) or Subsidiaries. Each of SPAC and the Company shall (a) keep the other reasonably informed regarding any Transaction Litigation, (b) give the other the opportunity to, at its own cost and expense, participate in (but not control) the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (c) shall give due consideration to the other’s advice with respect to such litigation and shall not settle any such Transaction Litigation if and to the extent all such settlement payments exceed $150,000 in the aggregate without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed, and (d) reasonably cooperate with each other with respect to any such Transaction Litigation.

Section 9.09 Company Interim Financing. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parties will cooperate and each use their respective commercially reasonable efforts to provide for the Company Interim Financing, an IP Note and an Equity Line of Credit.

Article X

Conditions to Obligations

Section 10.01 Conditions to Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) no Governmental Order or Law issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c) the SPAC Stockholder Approval shall have been obtained; and

(d) the Required Company Shareholders’ Consent shall have been obtained.

Section 10.02 Additional Conditions to the Obligations of TopCo, the Company and Merger Sub. The obligation of TopCo, the Company and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the SPAC Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 6.12(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of SPAC in Article VI (other than the SPAC Fundamental Representations and the representations and warranties set forth in Section 6.12(a)) contained in this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to consummate the Transactions contemplated by this Agreement and the other Transaction Documents;

(b) the covenants and agreements of SPAC contained in this Agreement to be performed prior to the Closing shall have been performed in all material respects;

(c) the sum of (i) the aggregate amount of cash held in the Trust Account (after giving effect to SPAC Stockholder Redemptions), (ii) any IP Note Proceeds, (iii) any Company Interim Financing, (iv) any amount available under an advance against an Equity Line of Credit or any convertible loan provided by an Equity Line of Credit provider and (v) any proceeds received by the Company after the date of this Agreement from any other debt, convertible, structured equity or equity financing, shall be no less than $50,000,000;

(d) TopCo’s initial listing application with the Stock Exchange in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange and TopCo shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Closing, and the TopCo Ordinary Shares shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof; and

(e) at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to TopCo and the Company the following documents:

(i) a certificate, signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled;

(ii) the Registration Rights Agreement duly executed by the Sponsor; and

(iii) the Earn-Out Agreement duly executed by SPAC.

Section 10.03 Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SPAC of the following further conditions:

(a) (i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.05(a), Section 4.06 and Section 5.03 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) each of the representations and warranties set forth in Section 4.20(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) the representations and warranties of the Company, TopCo and Merger Sub set forth in Article IV and Article V (other than the Company Fundamental Representations and the representations and warranties set forth in Section 4.05(a), Section 4.06, Section 4.20(a) and Section 5.03) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company, TopCo and Merger Sub shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of the Company, TopCo and Merger Sub under this Agreement or the Undertakings at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d) the TopCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the general meeting, management board or board of directors of TopCo and TopCo’s Governing Documents;

(e) the Conversion shall have occurred;

(f) either the Option Exercise shall have occurred or the Wolff Option shall have been waived;

(g) all the Company Shareholders and Lenders have entered into, and are bound by, the relevant Undertakings, and the same has not been revoked, modified, amended, waived or terminated; and

(h) at or prior to the Closing, the Company or TopCo, as applicable, shall have delivered, or caused to be delivered, to SPAC the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 10.03(a) and Section 10.03(b) are satisfied, in a form and substance reasonably satisfactory to SPAC;

(ii) the Warrant Assumption Agreements duly executed by TopCo;

(iii) the Registration Rights Agreement duly executed by TopCo and the Company Shareholders and the Lenders;

(iv) the Earn-Out Agreement duly executed by TopCo, the Company Shareholders and the Lenders; and

(v) all Company Shareholders (including all Lenders other than those listed on Section 10.03(h)(v) of the Company Disclosure Schedules) have executed Shareholder Lock-Up Agreements.

Notwithstanding the foregoing, SPAC shall provide the Company at least two days’ (or such lesser period of time mutually agreed by SPAC and the Company) notice before waiving any of the conditions set forth in clauses (e), (f) and (g) above.

Section 10.04 Frustration of Conditions. The Parties agree that none of the Company, TopCo or Merger Sub may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by the Company’s, TopCo’s or Merger Sub’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 9.02, or a breach of this Agreement. SPAC may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by SPAC’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 9.02, or a breach of this Agreement.

Article XI

Termination/Effectiveness

Section 11.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company, TopCo and SPAC;

(b) by written notice to the Company and TopCo from SPAC, (i) if any of the representations or warranties set forth in Article IV or Article V shall not be true and correct or (ii) if the Company, TopCo or Merger Sub have failed to perform any covenant or agreement on the part of the Company, TopCo or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) such that, in the case of clause (i) or clause (ii), the condition to Closing set forth in either Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (A) 30 days after written notice thereof is delivered to the Company by SPAC, and (B) five Business Days prior to the Termination Date; provided, however, that SPAC is not then in material breach of this Agreement;

(c) by written notice to SPAC from the Company, (i) if any of the representations or warranties set forth in Article VI shall not be true and correct or (ii) if SPAC has failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that, in the case of clause (i) or clause (ii), the condition to Closing set forth in either in Section 10.02(a) or Section 10.02(b) would not be satisfied the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (A) 30 days after written notice thereof is delivered to SPAC and (B) five Business Days prior to the Termination Date; provided, however, that none of the Company, TopCo or Merger Sub is then in material breach of this Agreement;

(d) by either SPAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to April 30, 2023 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to the Company if the Company’s, TopCo’s or Merger Sub’s breach of any of his, her or its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either SPAC or the Company, if any Governmental Authority shall have issued a Governmental Order or taken any other action enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement beyond the Termination Date and such Governmental Order or other action shall have become final and nonappealable;

(f) by either SPAC or the Company, if the Special Meeting has been held (including any adjournment or postponement thereof), has concluded, the Pre-Closing SPAC Holders have duly voted and the SPAC Stockholder Approval was not obtained; or

(g) by SPAC, if the Required Company Shareholders’ Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time.

Section 11.02 Termination Fee.

(a) In the event this Agreement is terminated by SPAC pursuant to Section 11.01(b), then the Company shall pay or cause to be paid to SPAC a fee equal to $3 million (the “Termination Fee”) within five Business Days after the date of such termination by wire transfer of same-day funds to one or more accounts designated by SPAC; provided that in no event shall the Company be required to pay the Termination Fee more than once.

(b) In the event this Agreement is terminated by the Company pursuant to Section 11.01(c), then SPAC shall pay or cause to be paid to the Company the Termination Fee within five Business Days after the date of such termination by wire transfer of same-day funds to one or more accounts designated by the Company; provided that in no event shall SPAC be required to pay the Termination Fee more than once.

(c) The Parties acknowledge that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. In addition, if the Company or SPAC (the “Breaching Party”) fails to pay in a timely manner any amount due pursuant to this Section 11.02, then (i) the Breaching Party shall reimburse the SPAC or the Company, as applicable (the “Non-Breaching Party”) for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts and (ii) the Breaching Party shall pay to the Non-Breaching Party interest on the amounts payable pursuant to this Section 11.02 from and including the date payment of such amounts was due to but excluding the date of actual payment at a rate equal to three percent plus the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. The Parties acknowledge and agree that damages to the Non-Breaching Party under this Agreement would be difficult or impossible to predict with certainty and that the Termination Fee is a fair and reasonable calculation of such damages and is not punitive.

(d) Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is validly terminated in accordance with its terms and the Termination Fee is due and payable under the terms hereof, then, other than in the case of actual fraud by the Breaching Party or as permitted by Section 12.14, the Non-Breaching Party’s sole and exclusive remedy shall be to receive the applicable Termination Fee (and any interest and other amounts payable pursuant to Section 11.02(c) (collectively, “Interests and Reimbursements”) from the Breaching Party, and, upon the Non-Breaching Party’s receipt of the Termination Fee (and any Interests and Reimbursements), none of the Non-Breaching Party or any Non-Breaching Party Related Party (as defined below) shall have any further liability or obligation relating to or arising out of this Agreement, any Transaction Document, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any conduct relating hereto or thereto. Notwithstanding anything to the contrary herein, in the event this Agreement is validly terminated in accordance with its terms and the Termination Fee is due and payable under the terms hereof, then, other than in the case of actual fraud by the Breaching Party or as permitted by Section 12.14 , the Non-Breaching Party’s rights to receive payment of the applicable Termination Fee and any Interests and Reimbursements shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Non-Breaching Party and any of its former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “Non-Breaching Party Related Parties”) against the Breaching Party and any of its former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “Breaching Party Related Parties”) for any loss, cost, damage or expense suffered with respect to this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby or any conduct relating hereto or thereto, the termination of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or any breach of this Agreement by the Breaching Party (whether willfully, intentionally, unintentionally or otherwise), and none of the Breaching Party Related Parties shall have any liability or obligation to the Non-Breaching Party, its Affiliates or the other Non-Breaching Party Related Parties under any theory relating to or arising out of this Agreement, any Ancillary Agreements, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any conduct relating hereto or thereto or any claims or actions under applicable Law arising out of any such breach, termination or failure.

Section 11.03 Effect of Termination. Subject to the right to receive the Termination Fee and any Interest and Reimbursements pursuant to Section 11.02 and, except as otherwise set forth in this Section 11.03 or Section 12.14, in the event of the termination of this Agreement pursuant to Section 11.01, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 7.02 (Trust Account Waiver), Section 9.06 (Confidentiality; Access to Information; Publicity), Section 11.02 (Termination Fee), this Section 11.03 (Effect of Termination), Article XII (Miscellaneous) and Section 1.01 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, except as set forth in Section 11.02(d), the termination of this Agreement pursuant to Section 11.01 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud with respect to the representations and warranties in Article IV, Article V and Article VI.

Article XII

Miscellaneous

Section 12.01 Waiver. No (a) extension of time for the performance of any of the obligations or other acts of a Party set forth herein or (b) provision of this Agreement may be granted or waived, as applicable, unless such extension or waiver, as applicable, is in writing and signed by or on behalf of the Party or Parties granting such waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to SPAC:

Athena Consumer Acquisition Corp.
442 5th Avenue
New York, NY 10018
Attn: Isabelle Freidheim
Email: if@SPACsponsor.com

with copies (which shall not constitute notice) to:

White & Case LLP
555 South Flower Street, Suite 2700
Los Angeles, CA 90071
Attn: Daniel Nussen

Email: daniel.nussen@whitecase.com

White & Case LLP
609 Main Street, Suite 2900
Houston, TX 77002
Attn: Morgan Hollins

Email: morgan.hollins@whitecase.com

(b) If to the Company, TopCo, Merger Sub or the Surviving Company:

Next.e.Go Mobile SE
Lilienthalstraße 152068 Aachen, Germany

Germany
Attn: Eelco Van der Leij

Email: eelco.van-der-leij@e-go-mobile.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
Neue Mainzer Strasse 52
60311 Frankfurt, Germany
Attn: Clemens Rechberger
Email: rechbergerc@sullcrom.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.04 Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 7.03 and Section 7.04, the last two sentences of this Section 12.04, Section 12.15 and Section 12.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.01, Section 9.06 and Section 12.10. Legal counsel identified in Section 12.18 shall be express third-party beneficiaries of Section 12.18.

Section 12.05 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses, (b) if the Closing occurs, then TopCo shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid SPAC Transaction Expenses and (c) all fees and expenses incurred in relation to any Anti-Trust Laws shall be equally shared between the Company and SPAC.

Section 12.06 Governing Law. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Exhibits, Annexes and Schedules. All Exhibits, Annexes and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SPAC Disclosure Schedules corresponding to any Section or subsection of Article IV or Article V (in the case of the Company Disclosure Schedules) or Article VI (in the case of the SPAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article IV or Article V (in the case of the Company Disclosure Schedules) or Article VI (in the case of the SPAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the Section or subsections of Article IV, Article V or Article VI may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with any representation, warranty, covenant or agreement contained in, or other provision of, this Agreement, nor shall such disclosure or information be deemed to establish a standard of materiality.

Section 12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits and Annexes to this Agreement), the Transaction Documents and that certain Confidentiality Agreement in effect among the Parties (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement (including its Schedules, Annexes and Exhibits) may be amended or modified only by a written agreement executed and delivered by SPAC and the Company; provided that after the Closing, any written agreement providing for an amendment or modification of any provision in respect of which the Sponsor is an express third -party beneficiary pursuant to this Agreement shall also be required to be executed and delivered by the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 12.10 shall be void, ab initio.

Section 12.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.12 Jurisdiction. Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (d) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.12.

Section 12.13 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

Section 12.14 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Document, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Section 12.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.15 Non-Recourse. Subject in all respects to the last sentence of this Section 12.15, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, TopCo or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.15 shall limit, amend or waive any rights or obligations of any party to any Transaction Document with respect to the other parties thereto.

Section 12.16 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement (including Annexes, Schedules, and Exhibits) or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein (including in Annexes, Schedules, and Exhibits), that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII.

Section 12.17 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V constitute the sole and exclusive representations and warranties of the Company, TopCo and Merger Sub in connection with the transactions contemplated hereby; (iii) the representations and warranties of SPAC in Article VI constitute the sole and exclusive representations and warranties of SPAC; (iv) except for the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V and the representations and warranties of SPAC in Article VI, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V and the representations and warranties of SPAC in Article VI. The foregoing does not limit any rights of any Party pursuant to any Transaction Document against any other Party pursuant to such Transaction Document to which it is a party or of which it is an express third party beneficiary. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except for the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V or as provided in any certificate delivered in accordance with Section 10.03(i)(i) with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.17(a) shall relieve any Party of liability in the case of intentional fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses prior to the Closing or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.17. Notwithstanding anything herein to the contrary, nothing in this Section 12.17(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article IV, Article V or Article VI (as applicable). Each Party shall have the right to enforce this Section 12.17 on behalf of any Person that would be benefitted or protected by this Section 12.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.17 shall limit, modify, restrict or operate as a waiver with respect to any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any Transaction Document.

Section 12.18 Conflicts and Privilege.

(a) Each of the Parties to this Agreement, on its own behalf and on behalf of its respective directors, managers, members, partners, officers, Affiliates, successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the former shareholders or holders of other equity interests of SPAC and any of their respective directors, members, partners, officers, employees or Affiliates (other than TopCo and the Company) (collectively, the “SPAC Group”), on the one hand, and (ii) TopCo, the Company and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including White & Case LLP (“White & Case”), that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to TopCo or the Surviving Company, and even though such counsel may have represented TopCo or the Surviving Company in a matter substantially related to such dispute, or may be handling ongoing matters for TopCo, the Company or the Surviving Company and/or the Sponsor. SPAC, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions) between or among the Sponsor and/or any other member of the SPAC Group, on the one hand, and White & Case, on the other hand (the “White & Case Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by TopCo and/or the Company. Notwithstanding the foregoing, any privileged communications or information shared by TopCo or the Company prior to the Closing with SPAC and/or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and/or TopCo. TopCo and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the White & Case Privileged Communications, whether located in the records or email server of TopCo, the Company, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and TopCo and the Company agree not to assert that any privilege has been waived as to the White & Case Privileged Communications, by virtue of the Transactions.

(b) SPAC, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the former shareholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than TopCo and the Company) (collectively, the “Company Group”), on the one hand, and (ii) TopCo, the Company and/or any member of the SPAC Group, on the other hand, any legal counsel, including Sullivan & Cromwell LLP (“Company Counsel”) that represented TopCo or the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to TopCo or the Company, and even though such counsel may have represented TopCo and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for TopCo and/or the Company. SPAC, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions) between or among the Company and/or TopCo and/or any other member of the Company Group, on the one hand, and Company Counsel, on the other hand (the “Company Counsel Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by TopCo and/or the Company. Notwithstanding the foregoing, any privileged communications or information shared by SPAC prior to the Closing with the Company and/or TopCo under a common interest agreement shall remain the privileged communications or information of the Company and/or TopCo. TopCo and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Counsel Privileged Communications, whether located in the records or email server of TopCo, the Company, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and TopCo and the Company agree not to assert that any privilege has been waived as to the Company Counsel Privileged Communications, by virtue of the Transactions.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

ATHENA CONSUMER ACQUISITION CORP.

By:	/s/ Jane Park
Name:	Jane Park
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

TIME IS NOW MERGER SUB, INC.

By:	/s/ Tobias Rothgang
Name:	Tobias Rothgang
Title:	Officer

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

NEXT.E.GO MOBILE SE

By:	/s/ Eelco Van der Leij
Name:	Eelco Van der Leij
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

NEXT.E.GO B.V.

By:	/s/ Ariane Martini
Name:	Ariane Martini
Title:	Managing Director

Exhibit A-1

Confidential

SHAREHOLDER UNDERTAKING

relating to

the Business Combination of

Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

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Shareholder Undertaking relating to the Business Combination of Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

(the “Agreement”)

by and between

(1)	Next.e.GO Mobile SE, a European Company (Societas Europaea) existing under the laws of the European Union and the Federal Republic of Germany with registered seat in Aachen, Germany registered with the Commercial Register of the Local Court of Aachen under HRB 24014, with business address at Lilienthalstraße 1, 52068 Aachen, Germany,

– hereinafter referred to as the “Company” –

(2)	the shareholders identified as such in Exhibit B,

– each hereinafter referred to as a “Shareholder” and together the “Shareholders” –

and

(3)	Athena Consumer Acquisition Corp., a Delaware corporation, with business address at 442 5th Avenue, New York, New York 10018, United States of America,

– hereinafter referred to as “Athena” –

The Company, the Shareholders and Athena, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

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TABLE OF EXHIBITS

Exhibit A	Business Combination Agreement
Exhibit B	Shareholders
Exhibit C	Convertible Loan Lenders
Exhibit D	Form of Power of Attorney (German)
Exhibit E	Form of Power of Attorney (Dutch)

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Preamble

(A)	The Shareholders, all of whom are listed in Exhibit B, are the sole shareholders of the Company as of the date of this Agreement.

(B)	The Company intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Athena, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (G) below.

(C)	Concurrently with the execution of this Agreement, the Company will enter into a business combination agreement with Athena and several other entities substantially in the form as attached hereto as Exhibit A (the “BCA”) setting forth the terms of the Business Combination.

(D)	The Company, as borrower, entered into convertible loan agreements in the total principal amount of EUR 39,085,000 between the Company and the lenders set out in Exhibit C (the lenders collectively referred to as, the “Convertible Loan Lenders” and the agreements together, the “Convertible Loan Agreements”).

(E)	Pursuant to certain undertakings entered into by the Convertible Loan Lenders with the Company on or prior to the date hereof, the Convertible Loan Lenders have agreed and undertaken, after signing of the BCA and at or prior closing of the Business Combination, to convert the entire loan amount granted to the Company under the Convertible Loan Agreements (plus accrued interest) either (i) into new common shares in the Company and participate in the Share Exchange (as defined below) or (ii) into new common shares in TopCo, in the nominal amount of EUR 0.12 per share, by way of an issuance of TopCo Shares (as defined below) against contribution in kind of all the claims arising from the Convertible Loan Agreements (the “Conversion”).

(F)	The Company has entered into a Company Shareholder Agreement (as such term is defined in the BCA) with the Shareholders. The Company Shareholder Agreement provides for certain transfer restrictions. Each of the Shareholders agrees that it will not exercise any of such transfer restrictions. Such transfer restrictions also shall not continue to apply with regards to the TopCo Shares (as defined below) following the consummation of the Transactions (as defined below) and the TopCo Shares are not subject to any such transfer restrictions. This paragraph, for the avoidance of doubt, other than as set forth herein, does not limit the rights arising from the Company Shareholder Agreement regarding the internal relationship between the parties of the Company Shareholder Agreement.

(G)	Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i)	each of the Shareholders will agree not to sell and/or transfer to any third party any of their respective shares held in the Company (“Company Shares”) and will contribute their Company Shares to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in TopCo (“TopCo Shares”) (the “Share Exchange”);

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(ii)	Athena will merge with a newly formed and wholly owned subsidiary of TopCo, incorporated as a Delaware corporation, (“Merger Sub”) with Athena as the surviving company in the merger (the “Surviving Company”) and, after giving effect to the merger: (i) the Surviving Company will be a wholly owned subsidiary of TopCo, and (ii) each issued and outstanding share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and, immediately thereafter, (iii) each of the resulting shares of Surviving Company Common Stock will be automatically exchanged, through an exchange agent, for one TopCo Share (the Conversion and the Business Combination including the aforementioned transactions under clauses (i) and (ii) and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transactions”);

(iii)	after giving effect to the Business Combination, the warrants in Athena held by the holders thereof will no longer be exercisable for shares in Athena but instead will be exercisable (subject to the terms and conditions of such agreement, as amended) for TopCo Shares; and

(iv) on or about the “Closing Date” (as such term is defined in the BCA), the TopCo Shares will be listed on the NYSE. The pre-money market capitalization of the Company, on the basis of which the Transaction is to be consummated, is USD 800 million, which includes a 30 million share performance-based earn-out, subject to, and upon the satisfaction of certain terms and conditions (the “Company Equity Value“).

(H)	It is in the Shareholders’ interest that the Transactions, including for the avoidance of doubt the Conversion, are implemented substantially as described above and in the BCA.

(I)	In order to facilitate the implementation of the Transactions, substantially all of the Shareholders and Convertible Loan Lenders agree to duly execute and deliver promptly following signing of this Agreement (i) powers of attorney to Mr. Eelco Van Der Leij, substantially in the form attached hereto as Exhibit C and (ii) powers of attorney to NautaDutilh N.V., substantially in the form attached hereto as Exhibit D, permitting the respective authorized person (a) to execute and deliver any documents, agreements, approvals and or consent to which such Shareholder is a party to in connection with the Transaction (including, but not limited to, the Dutch Deeds of Issue or the German Share Transfer Deed, each such term as defined in the BCA), (b) to take all necessary or desirable actions on behalf of such Shareholder in connection with the transactions contemplated under and as set forth in the BCA and the Transaction Documents (as such term is defined in the BCA) to the extent applicable to such Shareholder (including, for the avoidance of doubt, the execution of this Agreement on each Shareholder’s behalf), (c) to convene and conduct shareholders’ meetings of the Company (including participating and exercising voting rights attached to the Company Shares) in accordance with the governing documents of the Company and for the purpose of obtaining the requisite consent for the Share Exchange and (d) to support the transactions contemplated by the BCA and the other Transaction Documents (including by way of restrictions on the sale, disposition or transfer of the Company Shares held by such Shareholder).

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and each intending to be legally bound, hereby enter into this Agreement and agree as follows:

1.	Defined Terms

In this Agreement, any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2.	Undertakings of the Shareholders

2.1	Each Shareholder hereby irrevocably and unconditionally undertakes and agrees, subject to the restrictions set forth in Sections 2.2 and the condition precedent (aufschiebende Bedingung) set forth in Section 2.3 below, vis-à-vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena, and in each case to the extent legally possible and permissible

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2.1.1	to fully support the Transactions and to implement the Transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which the Shareholders support or participation is required or appropriate, and in particular, without limitation, to

(a)	enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)	make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal, options and similar rights) which are necessary or appropriate in this context;

(c)	if and when shareholders’ meetings of the Company or, following the Share Exchange, TopCo, are held, appear at such meetings and cause the Company Shares or TopCo Shares, respectively, to be counted as present thereat for the purpose of establishing a quorum;

(d)	participate in shareholders’ meetings of the Company or, following the Share Exchange, TopCo, and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, such Shareholder shall participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to TopCo within the Share Exchange and the conversion of TopCo into a Dutch public limited liability company (naamloze vennootschap)´and an increase in authorized capital in the Company if necessary; and

(e)	do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company;

2.1.2	to omit from taking any actions which (a) could be detrimental to, impede, interfere with, prohibit, delay, postpone or otherwise adversely affect the implementation or completion of the transactions contemplated by and as set forth in the BCA or the other Transaction Documents, including the Transactions, in particular, without limitation, (i) except for the Share Exchange, not to sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Company Shares or other Equity Securities of the Company held by such Shareholder, whether acquired prior to, on or after the date hereof, (ii) not to exercise any transfer restriction under the Company Shareholder Agreement, (iii) not to withdraw (or request withdrawal) from this Agreement and (iv) not to enter into any voting agreement or voting trust, or grant a proxy or power of attorney, that is inconsistent with its obligations pursuant to this Agreement; (b) could result in the failure of any condition set forth in the BCA to be satisfied; or (c) could result in a breach of any undertaking, representation or warranty of such Shareholder contained in this Agreement;

2.1.1	to the extent not already duly executed and delivered, to duly execute (with a wet-ink signature) and deliver to the Company the Dutch PoA and to have the Dutch PoA notarized, apostilled and, as applicable, accompanied by a confirmation attached as an annex to the Dutch PoA in accordance with the instructions listed underneath the signature block to the Dutch PoA; and

2.1.2	to, in particular, contribute its Company Shares to TopCo in exchange for TopCo Shares and, if applicable, effect the Option Exercise for the exercise price set forth in the applicable option prior to the Exchange as contemplated by the BCA.

2.2	ND X B.V. and nd industrial investments B.V. undertake, to the extent required or helpful, to exercise their drag rights pursuant to Section 12 under the Company Shareholders Agreement.

2.3	The undertakings and agreements of a Shareholder set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of such Shareholder.

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2.4	For the avoidance of doubt, this Agreement shall be binding upon a Shareholder upon the execution of this Agreement by such Shareholder, the Company, Athena and TopCo; provided that the undertakings and agreements pursuant to Section 2.1 of such Shareholder shall be subject to the condition precedent (aufschiebende Bedingung) that the BCA is entered into by and among the Company, Athena, TopCo, and Merger Sub.

3.	Costs and Expenses

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transactions (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs.

4.	No Assignment of Rights and Obligations

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering Party for its obligations arising out of this Agreement.

5.	Term of this Agreement; Termination of Prior Agreements

5.1	This Agreement shall have effect as from the date hereof up to the earlier of (i) the expiry of the Termination Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) upon the consummation of all transactions contemplated under the BCA; a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

5.2	The termination of this Agreement in accordance with Section 5.1 shall be without prejudice to any claims against a Shareholder in case of a breach of this Agreement by such Shareholder in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Athena shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against such Shareholder notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Athena have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

6.	Confidentiality

Neither of the Shareholders, nor any of its respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or the BCA or the transactions contemplated hereby or thereby, or any matter related to the foregoing, without first obtaining the prior consent of Athena (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Athena prior to announcement or issuance.

7.	Termination of Certain Agreements

The Company and each of the Shareholders hereby acknowledge and agree that the Company Shareholder Agreement shall, contingent upon the approval of the requisite parties and the occurrence of the Closing, terminate and be of no force and effect effective immediately prior to the Effective Time, and each of the Shareholders hereby agrees to the waiver of any rights thereunder in connection with the transactions contemplated by the Merger Agreement.

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8.	Standstill

From the date of this Agreement until the termination of this Agreement in accordance with Section 5, none of the Shareholders shall engage in any transaction involving the securities of SPAC without SPAC’s prior written consent (which consent shall not be unreasonably, withheld, conditioned, or delayed).

9.	Disclosure

Each Shareholder hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by applicable securities Laws or the SEC or any other securities authorities or any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC, such Shareholder’s identity and ownership of the Covered Securities, a copy of this Agreement, and the nature of such Shareholder’s obligations under this Agreement. Each Shareholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the BCA (including filings with the SEC).

10.	Representations and Warranties; Liability

10.1	Each Shareholder hereby warrants as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena by way of an independent warranty that immediately prior to the consummation of the Share Exchange the following statements are true and accurate, in each case however solely with respect to it (and for the avoidance of doubt, not for any of the other Shareholders) and the Company Securities (defined below) held by it:

10.1.1	Ownership. Such Shareholder has (i) the sole and exclusive legal and beneficial ownership of, (ii) good and valid title to and (iii) with respect to the Company Shares, full and exclusive power to vote the Equity Securities (“Company Securities”), listed in Exhibit B, including the number of Company Shares set forth thereon. Its Company Shares have been fully paid in and not been repaid. Other than arising from this Agreement, the Company Shareholder Agreement, the BCA or the other Transaction Documents, (a) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating such Shareholder to transfer or cause to be transferred to any person other than TopCo any of its Company Securities, (b) no person other than TopCo has any contractual or other right or obligation to purchase or otherwise acquire any of the Shareholder’s Company Securities, (c) such Shareholder is not a party to any voting trust, proxy or other agreement or arrangement with respect to the voting of such Shareholder’s Company Securities, (d) there are no security interests, liens, pledges or other encumbrances or third party rights on such Shareholder’s Company Securities, (e) such Shareholder’s Company Securities are not subject to any transfer restrictions or pre-emption or similar acquisition rights other than as provided for by the Company’s articles of association or this Agreement and (f) such Shareholder’s Company Securities are not subject to any trust agreements or sub-participations. As of the date hereof, except as set forth on Exhibit B and other than any Convertible Loan Agreements, such Shareholder does not hold any Equity Securities in the Company or its Subsidiaries.

10.1.2	No Insolvency. No petitions to commence bankruptcy or insolvency proceedings concerning such Shareholder have been filed, nor have any such proceedings been commenced. To such Shareholder’s best knowledge, no circumstances exist that would require a petition for any bankruptcy, insolvency or judicial composition proceedings, nor do any circumstances exist which according to any applicable bankruptcy, insolvency or creditor rights laws, would justify an action to void (Anfechtung) this Agreement.

10.1.3	Authority; Enforceability. Such Shareholder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.

10.1.4	No Spousal Consent. Such Shareholder does under applicable law not require the consent of its spouse to any of the contemplated Transactions.

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10.1.5	No Violation. The execution, delivery and performance of this Agreement by such Shareholder will not (a) violate any provision of any law applicable to such Shareholder or any of its Company Shares; (b) violate any order, judgment or decree applicable to such Shareholder or any of its Company Securities; (c) result in the creation of any lien or encumbrance upon any of its Company Securities; or (d) conflict with, or result in a breach or default under, any agreement or instrument to which such Shareholder is a party or by which or any of its Company Securities are bound; except where, in each of the cases (a) through (d), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (i) a material impact on such Shareholder’s ownership of its Company Securities or (ii) a material adverse effect on the ability of such Shareholder to satisfy or perform any of such Shareholder’s covenants and obligations hereunder.

10.1.6	Consents and Approvals. The execution and delivery by such Shareholder of this Agreement does not, and the performance of such Shareholder’s covenants and obligations hereunder do not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

10.1.7	Litigation. There is no proceeding pending or threatened against such Shareholder or its Company Securities which has had or could reasonably be expected to have, individually or in the aggregate, (a) a material impact on such Shareholder’s ownership of its Company Securities or (b) a material adverse effect on the ability of such Shareholder to perform any of such Shareholder’s covenants and obligations hereunder.

10.2	Any and all obligations of a Shareholder under this Agreement shall be undertaken by such Shareholder solely as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the Company Shares held by such Shareholder.

10.3	A Shareholder’s liability for any and all claims of TopCo and Athena under or in connection with this Agreement shall be limited to an aggregate maximum amount of such Shareholder’s pro rata participation (based on the ratio of its participation in the share capital of the Company immediately prior to the Share Exchange) in the Company Equity Value.

10.4	The claims of TopCo and Athena under or in connection with this Section 10 shall become time-barred five (5) years after the date of this Agreement.

11.	Miscellaneous

11.1	This Agreement and its exhibits and the documents contemplated hereby and thereby comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for any further agreements entered into in connection with the Transaction.

11.2	Any notice or other declaration to be given to a Shareholder (i) in its position as a shareholder of the Company (e.g. invitations to shareholders’ meetings) or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit B. Each Shareholder shall be obliged to inform the Company in writing of any change of their respective correspondence address and/or e-mail address, as the case may be, without undue delay.

11.3	All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.4	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

11.5	Amendments, additions or modifications to this Agreement, including this Section 11.5, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Athena.

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11.6	If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 11.6 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

11.7	This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

11.8	English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

11.9	Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Aachen.

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[Signature Page to Shareholder Undertaking]

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Exhibit A
Business Combination Agreement

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Exhibit B
Shareholders

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Exhibit C

Convertible Loan Lenders

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Exhibit D
Form of Power of Attorney (German)

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Exhibit E
Form of Power of Attorney (Dutch)

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Exhibit A-2

Confidential

LENDER UNDERTAKING

relating to

the Business Combination of

Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

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Lender Undertaking relating to the Business Combination of Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

(the “Agreement”)

by and between

(1)	Next.e.GO Mobile SE, a European Company (Societas Europaea) existing under the laws of the European Union and the Federal Republic of Germany with registered seat in Aachen, Germany registered with the Commercial Register of the Local Court of Aachen under HRB 24014, with business address at Lilienthalstraße 1, 52068 Aachen, Germany,

– hereinafter referred to as the “Company” –

(2)	the lenders identified as such in Exhibit B,

– each hereinafter referred to as a “Lender” and together the “Lenders” –

and

(3)	Athena Consumer Acquisition Corp., a Delaware corporation, with business address at 442 5th Avenue, New York, New York 10018, United States of America,

– hereinafter referred to as “Athena” –

The Company, the Lenders and Athena, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

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TABLE OF EXHIBITS

Exhibit A	Business Combination Agreement
Exhibit B	Convertible Loan Lenders
Exhibit C	Forms of Power of Attorney (German)
Exhibit D	Forms of Power of Attorney (Dutch)

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Preamble

(A)	The Company intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Athena, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (D) below.

(B)	Concurrently with the execution of this Agreement, the Company will enter into a business combination agreement with Athena and several other entities substantially in the form as attached hereto as Exhibit A (the “BCA”) setting forth the terms of the Business Combination.

(C)	The Company, as borrower, entered into convertible loan agreements in the total principal amount of EUR 39,085,000 between the Company and the Lenders (the agreements together, the “Convertible Loan Agreements”).

(D)	Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i) the Lenders will convert the entire loan amount granted to the Company under the Convertible Loan Agreements (plus accrued interest) into either (y) new common shares in the Company and participate in the Share Exchange (as defined below) or (z) TopCo Shares by way of an issuance of TopCo Shares against contribution in kind of all the claims arising from the Convertible Loan Agreements (the “Conversion”);

(ii) all of the shareholders of the Company will contribute their respective shares held in the Company (“Company Shares”) to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in the nominal amount of EUR 0.12 per share in TopCo (“TopCo Shares”) (the “Share Exchange”);

(iii) Athena will merge with a newly formed and wholly owned subsidiary of TopCo, incorporated as a Delaware corporation, (“Merger Sub”) with Athena as the surviving company in the merger (the “Surviving Company”) and, after giving effect to the merger: (i) the Surviving Company will be a wholly owned subsidiary of TopCo, and (ii) each issued and outstanding share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and, immediately thereafter, (iii) each of the resulting shares of Surviving Company Common Stock will be automatically exchanged, through an exchange agent, for one TopCo Share (the Conversion and the Business Combination including the aforementioned transactions under clauses (i) and (ii) and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transactions”);

(iv) after giving effect to the Business Combination, the warrants in Athena held by the holders thereof will no longer be exercisable for shares in Athena but instead will be exercisable (subject to the terms and conditions of such agreement, as amended) for TopCo Shares; and

(v) on or about the “Closing Date” (as such term is defined in the BCA), the TopCo Shares will be listed on the NYSE. The pre-money market capitalization of the Company, on the basis of which the Transaction is to be consummated, is USD 800 million, which includes a 30 million share performance-based earn-out, subject to, and upon the satisfaction of certain terms and conditions (the “Company Equity Value”).

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(E)	It is in the Lenders’ interest that the Transactions, including for the avoidance of doubt the Conversion, is implemented substantially as described above and in the BCA.

(F)	In order to facilitate the implementation of the Transactions substantially all of the Lenders agree to duly execute and deliver promptly following signing of this Agreement (i) powers of attorney to Mr. Eelco Van Der Leij, substantially in the form attached hereto as Exhibit B and (ii) powers of attorney to NautaDutilh N.V., substantially in the form attached hereto as Exhibit C (the “Dutch PoA”), permitting the respective authorized person (x) to execute and deliver any documents, agreements, approvals or consent to which such Lender is a party to in connection with the Transactions, (y) to take all necessary or desirable actions on behalf of such Lender in connection with the transactions contemplated under and as set forth in the BCA and the “Transaction Documents” (as such term is defined in the BCA) to the extent applicable to such Lender (including, for the avoidance of doubt, the execution of this Agreement on each Lender’s behalf) and (z) to support the transactions contemplated by the BCA and the other Transaction Documents.

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and each intending to be legally bound, hereby enter into this Agreement and agree as follows:

1.	Defined Terms

In this Agreement, any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2.	Undertakings of the Lenders

2.1	Each Lender hereby irrevocably and unconditionally undertakes and agrees, subject to the restrictions set forth in Sections 2.2 and the condition precedent (aufschiebende Bedingung) set forth in Section 2.3 below, vis-à-vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena, and in each case to the extent legally possible and permissible

2.1.1	to fully support the Transactions and to implement the transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which such Lender’s support or participation is required or appropriate, and in particular, without limitation, to

(a)	enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)	make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal and similar rights) which are necessary or appropriate in this context;

(c)	if and when, following the Conversion, shareholders’ meetings of the Company or, following the Share Exchange, TopCo, are held, appear at such meetings and cause the TopCo Shares, respectively, to be counted as present thereat for the purpose of establishing a quorum;

(d)	participate, following the Conversion, in shareholders’ meetings of the Company or, following the Share Exchange, TopCo, and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, the Lender shall, following the Conversion, participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to TopCo within the Share Exchange and the conversion of TopCo into a Dutch public limited liability company (naamloze vennootschap); and

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(e)	do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company.

2.1.2	to omit from taking any actions which (a) could be detrimental to, impede, interfere with, prohibit, delay, postpone or otherwise adversely affect the implementation or completion of the transactions contemplated by and as set forth in the BCA or the other Transaction Documents, including the Transactions, in particular, without limitation, not to (i) sell, transfer pledge, encumber, hedge, swap, convert or otherwise dispose of and/or assign its respective rights and obligations under its respective Convertible Loan Agreement or (ii) enter into any voting agreement or voting trust, or grant a proxy or power of attorney, that is inconsistent with its obligations pursuant to this Agreement; (b) could result in the failure of any condition set forth in the BCA to be satisfied; or (c) could result in a breach of any undertaking, representation or warranty of such Lender contained in this Agreement;

2.1.3	to the extent not already duly executed and delivered, to duly execute (with a wet-ink signature) and deliver to the Company the Dutch PoA and to have the Dutch PoA notarized, apostilled and, as applicable, accompanied by a confirmation attached as an annex to the Dutch PoA in accordance with the instructions listed underneath the signature block to the Dutch PoA; and

2.1.4	to, in particular, contribute all of its claims under its respective Convertible Loan Agreement to TopCo in exchange for TopCo Shares in accordance with the Cap Table and the exchange ratio as set forth therein;

2.2	The undertakings and agreements of each Lender set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of such Lender.

2.3	For the avoidance of doubt, this Agreement shall be binding upon a Lender upon the execution of this Agreement by such Lender, the Company, Athena and TopCo; provided that the undertakings and agreements pursuant to Section 2.1 of such Lender shall be subject to the condition precedent (aufschiebende Bedingung) that the BCA is entered into by and among the Company, Athena, TopCo, and Merger Sub.

3.	Release of Liens

In connection with the Transactions, notwithstanding anything to the contrary contained in a Lender’s Convertible Loan Agreement, such Lender agrees that, upon the exchange of claims under such Convertible Loan Agreement in exchange for TopCo Shares, any liens in connection with the Convertible Loan Agreement shall be released and any right to purchase any notes of the Company or TopCo shall be waived, in each case, effective immediately upon such exchange.

4.	Costs and Expenses

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transactions (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs.

5.	No Assignment of Rights and Obligations

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering Party for its obligations arising out of this Agreement.

6.	Term of this Agreement; Termination of Prior Agreements

6.1	This Agreement shall have effect as from the date hereof up to the earlier of (i) the expiry of the Termination Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) the consummation of all transactions contemplated under the BCA; a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

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6.2	The termination of this Agreement in accordance with Section 6.1 shall be without prejudice to any claims against any Lender in case of a breach of this Agreement by any Lender in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Athena shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against the relevant Lender, notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Athena have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

7.	Confidentiality

Neither of the Lenders, nor any of their respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or BCA or the transactions contemplated hereby or thereby, or any matter related to the foregoing, without first obtaining the prior consent of Athena (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Athena prior to announcement or issuance.

8.	Representations and Warranties; Liability

8.1	Each Lender hereby warrants as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena by way of an independent warranty that immediately prior to the consummation of the Conversion the following statements are true and accurate, in each case however solely with respect to it (and for the avoidance of doubt not for any of the other Lenders):

8.1.1	Ownership. (i) Such Lender is the sole and exclusive legal and beneficial owner of the claims under its respective Convertible Loan Agreement and (ii) these claims are free and clear of any encumbrance or other right, title or interest or adverse claims of any person.

8.1.2	Authority; Enforceability. Such Lender has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Lender and constitutes a valid and binding agreement of such Lender, enforceable against such Lender in accordance with its terms.

8.1.3	No Spousal Consent. Such Lender does under applicable law not require the consent of its spouse to any of the contemplated Transactions.

8.1.4	No Insolvency. No petitions to commence bankruptcy or insolvency proceedings concerning such Lender have been filed, nor have any such proceedings been commenced. To such Lender’s best knowledge, no circumstances exist that would require a petition for any bankruptcy, insolvency or judicial composition proceedings, nor do any circumstances exist which according to any applicable bankruptcy, insolvency or creditor rights laws, would justify an action to void (Anfechtung) this Agreement.

8.1.5	No Violation. The execution, delivery and performance of this Agreement by such Lender will not (i) violate any provision of any law applicable to such Lender or any of its Company Shares; (ii) violate any order, judgment or decree applicable to such Lender; (iii) result in the creation of any lien or encumbrance upon any of its Company Shares; or (iv) conflict with, or result in a breach or default under, any agreement or instrument to which such Lender is a party; except where, in each of the cases (i) through (iv), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (a) a material impact on such Lender’s ownership of its claims under its respective Convertible Loan Agreement or (b) a material adverse effect on the ability of such Lender to satisfy or perform any of such Lender’s covenants and obligations hereunder.

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8.1.6	Consents and Approvals. The execution and delivery by such Lender of this Agreement does not, and the performance of such Lender’s covenants and obligations hereunder do not, require such Lender to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

8.1.7	Litigation. There is no proceeding pending or threatened against such Lender which has had or could reasonably be expected to have, individually or in the aggregate, (i) a material impact on such Lender’s ownership of its claims under its respective Convertible Loan Agreement or (ii) a material adverse effect on the ability of such Lender to perform any of such Lender’s covenants and obligations hereunder.

8.2	Any and all obligations of a Lender under this Agreement shall be undertaken by such Lender solely as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the Convertible Loan Agreement to which such Lender is a party.

8.3	A Lender’s liability for any and all claims of TopCo and Athena under or in connection with this Agreement shall be limited to an aggregate maximum amount of such Lender’s entire loan amount granted to the Company under the Convertible Loan Agreements (plus accrued interest).

8.4	The claims of TopCo and Athena under or in connection with this Section 8 shall become time-barred five (5) years after the date of this Agreement.

9.	Miscellaneous

9.1	This Agreement and its exhibits and the documents contemplated hereby and thereby (including, if a Lender is a shareholder of the Company, the Shareholder Undertaking executed by such Lender in its capacity as a shareholder) comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for any further agreements entered into in connection with the Transactions.

9.2	Any notice or other declaration to be given to a Lender (i) in its position as a Convertible Loan Lender or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit B. Each Lender shall be obliged to inform the Company in writing of any change of their respective correspondence address and/or e-mail address, as the case may be, without undue delay.

9.3	All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

9.4	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

9.5	Amendments, additions or modifications to this Agreement, including this Section 8.5, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Athena.

9.6	If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 9.6 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

9.7	This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

9.8	English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

9.9	Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Aachen.

A-2-9

[Signature Page to Lender Undertaking]

A-2-10

Exhibit A
Business Combination Agreement

A-2-11

Exhibit B
Convertible Loan Lenders

A-2-12

Exhibit C
Form of Power of Attorney (German)

A-2-13

Exhibit D
Form of Power of Attorney (Dutch)

A-2-14

Exhibit B

[●], 2022

LOCK-UP AGREEMENT

Next.e.GO B.V.
Lilienthalstraße 1
52068 Aachen, Germany

Re: Lock-Up Agreement

Ladies and Gentlemen:

This lock-up agreement (this “Lock-Up Agreement”), dated as of the date first written above and by and among Next.e.GO B.V., a Dutch private limited liability company (“TopCo”) and the undersigned (the “Securityholder”, which may include certain holders of convertible loans), is being delivered by Securityholder to TopCo, in connection with the transactions contemplated by that certain Business Combination Agreement (the “Transactions”), dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), entered into by and among Athena Consumer Acquisition Corp., a Delaware corporation (“Athena”), Next.e.GO Mobile SE, a European public company (Societas Europae) (the “Company”), TopCo, and Time is Now Merger Sub ,Inc. a Delaware corporation(“Merger Sub”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Business Combination Agreement.

In order to induce TopCo to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TopCo and the Securityholder hereby agree as follows.

Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of TopCo, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, any TopCo ordinary shares (the “Shares”) held by it immediately after the closing of the Transactions (the “Closing”), (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares or that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Shares, whether any such transaction described in clauses (i) or (ii) above in this paragraph is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) above in this paragraph during the Lock-Up Period (as defined below) (any of the actions specified in clauses (i)-(iii), collectively, “Transfer”), in each case, until the date that is six months after the Closing (the “Lock-Up Period”); provided that, for the avoidance of doubt, nothing in this Lock-Up Agreement shall restrict any Securityholder’s right pursuant to any registration rights agreement with TopCo to cause TopCo to file and cause to become effective a registration statement with the SEC naming such Securityholder as a selling shareholder (and to make any required disclosures on Schedule 13D in respect thereof).

The restrictions set forth in the immediately preceding paragraph (the “Transfer Restrictions”) shall not apply to:

(i)	in the case of an entity, Transfers to or distributions to any direct or indirect stockholder, partner, member or affiliate of such entity or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such entity or affiliates of such entity;

(ii)	in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the only beneficiary of which is a member or members of such individual’s immediate family, to an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by will or by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers pursuant to a qualified domestic relations order or divorce settlement;

(v)	in the case of an entity, Transfers by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)	the exercise of any options or warrants to purchase Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(vii)	transactions in the event of completion of a liquidation, merger, consolidation, share exchange, reorganization, tender offer or other similar transaction which results in all of TopCo’s Securityholders having the right to exchange their Shares for cash, securities or other property;

(viii)	in connection with the creation of any charge, lien, mortgage, pledge or other security interest or posting as collateral of any of the Securityholder’s Shares in connection with a bona fide loan transaction; provided that, prior to entering into the collateral agreement or similar agreement in connection with the loan transaction, each pledgee shall execute and deliver to TopCo a lock-up agreement in substantially the form of this Lock-Up Agreement to take effect in the event that the pledgee takes possession of the Securityholder’s Shares as a result of a foreclosure, margin call or similar disposition; and

(ix)	any Transfer made to provide a Securityholder with funds to settle any taxation arising pursuant to the Transactions; provided that, in the case of a transfer pursuant to this clause (ix), if the Securityholder is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of Shares or any securities convertible into or exercisable or exchangeable for Shares by the undersigned during the Lock-Up Period, the Securityholder shall include a statement in such report to the effect that such transfer is being made to provide the Securityholder with funds to settle any taxation arising pursuant to the Transactions; provided, however, that, in the case of clauses (i) through (ix), these permitted transferees must enter into a written agreement, in substantially the form of this Lock-Up Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer Restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

For the avoidance of doubt, each Securityholder shall retain all of its rights as a shareholder of TopCo with respect to the Shares during the Lock-Up Period, including, without limitation, the right to vote any Shares that are entitled to vote.

The Securityholder hereby represents and warrants that such Securityholder has full power and authority to enter into this Lock-Up Agreement and that this Lock-Up Agreement constitutes the legal, valid and binding obligation of the Securityholder, enforceable by TopCo in accordance with its terms. Upon request, the Securityholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Securityholder shall be binding upon the permitted successors and assigns of the Securityholder from and after the date hereof.

This Lock-Up Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Lock-Up Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this Lock-Up Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Lock-Up Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

This Lock-Up Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to choice of law or conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Lock-Up Agreement shall be brought and enforced in any state or federal court located in the Southern District of NewYork, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

This Lock-Up Agreement may be delivered via electronic mail (including pdf or any electronic signature complying with the United States federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This Lock-Up Agreement may be executed in multiple counterparts (including PDF and electronic signature counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

This Lock-Up Agreement shall automatically terminate upon the earlier to occur of (i) the expiration of the Lock-Up Period and (ii) the termination of the Business Combination Agreement.

[remainder of page intentionally left blank]

Very truly yours,

(Name of Securityholder - Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity – Please Print)

(Title of Signatory if Securityholder is an entity – Please Print)

Address:

NEXT.E.GO B.V.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Exhibit C

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of July 28, 2022, is made by and among Athena Consumer Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Athena Consumer Acquisition Corp., a Delaware corporation (“Athena”), Next.e.GO Mobile SE, a European public company (Societas Europae) (the “Company”) and Next.e.GO B.V., a Dutch private limited liability company, to be converted into a Dutch public limited liability Company and renamed Next.e.GO N.V. promptly following the Exchange (“TopCo”), and Isabelle Freidheim, Jane Park, Jennifer Carr-Smith, and Angelina Smith (such individuals, collectively, the “Insiders” and together with the Sponsor, the “Sponsor and Insider Parties”). The Sponsor, Athena, the Company and TopCo and the Insiders shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Athena, the Company, TopCo, and Time is Now Merger Sub Inc., a Delaware corporation (“Merger Sub”), entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Sponsor and Insider Party will agree to (a) vote in favor of approval of all of the Transaction Proposals, (b) waive (if applicable) certain adjustments to the conversion ratio set forth in Athena’s Governing Documents, (c) be bound by certain transfer restrictions with respect to its SPAC Shares prior to Closing, (d) terminate certain lock-up provisions of that certain Letter Agreement dated as of October 19, 2021 by and among Sponsor and Athena and the Insiders (the “Letter Agreement”) and (e) be bound by certain lock-up provisions with respect to the TopCo Ordinary Shares to be issued pursuant to the Business Combination Agreement (the “TopCo Covered Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.	Agreement to Vote. Prior to the Termination Date (as defined herein), each Sponsor and Insider Party, in its capacity as a shareholder of Athena, irrevocably and unconditionally agrees that at the meeting of Athena’s shareholders to be convened for the purpose of obtaining the requisite shareholder approval of the proposals in connection with the Transactions or any other meeting of Athena’s shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), such Sponsor and Insider Party shall:

(a)	if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares owned by such Sponsor and Insider Party as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum;

(b)	vote, or cause to be voted, at such meeting all of such Sponsor and Insider Party’s SPAC Covered Shares (as defined below) owned as of the record date for such meeting in favor of each of the Transaction Proposals and any other matters necessary or reasonably requested by Athena for consummation of the Transactions, including any actions necessary to effectuate the matters contemplated by the Transaction Proposals;

(c)	vote or cause to be voted at such meeting all of such Sponsor and Insider Party’s SPAC Covered Shares against any SPAC Acquisition Proposal and any other action that (i) would reasonably be expected to materially impede, interfere with, delay, postpone, nullify or adversely affect the Transactions, or (ii) would result in the failure of any condition set forth in Article X of the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement; and

(d)	the obligations of the Sponsor and Insider Parties specified in this Section 1 shall apply whether or not the Transactions or any action described above are recommended by the board of directors of Athena (the “Athena Board”) or the Athena Board has changed, withdrawn, withheld, qualified or modified, or publicly proposed to change, withdraw, withhold, qualify or modify, its recommendation to adopt and/or approve the Transaction Proposals. For purposes of this Agreement, “SPAC Covered Shares” means all SPAC Class A Shares and SPAC Class B Shares held by such Sponsor and Insider Party as of the date hereof together with any SPAC Class B Shares and SPAC Class A Shares acquired by such Sponsor and Insider Party after the date hereof.

2.	Waiver of Anti-dilution Protection. With respect to its SPAC Covered Shares, each Sponsor and Insider Party hereby waives and agrees to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of Athena, any rights to adjustment of the conversion ratio with respect to the Athena Class B Shares owned by such Sponsor and Insider Party set forth in the Governing Documents of Athena (including, but not limited to, the rights set forth in Article 4 of the Governing Documents of Athena). Notwithstanding anything to the contrary contained herein, such Sponsor and Insider Party does not waive, or agree to refrain from asserting or perfecting any rights in the event the Business Combination Agreement is terminated. If the Business Combination Agreement is terminated, this Section 2 shall be deemed null and void ab initio.

3.	Transfer of Shares.

(a)	Each Sponsor and Insider Party agrees that, during the period from the date hereof through the Termination Date, except as contemplated by this Agreement and the Business Combination Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of Athena and the Company (which consent may be given or withheld by Athena and the Company in their sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its SPAC Covered Shares; (ii) grant any proxies or powers of attorney with respect to any or all of its SPAC Covered Shares held by it (except in connection with voting by proxy at a meeting of shareholders of Athena as contemplated in Section 1); or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any equity securities, any voting, transfer or similar restrictions) (a “Lien”) with respect to any or all of its SPAC Covered Shares other than those created by this Agreement; provided that any Lien with respect to SPAC Covered Shares that would not prevent, impair or delay its ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 3(a) shall also not prohibit a Transfer by a Sponsor and Insider Party of its SPAC Covered Shares (1) to any of its Affiliates, (2) to Athena’s or the Sponsor’s officers, directors, members, advisors, finders or employees or any of their respective Affiliates, (3) by private sales or transfers made in connection with any forward purchase, non-redemption, incentive or similar arrangement in connection with the consummation of the Transactions, (4) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (5) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (6) in the case of an individual, pursuant to a qualified domestic relations order; or (7) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided that any such direct Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party hereunder and to be bound by the terms of this Agreement.

(b)	Each Sponsor and Insider Party agrees that, for a period from the Closing Date through the date that is 180 days thereafter, it shall not, and shall cause its Affiliates not to, Transfer, or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its TopCo Covered Shares. Notwithstanding the foregoing, this Section 3(b) shall also not prohibit a Transfer of its TopCo Covered Shares (i) by a Sponsor and Insider Party to any of its Affiliates, (ii) to Athena’s or the Sponsor’s officers, directors, members, advisors, finders or employees or any of their respective Affiliates, (iii) by private sales or transfers made in connection with any forward purchase, non-redemption, incentive or similar arrangement in connection with the consummation of the Transactions (iv) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (v) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (vi) in the case of an individual, pursuant to a qualified domestic relations order; or (vii) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party under this Section 3 and to be bound by the terms of this Agreement.

(c)	Any Transfer in violation of this Section 3 shall be null and void ab initio.

4.	Redemption; Other Covenants.

(a)	Unless this Agreement shall have been terminated in accordance with Section 6, each Sponsor and Insider Party hereby agrees that such Sponsor and Insider Party shall not effect a SPAC Stockholder Redemption.

(b)	Each Sponsor and Insider Party hereby agrees to be bound by and subject to (i) Section 9.04 (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Athena and (ii) Section 9.06 (Confidentiality; Access to Information; Publicity) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, in each case, as if such Sponsor and Insider Party were directly a party thereto.

(c)	Each of the Insiders, Athena and Sponsor agrees that during the period from the date hereof through the Termination Date, it shall not further modify, amend or waive the performance of any provision under the Letter Agreement.

5.	Closing Date Deliverables. At or prior to the Closing, Sponsor shall deliver to TopCo and the Company a copy of the Registration Rights Agreement, duly executed by Sponsor.

6.	Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) at Closing, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (c) the mutual written agreement of the Parties hereto; provided that nothing herein shall relieve any Party from liability for any breach hereof prior to the Termination Date, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. Athena shall promptly notify the Sponsor and Insider Parties of the termination of the Business Combination Agreement promptly after the termination of such agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, Section 2 (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring), Section 3, Section 4(b)(ii) (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring and solely with respect to the provisions in Section 9.06 of the Business Combination Agreement that survive following the Closing), and Section 5 (and the other Sections of this Agreement to the extent relating to the aforementioned provisions and including for the avoidance of doubt, Section 11 through Section 14) shall survive the termination of this Agreement pursuant to this Section 6.

7.	No Recourse; Several Not Joint. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement or any other agreement contemplated by the Transactions, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future stockholder, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party. All obligations of a Party under this Agreement are several and not joint, and in no event will a Party seek recourse against another Party in connection with a breach by another Party.

8.	Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of Athena Class B Shares, (b) no Insider makes any agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of the Sponsor or Athena, and (c) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Athena or as an officer, employee or fiduciary of Athena, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Athena.

9.	Representations and Warranties.

(a)	Each of the Parties represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or limited liability company action on its part and (c) this Agreement has been duly and validly executed and delivered by each of the Parties and constitutes, a legal, valid and binding obligation of each such Party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)	Each Sponsor and Insider Party hereby severally but not jointly represents and warrants as of the date hereof to Athena, the Company and TopCo (solely with respect to itself, himself or herself and not with respect to any other Party):

i.	The execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, result in any breach of any provision of the organizational documents of such Person, or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (2) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with the Business Combination Agreement to be listed on the Stock Exchange, (3) filing of certain documents with respect to the Merger under the applicable law of Delaware, (4) certain regulatory approvals, (5) the SPAC Stockholder Approval or (6) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to such Person, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

ii.	Such Person is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the SPAC Class B Shares and the SPAC Private Placement Warrants as set forth in its respective beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, Athena’s Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement, the Letter Agreement or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of such Person to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The equity securities set forth in such beneficial ownership reports filed with the SEC are the only equity securities in Athena owned of record or beneficially by such Person on the date of this Agreement, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided hereunder and under the Letter Agreement.

iii.	There are no Actions pending against such Person, or to the knowledge of such Person threatened against it, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement or the Letter Agreement.

iv.	No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the SPAC Disclosure Schedules, based upon arrangements made by such Person, for which Athena or any of its Affiliates may become liable.

v.	Such Person understands and acknowledges that each of Athena, the Company and TopCo is entering into the Business Combination Agreement in reliance upon such Person’s execution and delivery of this Agreement.

10.	No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

11.	Sponsor Indemnity. For a period of six years after the Closing Date, TopCo will indemnify, exonerate and hold harmless the Sponsor from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Sponsor before, on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the Transactions which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity securities of Athena or TopCo or its control or ability to influence Athena or TopCo; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and Athena or TopCo or any of their respective Subsidiaries, on the other hand, or (ii) the willful misconduct, gross negligence or fraud of the Sponsor. Notwithstanding anything to the contrary in the foregoing paragraph, the Company shall not be liable for any Indemnified Liabilities in excess of $4 million in the aggregate pursuant to the foregoing paragraph. For the avoidance of doubt, the rights of the Sponsor to indemnification pursuant to the foregoing paragraph will be in addition to any other rights the Sponsor may have under any other agreement or instrument to which the Sponsor is or becomes a party or is or otherwise becomes a beneficiary or under Law.

12.	Further Assurances. Each of the Parties is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

13.	Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email or (c) three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to Sponsor:

Athena Consumer Acquisition Sponsor LLC

442 5th Avenue

New York, NY 10018

Attention: Isabelle Freidheim

Email: If@Athenasponsor.com

With a required copy (which shall not constitute notice) to:

White & Case LLP

555 South Flower Street, Suite 2700

Los Angeles, CA 90071

Attention: Daniel Nussen; Morgan Hollins; Joel Rubinstein

Email: Daniel.nussen@whitecase.com; Morgan.hollins@whitecase.com;

Joel.rubinstein@whitecase.com

If to Athena:

Athena Consumer Acquisition Corp.

442 5th Avenue

New York, NY 10018

Attn: Isabelle Freidheim

Email: If@Athenasponsor.com

With a required copy (which shall not constitute notice) to:

White & Case LLP

555 South Flower Street, Suite 2700

Los Angeles, CA 90071

Attention: Daniel Nussen; Morgan Hollins; Joel Rubinstein

Email: Daniel.nussen@whitecase.com; Morgan.hollins@whitecase.com;

Joel.rubinstein@whitecase.com

If to the Company:

Next.e.Go Mobile SE

Lilienthalstraße 1

52068 Aachen, Germany

Attention: eelco.van-der-leij@e-go-mobile.com

Email: eelco.van-der-leij@e-go-mobile.com

With a required copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

Neue Mainzer Strasse 52

60311 Frankfurt, Germany

Attention: Clemens Rechberger

Email: Rechbergerc@sullcrom.com

If to TopCo:

Next.e.GO B.V.

Lilienthalstraße 1

52068 Aachen, Germany

Attention: Eelco Van der Leij

Email: eelco.van-der-leij@e-go-mobile.com

With a required copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

Neue Mainzer Strasse 52

60311 Frankfurt, Germany

Attention: Clemens Rechberger

Email: Rechbergerc@sullcrom.com

14.	No Waiver of Rights, Powers and Remedies. No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

15.	Incorporation by Reference. Sections 1.02 (Construction); 12.03 (Assignment); 12.06 (Governing Law); 12.07 (Captions; Counterparts); 12.09 (Entire Agreement); 12.10 (Amendments); 12.11 (Severability); 12.12 (Jurisdiction); 12.13 (Waiver of Jury Trial); 12.14 (Enforcement) and 12.16 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

ATHENA CONSUMER ACQUISITION SPONSOR LLC

By:
Name:	Isabelle Freidheim
Title:	Managing Member

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

ATHENA CONSUMER ACQUISITION CORP.

By:
Name:	Jane Park
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

NEXT E.GO MOBILE SE

By:
Name:	Eelco Van der Leij
Title:	Chief Financial Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

NEXT.E.GO B.V.

By:
Name:	Ariane Martini
Title:	Managing Director

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

INSIDER

By:
Name:	Isabelle Freidheim
Title:	Chairman of the Board

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

INSIDER

By:
Name:	Jane Park
Title:	Chief Executive Officer and Director

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

INSIDER

By:
Name:	Jennifer Carr-Smith
Title:	Chief Operating Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

INSIDER

By:
Name:	Angelina Smith
Title:	Chief Financial Officer

[Signature Page to Sponsor Letter Agreement]

Exhibit D

LONG-TERM INCENTIVE PLAN

NEXT.E.GO MOBILE N.V.

INTRODUCTION

Article 1

1.1	This document sets out the Company’s long-term incentive plan for employees, officers and other service providers who qualify( as Eligible Participants.

1.2	The main purposes of this Plan are:

a.	to attract, retain and motivate Participants with the qualities, skills and experience needed to support and promote the growth and sustainable success of the Company and its business; and

b.	to incentivise Participants to perform at the highest level and to further the best interests of the Company, its business and its stakeholders.

DEFINITIONS AND INTERPRETATION

Article 2

2.1	In this Plan the following definitions shall apply:
Applicable Law	Each law, rule, regulation and requirement, applicable to the Company including, but not limited to, (i) the laws, rules and regulations of the Netherlands and (ii) each applicable United States federal, state or local law, any rule or regulation of the applicable securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted and each applicable law, rule or regulation of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services, as each such laws, rules and regulations shall be in effect from time to time.

Article	An article of this Plan.

Articles of Association	The Company’s articles of association, as applicable from time to time.

Award	A grant under this Plan in the form of one or more Options, SARs, Shares of Restricted Stock, RSUs, Other Awards, or a combination of the foregoing.

Award Agreement	A written agreement between the Company and a Participant, in such form as the Committee may determine, consistent with and subject to the terms of this Plan.

Bad Leaver	A Participant who ceases to be an Eligible Participant for Cause, including a situation where the Participant resigns and the Committee determines that an event has occurred with respect to that Participant which constitutes Cause.

Board	The Company’s board of directors.

Cause	With respect to a Participant, “cause” as defined in such Participant’s employment, service or consulting agreement with the Company or a Subsidiary, or if not so defined (and unless determined otherwise in the applicable Award Agreement or by the Committee):

a.	such Participant’s indictment for any crime which (i) constitutes a felony, (ii) has, or could reasonably be expected to have, an adverse impact on the performance of such Participant’s services to the Company and/or any Subsidiary or (iii) has, or could reasonably be expected to have, an adverse impact on the business and/or reputation of the Company and/or any Subsidiary;

b.	such Participant having been the subject of any order, judicial or administrative, obtained or issued by any governmental or regulatory body for any securities laws violation involving fraud, market manipulation, insider trading and/or unlawful dissemination of non-public price-sensitive information;

c.	such Participant’s wilful violation of the Company’s code of business conduct and ethics, insider trading policy or other internal policies and regulations established by the Company and/or any Subsidiary, in each case to the extent applicable to the Participant concerned;

d.	gross negligence or wilful misconduct in the performance of such Participant’s duties for the Company and/or any Subsidiary or wilful or repeated failure or refusal to perform such duties;

e.	material breach by such Participant of any employment, service, consulting or other agreement entered into between such Participant on the one hand and the Company and/or any Subsidiary on the other;

f.	conduct by such Participant which should be considered as an urgent cause within the meaning of Section 7:678 DCC, irrespective of whether that provision applies to such Participant’s relationship with the Company and/or any Subsidiary; and

g.	such other acts or omissions to act by such Participant as reasonably determined by the Committee,

provided that the occurrence of an event described in paragraphs c. through e. above shall only constitute Cause if and when such event has not been cured or remedied by the relevant Participant within thirty days after the Company has provided written notice to such Participant.

Change of Control	The occurrence of any one or more of the following events:

a.	the direct or indirect change in ownership or control of the Company effected through one transaction, or a series of related transactions within a twelve-month period, as a result of which any Person or group of Persons acting in concert, directly or indirectly acquires (i) beneficial ownership of more than half of the Company’s issued share capital and/or (ii) the ability to cast more than half of the voting rights in the General Meeting;

b.	at any time during a period of twelve consecutive months, individuals who at the beginning of such period constituted the Board cease to constitute a majority of members of the Board, provided that any new Director who was nominated for appointment by the Board by a vote of at least a majority of the Directors who either were Directors at the beginning of such twelve-month period or whose nomination for appointment was so approved, shall be considered as though such individual were a Director at the beginning of such twelve-month period;

c.	the consummation of a merger, demerger or business combination of the Company or any Subsidiary with another Person, unless such transaction results in the shares in the Company’s capital outstanding immediately prior to the consummation of such transaction continuing to represent (either by remaining outstanding or by being converted into, or exchanged for, voting securities of the surviving or acquiring Person or a parent thereof) at least half of the voting rights in the General Meeting or in the shareholders’ meeting of such surviving or acquiring Person or parent outstanding immediately after the consummation of such transaction;

d.	the consummation of any sale, lease, exchange or other transfer to any Person or group of Persons acting in concert, not being Subsidiaries, in one transaction or a series of related transactions within a twelve-month period, of all or substantially all of the business of the Company and its Subsidiaries; or

e.	subject to Article 10, such other event which the Committee determines to constitute a change of control in respect of the Company.

Committee	The following body, as applicable:

a.	the Board, to the extent the administration or operation of this Plan relates to the actual grant of Awards to Eligible Participants, including the determination of the terms and conditions applicable to such Awards; or

b.	the Compensation Committee for all other matters relating to the administration or operation of the Plan.

Company	Next.e.Go Mobile N.V.

Compensation Committee	The compensation committee established by the Board.

Consultant	Any Person, other than a Director or Employee, who is an adviser or consultant engaged by the Company and/or a Subsidiary to render bona fide services to the Company and/or a Subsidiary.

DCC	The Dutch Civil Code.

Director	A member of the Board.

Eligible Participant	Any Director, Employee or Consultant.

Employee	Any Person, other than a Director, who is an employee or officer of the Company and/or a Subsidiary.

Exercise Date	The date on which an Award is duly exercised by or on behalf of the Participant concerned.

Exercise Price	The exercise price applicable to an Award.

FMV	The closing price of a Share on the relevant date (or, if there is no reported sale of Shares on such date, on the last preceding date on which any such reported sale occurred) on the principal stock exchange where Shares have been admitted for trading, unless determined otherwise by the Committee, provided, however, that the Committee shall exercise such discretion to determine otherwise with respect to Awards held by U.S. Participants only after giving due regard to the requirements of Sections 409A and 422 of the Code.

General Meeting	The Company’s general meeting of shareholders.

Good Leaver	A Participant who ceases to be an Eligible Participant and who is not a Bad Leaver.

Grant Date	The date on which the Committee decides to grant an Award, or such later effective date applicable to such Award as may be determined by the Committee, thereby completing the Company’s corporate action necessary to create the legally binding right constituting the Award.

Option	The right to subscribe for, or otherwise acquire, one Plan Share.

Other Award	An Award which does not take the form of an Option, SAR, Share of Restricted Stock or RSU, and which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares or factors which may influence the value of Shares, including cash-settled financial instruments and financial instruments which are convertible into or exchangeable for Plan Shares.

Participant	The holder of an Award, including, as the context may require, the rightful heir(s) of a previous holder of such Award having acquired such Award as a result of the death of such previous holder.

Performance Criteria	The performance criteria applicable to an Award.

Person	A natural person, partnership, company, association, cooperative, mutual insurance society, foundation or any other entity or body which operates externally as an independent unit or organisation.

Plan	This long-term incentive plan.

Plan Share	A Share underlying an Award.

Replacement Award	An Award granted in assumption of, or in substitution or exchange for, long-term incentive awards previously granted by a Person acquired (or whose business is acquired) by the Company or a Subsidiary or with which the Company or a Subsidiary merges or forms a business combination, as reasonably determined by the Committee.

Restricted Stock	Plan Shares subject to such restrictions as the Committee may impose, including with respect to voting rights and the right to receive dividends or other distributions made by the Company.

RSU	The right to receive, in cash, in assets, in the form of Plan Shares valued at FMV, or a combination thereof, the FMV of one Share on the Exercise Date.

SAR	The right to receive, in cash, in assets, in the form of Plan Shares valued at FMV, or a combination thereof, the excess of the FMV of one Share on the applicable Exercise Date over the applicable Exercise Price.

Section 409A IRC	Section 409A of the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated pursuant thereto (or any successor provision).

Section 457A IRC	Section 457A of the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated pursuant thereto (or any successor provision).

Securities Act	The U.S. Securities Act of 1933, as amended.

Share	An ordinary share in the Company’s capital.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.

U.S. Participant	A Participant who is either a U.S. resident or a U.S. taxpayer.

2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

ADMINISTRATION

Article 3

3.1	This Plan shall be administered by the Committee. The Committee’s powers and authorities under this Plan include the authority to perform the following matters, in each case consistent with and subject to the terms of this Plan, the Articles of Association and Applicable Law:

a.	designating Persons to whom Awards are granted;

b.	deciding to grant Awards;

c.	determining the form(s) and type(s) of Awards being granted and setting the terms and conditions applicable to such Awards, including:

i.	the number of Plan Shares underlying Awards;

ii.	the time(s) when Awards may be exercised or settled in whole or in part;

iii.	whether, to which extent, and under which circumstances Awards may be exercised or settled in cash or assets (including other Awards), or a combination thereof, in lieu of Plan Shares and vice versa;

iv.	whether, to which extent and under which circumstances Awards may be cancelled or suspended;

v.	whether, to which extent and under which circumstances a Participant may designate another Person owned or controlled by him as recipient or beneficiary of his Awards;

vi.	whether and to which extent Awards are subject to Performance Criteria and/or restrictive covenants (including non-competition, non-solicitation, confidentiality and/or Share ownership requirements);

vii.	the method(s) by which Awards may be exercised, settled or cancelled;

viii.	whether, to which extent and under which circumstances, the exercise, settlement or cancellation of Awards may be deferred or suspended;

d.	amending or waiving the terms applicable to outstanding Awards (including Performance Criteria), subject to the restrictions imposed by Article 9 and provided that no such amendment shall take effect without the consent of the affected Participant(s), if such amendment would materially and adversely affect the rights of the Participant(s) under such Awards, except to the extent that any such amendment is made to cause this Plan or the Awards concerned to comply with Applicable Law, stock exchange rules, accounting principles or tax rules and regulations;

e.	making any determination under, and interpreting the terms of, this Plan, any rules or regulations issued pursuant to this Plan and any Award Agreement;

f.	correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Agreement;

g.	settling any dispute between the Company and any Participant (including any beneficiary of his Awards) regarding the administration and operation of this Plan, any rules or regulations issued pursuant to this Plan, and any Award Agreement entered into with such Participant; and

h.	making any other determination or taking any other action which the Committee considers to be necessary, useful or desirable in connection with the administration or operation of this Plan.

3.2	The Committee may issue further rules and regulations for the administration and operation of this Plan, consistent with and subject to the terms of this Plan and the Articles of Association.

3.3	All decisions of the Committee shall be final, conclusive and binding upon the Company and the Participants (including beneficiaries of Awards).

AWARDS

Article 4

4.1	Awards can only be granted to:

a.	Eligible Participants; and

b.	any other Person who has been extended an offer of employment or other service, as a result of which the Committee reasonably expects such Person to become an Eligible Participant within twelve months after the Grant Date, provided that Awards granted to any such Person shall be treated as Awards held by a Bad Leaver if and when he has not become an Eligible Participant within such twelve-month period.

4.2	The Board has the sole and plenary authority, in addition to other express powers and authorizations conferred on the Board by the Plan (whether or not in its capacity of Committee under this Plan), the Articles of Association and Applicable Law, to determine the compensation of individual Directors, to grant Awards to such Persons, and to establish the terms and conditions applicable to those Awards.

4.3	No Award is intended to confer any rights on the relevant Participant except as set forth in the applicable Award Agreement. In particular, no Award should be construed as giving any Participant the right to remain employed by or to continue to provide services for the Company or any Subsidiary.

4.4	Awards shall be granted for no consideration or for such minimal cash consideration as may be required by Applicable Law.

4.5	Awards may be granted alone or in addition or in tandem with any other Award and/or any award under any other plan of the Company or any Subsidiary. Awards granted in addition or in tandem with any other Award and/or any award under any other plan of the Company or any Subsidiary may be granted simultaneously or at different times.

4.6	Each Award shall be evidenced by an Award Agreement entered into between the Company and the Participant concerned. Until an Award Agreement has been entered into between the Company and the relevant Participant, no rights can be derived from the Awards concerned by such Participant.

4.7	Plan Shares, including Awards in the form of Shares of Restricted Stock, shall be delivered in such form(s) as may be determined by the Committee and shall be subject to such stop transfer orders and other restrictions as the Committee may deem required or advisable. Furthermore, the Committee may determine that certificates for such Shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable thereto.

4.8	The terms and conditions applicable to Awards, including the time(s) when Awards vest in whole or in part and any applicable Performance Criteria, shall be set by the Committee and may vary between Awards and between Participants, as the Committee deems appropriate. The Committee may also determine whether and under which circumstances Awards shall be settled automatically upon vesting, without being exercised by the Participant.

4.9	The term of an Award shall be determined by the Committee, but shall not exceed ten years from the applicable Grant Date. Unless determined otherwise by the Committee, if the exercise of an Award is prohibited by Applicable Law or the Company’s insider trading policy on the last business day of the term of such Award, such term shall be extended for a period of one month following the end of such prohibition.

4.10	Unless determined otherwise by the Committee, Awards cannot be transferred, pledged or otherwise encumbered, except by testament or hereditary law as a result of death of the Participant concerned.

4.11	If, as a result of changes in Applicable Law, accounting principles or tax rules and regulations, or due to a variation of the composition of the Company’s issued share capital (including a share split, reverse share split, redenomination of the nominal value, or as a result of a dividend or other distribution, reorganisation, acquisition, merger, demerger, business combination or other transaction involving the Company or a Subsidiary), an adjustment to this Plan, any Award Agreement and/or outstanding Awards is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Committee may adjust equitably any or all of:

a.	the number of Plan Shares available under this Plan;

b.	the number of Plan Shares underlying outstanding Awards; and/or

c.	the Exercise Price or other terms applicable to outstanding Awards.

4.12	Any rights, payments and benefits under any Award shall be subject to repayment and/or recoupment by the Company in accordance with Applicable Law, stock exchange rules and such policies and procedures as the Company may adopt from time to time.

4.13	The Company may withhold from any outstanding Award, any payment, issuance or transfer to be made under such Award, or any other compensation or amount owed by the Company to the Participant holding such Award, an amount (in cash, in assets, in the form of Shares or other Awards, or a combination thereof) equal to the withholding taxes and other costs due, or to be withheld, by the Company or any Subsidiary in respect of the grant, exercise or settlement of such Award.

TYPES OF AWARDS

Article 5

5.1	The Committee may grant Awards in the form of Options, SARs, Shares of Restricted Stock, RSUs, Other Awards or a combination of the foregoing. Options granted to individuals who are either United States residents or United States taxpayers may be granted as Incentive Stock Options or Nonstatutory Stock Options, as defined and specified in Annex A.

5.2	Upon the exercise or settlement of vested Options, the Company shall be obliged to deliver to the Participant concerned (or the beneficiary of such Options, as applicable), the Plan Shares underlying such Options (unless otherwise set forth in the Award Agreement).

5.3	Upon the exercise or settlement of vested SARs, the Company shall be obliged to pay to the Participant concerned (or the beneficiary of such SARs, as applicable) an amount equal to the number of Plan Shares underlying such SARs multiplied by the excess, if any, of the FMV of one Share on the applicable Exercise Date over the applicable Exercise Price. The Company may satisfy such payment obligation in cash, in assets, in the form of Shares valued at FMV, or a combination thereof, at the discretion of the Committee.

5.4	The exercise by a Participant of his rights attached to Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose, including with respect to voting rights and the right to receive dividends or other distributions made by the Company. Upon the vesting of Shares of Restricted Stock, any such restrictions and conditions shall lapse with respect to those Shares. If an Award in the form of Shares of Restricted Stock is cancelled or otherwise terminated, the Participant shall be obliged to transfer all of his unvested Shares of Restricted Stock to the Company promptly and for no consideration.

5.5	Upon the exercise or settlement of vested RSUs, the Company shall be obliged to pay to the Participant concerned (or the beneficiary of such RSUs, as applicable) an amount equal to the number of Plan Shares underlying such RSUs multiplied by the FMV of one Share on the applicable Exercise Date. The Company may satisfy such payment obligation in cash, in assets, in the form of Shares valued at FMV, or a combination thereof, at the discretion of the Committee (unless otherwise set forth in the Award Agreement).

5.6	The Committee may determine that a Participant holding one or more RSUs is entitled to receive dividends and other distributions made by the Company on the Shares, as if such Participant held the Plan Shares underlying such RSUs. The Committee may impose restrictions with respect to such entitlement.

PERFORMANCE CRITERIA

Article 6

6.1	The Committee may condition the right of a Participant to exercise one or more of his Awards, and the timing thereof, upon the achievement or satisfaction of such Performance Criteria as may be determined by the Committee, within periods specified by the Committee.

6.2	If an Award is subject to Performance Criteria which must be achieved or satisfied within a period specified by the Committee for that purpose, such Award can only be exercised or settled at or after the end of that period.

6.3	Performance Criteria may be measured on an absolute or relative basis and may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries and/or business segments. Relative performance may be measured against a group of peer companies determined by the Committee, financial market indices and/or other objective and quantifiable indices. Performance Criteria may relate to performance by the Company and/or by the Participant concerned.

6.4	If the Committee determines that a change in the business, operations, group structure or capital structure of the Company, or other events or circumstances, render certain Performance Criteria applicable to outstanding Awards unsuitable or inappropriate, the Committee may amend or waive such Performance Criteria, in whole or in part, as the Committee deems appropriate.

PLAN SHARES AVAILABLE FOR AWARDS

Article 7

7.1	Subject to Articles 4.11 and 7.2, the Plan Shares underlying Awards which are not Replacement Awards, irrespective of whether such Awards have been exercised or settled, may not represent more than 10% of the Company’s issued share capital immediately following the closing of the de-SPAC transaction resulting in the business combination of the Business Combination of Next.e.GO Mobile SE with Athena Consumer Acquisition Corporation, provided that this number shall be increased annually on January 1 of each calendar year, starting in 2024, by the lesser of (i) 5% of the Company’s issued share capital on the last day of the immediately preceding calendar year or (ii) such lower number as may be determined by the Board (which number may also be nil).

7.2	Plan Shares underlying Awards, except for Replacement Awards, which expire, which are cancelled or otherwise terminated, or which are exercised or settled in cash or assets in lieu of Plan Shares, shall again be available under this Plan and shall not be counted towards the limit imposed by Article 7.1.

VESTING, EXERCISE AND SETTLEMENT

Article 8

8.1	Each Award Agreement shall contain the vesting schedule and, where relevant, delivery schedule (which may include deferred delivery later than the vesting dates) for the relevant Awards.

8.2	Only vested Awards may be exercised or settled in accordance with their terms. An Award can only be exercised (to the extent it is not settled automatically) by or on behalf of the Participant holding such Award. Notwithstanding anything to the contrary in this Plan, the exercise or settlement of a vested Award shall always be and remain suspended for as long as the Plan Shares issuable pursuant thereto must be registered under the Securities Act and are not yet so registered.

8.3	An Award can only be exercised through the use of an electronic system or platform to be designated by the Committee (if and when such system or platform has been set up by the Company), or otherwise by delivering written notice to the Company in a form approved by the Committee.

8.4	Subject to Article 9.1, the Committee shall determine the Exercise Price, provided that the Exercise Price for an Award which can be exercised or settled in the form of Plan Shares shall not be less than the aggregate nominal value of such Plan Shares.

8.5	Upon the exercise of an Award, the applicable Exercise Price must immediately be paid in cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Committee, subject to Applicable Law, may allow such Exercise Price to be satisfied on a cashless or net settlement basis, applying any of the following methods (or a combination thereof):

a.	by means of an immediate sale by or on behalf of the relevant Participant of part of the Plan Shares underlying the Award being exercised, with sale proceeds equal to the Exercise Price being remitted to the Company and any remaining net sale proceeds (less applicable costs, if any) being paid to such Participant;

b.	by means of the relevant Participant forfeiting his entitlement to receive part of the Plan Shares underlying the Award being exercised at FMV on the Exercise Date and charging the aggregate nominal value of the remaining Plan Shares underlying such Award against the Company’s reserves;

c.	by means of the relevant Participant surrendering his entitlement to receive part of the Plan Shares underlying the Award being exercised at FMV on the Exercise Date, against the Company becoming due an equivalent amount to such Participant and setting off that obligation against the Company’s receivable with respect to payment of the applicable Exercise Price; or

d.	by means of the relevant Participant surrendering and transferring Shares to the Company (which may include Plan Shares underlying the Award being exercised) at FMV on the Exercise Date.

8.6	The Company may withhold from any Award granted or any payment due or transfer made under any Award (or under the Plan generally) or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement or any combination thereof) of applicable wage or withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award (or under the Plan generally) and to take such other action, including providing for elective payment of such amounts in cash or Shares by the Participant, as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes. In addition, the Company may cause the sale by or on behalf of the relevant Participant of part of the Plan Shares underlying any Award being exercised or settled, with sale proceeds equal to the applicable wage or withholding taxes being remitted to the Company and any remaining net sale proceeds (less applicable costs, if any) being paid to such Participant.

8.7	When an Award is exercised or settled in the form of Plan Shares, the Company shall, at the discretion of the Committee, subject to Applicable Law and the Company’s insider trading policy:

a.	issue new Plan Shares to the relevant Participant; or

b.	transfer existing Plan Shares held by the Company to the relevant Participant,

provided, in each case, that Plan Shares may be delivered in the form of book-entry securities representing those Plan Shares (or beneficial ownership of those Plan Shares entitling the holder to exercise or direct the exercise of voting rights attached thereto) credited to the securities account designated by the relevant Participant. Furthermore, Plan Shares may be delivered as described in the previous sentence to a Person designated by the relevant Participant, with the prior approval of the Committee, as beneficiary of his Award.

8.8	If an Award is exercised or settled in the form of Plan Shares and such Award does not relate to a whole number of Plan Shares, the number of Plan Shares underlying such Award shall be rounded down to the nearest integer.

PRICING RESTRICTIONS FOR OPTIONS AND SARS

Article 9

9.1	Except for Replacement Awards, the Exercise Price for an Option or SAR shall not be less than the higher of:

a.	the FMV of a Plan Share on the applicable Grant Date and, in case of a SAR being granted in connection with an Option, on the Grant Date of such Option; or

b.	the nominal value of a Plan Share.

9.2	Except as provided in Article 4.11, the Committee may not, without prior approval of the General Meeting, seek to effect any re-pricing of any outstanding “underwater” Option or SAR by:

a.	amending or modifying the terms of such Award to lower the Exercise Price;

b.	cancelling such Award and granting in exchange either (i) replacement Options or SARs having a lower Exercise Price, or (ii) Restricted Stock, RSUs or Other Awards; or

c.	cancelling or repurchasing such Award for cash, assets or other securities,

to the extent any such action is considered a “repricing” for purposes of shareholder approval rules of any securities exchange or inter-dealer quotation system on which the Shares or any other securities of the Company are listed or quoted.

9.3	Options and SARs will be considered to be “underwater” within the meaning of Article 9.2 at any time when the FMV of the Plan Shares underlying such Awards is less than the applicable Exercise Price.

U.S. PARTICIPANTS

Article 10

10.1	With respect to any Award subject to Section 409A IRC and Section 457A IRC, this Plan and the applicable Award Agreement are intended to comply with the requirements of Section 409A IRC and Section 457A IRC, the provisions of this Plan and such Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A IRC and Section 457A IRC, and this Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award subject to Section 409A IRC and Section 457A IRC would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

10.2	Notwithstanding any provision of this Plan to the contrary or any Award Agreement, a termination of employment shall not deemed to have occurred for purposes of any provision of an Award that is subject to Section 409A IRC providing for payment upon or following a termination of a Participant’s employment unless such termination is also a “separation from service” and, for purposes of any such provision of such Award, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”.

10.3	No Awards will be eligible for the payment of dividends or dividend equivalents, to the extent such Option or SAR is subject to Section 409A IRC and Section 457A IRC.

10.4	If all or part of any payments made, or other benefits conferred, under any Award subject to Section 409A IRC constitutes deferred compensation for purposes of Section 409A IRC as a result of a “separation from service” of the relevant Participant (other than due to his death) within the meaning of Section 409A IRC while such Participant is a “specified employee” under Section 409A IRC, then such payment or benefit shall not be made or conferred until six months and one business day have elapsed after the date of such “separation from service”, except as permitted under Section 409A IRC.

10.5	If an Award subject to Section 409A IRC includes a “series of installment payments” within the meaning of Section 1.409A-2(b)(2)(iii) of the United States Treasury Regulations, the right of the relevant Participant to such series of instalment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if such an Award includes “dividend equivalents” within the meaning of Section 1.409A-3(e) of the United States Treasury Regulations, the right of the relevant Participant to such dividend equivalents shall be treated separately from the right to other amounts or other benefits under such Award.

10.6	For any Award subject to Section 409A IRC or Section 457A IRC that provides for accelerated distribution on a Change of Control of amounts that constitute “deferred compensation” as defined in Section 409A IRC and Section 457A IRC, if the event that constitutes such Change of Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A IRC), such amount shall not be distributed on such Change of Control but instead shall vest as of the date of such Change of Control and shall be paid on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the relevant Participant incurring any additional tax, penalty, interest or other expense under Section 409A IRC and Section 457A IRC.

10.7	Notwithstanding the foregoing in this Article 10, the tax treatment of the benefits provided under this Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a U.S. Participant on account of non-compliance with Section 409A IRC and Section 457A IRC.

10.8	Notwithstanding any provision of this Plan to the contrary or any Award Agreement, in the event the Committee determines that any Award may be subject to Section 409A IRC or Section 457A IRC, the Committee may adopt such amendments to this Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determined are necessary or appropriate to:

a.	exempt the Award from Section 409A IRC or Section 457A IRC and/or preserve the intended tax treatment of the benefits provided with respect to the Award; or

b.	comply with the requirements of Section 409A IRC or Section 457A IRC and thereby avoid the application of any adverse tax consequences under such Sections.

LEAVER

Article 11

11.1	If a Participant becomes a Good Leaver, unless otherwise determined by the Committee or set forth in an Award Agreement:

a.	all vested Awards that have not yet been exercised or settled must be exercised or settled in accordance with their terms within a period specified by the Committee and, if such Awards are not exercised or (through no fault of the Participant concerned) not settled within such period, they shall be cancelled automatically without compensation for the loss of such Awards; and

b.	all unvested Awards of such Participant shall be cancelled automatically without compensation for the loss of such Awards, unless the Committee decides otherwise.

11.2	If a Participant becomes a Bad Leaver, all vested Awards of such Participant which have not been exercised or settled, as well as all unvested Awards of such Participant, shall be cancelled automatically without compensation for the loss of such Awards.

CHANGE OF CONTROL

Article 12

12.1	If long-term incentive awards are granted in assumption of, or in substitution or exchange for, outstanding Awards in connection with a Change of Control and the Committee has determined that such awards are sufficiently equivalent to the outstanding Awards concerned, then such outstanding Awards shall be cancelled and terminated upon the replacement awards being granted to the Participants concerned.

12.2	If, in connection with a Change of Control, outstanding Awards are not replaced by long-term incentive awards as described in Article 12.1, or are replaced by long-term incentive awards which the Committee does not consider to be sufficiently equivalent to such outstanding Awards, then such Awards shall immediately vest and, where relevant, settle in full, unless the Committee decides otherwise.

12.3	For purposes of this Article 12, awards shall not be considered to be “sufficiently equivalent” to outstanding Awards, if the underlying securities are not widely held and publicly traded on a regulated national stock exchange.

LOCK-UP

Article 13

13.1	In connection with any registration of the Company’s securities under United States securities laws, to the extent requested by the Company or the underwriters managing any offering of the Company’s securities, and except as otherwise approved by the Committee or pursuant to any exceptions approved by such underwriters, Shares acquired by a Participant pursuant to the issuance, vesting, exercise or settlement of any Award may not be sold, transferred, or otherwise disposed of prior to such period following the effective date of such registration as designated by such underwriters, not to exceed 180 days following such registration.

13.2	The Company may impose stop-transfer instructions with respect to the Shares subject to the restriction stipulated by Article 13.1 until the end of the lock-up period referred to in that provision.

DATA PROTECTION

Article 14

14.1	The Company may process personal data relating to the Participants in connection with the administration and operation of this Plan. The personal data of the Participants which may be processed in this respect may include a copy of an identification document, contact details and bank and securities account numbers. Each Participant’s personal data shall be stored by the Company for such time period as is necessary to administer such Participant’s participation in the Plan or as otherwise permitted under Applicable Law.

14.2	Each Participant’s personal data shall be handled by the Company in a proper and careful manner in accordance with Applicable Law, including the General Data Protection Regulation (GDPR) and the rules and regulations promulgated pursuant thereto. Participants have the right to lodge complaints with an applicable supervisory authority regarding the Company’s processing of personal data pursuant to this Plan.

14.3	The Company shall implement technical and organisational measures designed to protect personal data processed pursuant to Article 14.1. Personnel or third parties that have access to such personal data shall be bound by confidentiality obligations.

14.4	The Company shall abide by any statutory rights the Participants may have regarding their respective personal data processed pursuant to Article 14.1, which includes the right to access, rectification, erasure, restriction of processing, objection to processing and portability of such personal data.

14.5	In connection with the administration and operation of this Plan, the Company may transfer personal data processed pursuant to Article 14.1 to one or more third parties, provided that there is a legitimate interest in doing so. Where such third parties are located outside the European Economic Area in countries that are not considered to provide for an adequate level of data protection, the Company shall ensure that sufficient data protection safeguards are put in place, failing which explicit consent for such transfer shall be obtained from the Participant(s) concerned.

14.6	The Company may establish one or more privacy policies providing further information on data protection and applying to the processing of personal data of the Participants by the Company in connection with the administration and operation of this Plan.

AMENDMENTSand assignment

Article 15

15.1	Except to the extent prohibited by Applicable Law and unless otherwise expressly provided in an Award Agreement, the Board may amend, supplement, suspend or terminate this Plan (or any portion thereof) pursuant to a resolution to that effect, provided that no such amendment, supplement, suspension or termination shall take effect without:

a.	approval of the General Meeting, if such approval is required by Applicable Law or stock exchange rules; and/or

b.	the consent of the affected Participant(s), if such action would materially and adversely affect the rights of such Participant(s) under any outstanding Award, except to the extent that any such amendment, supplement or termination is made to cause this Plan to comply with Applicable Law, stock exchange rules, accounting principles or tax rules and regulations.

15.2	Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan and/or any Award Agreement in such manner as may be necessary or desirable to enable the Plan and/or such Award Agreement to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations to recognise differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimise the Company’s obligation with respect to tax equalisation for Participants on assignments outside their home country.

15.3	If at the time of exercise of an Award the relevant Participant will be employed or engaged by a Subsidiary, the Company has the right to transfer and assign any and all of its obligations and (settlement) rights with debt-discharging effect to the relevant Subsidiary in a manner compliant with Applicable Law; provided that the Committee shall monitor the fulfilment and performance of such obligations and (settlement) rights, and the Subsidiary shall adequately inform the Committee thereof. To the extent Applicable Law requires any obligation or (settlement) under this Plan to be vested in a Subsidiary (e.g., in the capacity of employer of an Employee or principal of a Consultant), the foregoing shall apply insofar as the Company shall make at least such transfer and assignment to the relevant Subsidiary as required by Applicable Law.

GOVERNING LAW AND JURISDICTION

Article 16

This Plan shall be governed by and shall be construed in accordance with the laws of the Netherlands. Subject to Article 3.1 paragraph g., any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

Annex A - Addendum for U.S. Participants

1	Definitions

1.1	Except as otherwise defined below, capitalised terms used herein have the meanings ascribed thereto in the long-term incentive plan (the “Plan”) of NewAmsterdam Pharma Company N.V. (the “Company”).

1.2	In this addendum (the “U.S. Addendum”), the following words will have the meaning as defined below:

a.	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder.

b.	“Disability” means the inability of a U.S. Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

c.	“Fair Market Value” means as of any date, the value of the Shares determined by the Board in compliance with Section 409A of the Code and, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

d.	“Incentive Stock Option” or “ISO” means an Option that is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the Code.

e.	“Nonstatutory Stock Option” or “NSO” means an Option that does not qualify as an Incentive Stock Option.

f.	“Subsidiary” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each corporation other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, as provided in the definition of a “subsidiary corporation” contained in Section 424(f) of the Code.

g.	“U.S.” means the United States of America.

2	Purpose and Applicability.

2.1	This U.S. Addendum applies to U.S. Participants. The purpose of the U.S. Addendum is to facilitate compliance with U.S. tax, securities and other applicable laws, and to facilitate the Company to issue Awards to eligible U.S. Participants.

2.2	Except as otherwise provided by the U.S. Addendum, all grants of Awards made to U.S. Participants will be governed by the terms of the Plan, when read together with the U.S. Addendum. In any case of an irreconcilable contradiction (as determined by the Board) between the provisions of the U.S. Addendum and the Plan, the provisions of the U.S. Addendum will govern.

3	Additional Terms and Conditions Applicable to All Options Granted to U.S. Participants.

3.1	Form of Award Agreement. Any Award Agreement with U.S. Participants for an Option shall indicate if all or a portion of the Option is designated as an Incentive Stock Option.

3.2	Maximum Term of Options. No Option will be exercisable after the expiration of ten (10) years from the Grant Date, or such shorter period specified in the applicable Award Agreement.

3.3	Exercise Price. No Option other than an Option constituting a Replacement Award or a shall have an Exercise Price that is less than Fair Market Value on the Grant Date. Any Options that are Replacement Awards granted to U.S. Participants shall be granted in accordance with U.S. Treasury Regulation § 1.424-1 and, for NSOs, U.S. Treasury Regulation § 1.409A-1(b)(5)(v)(D).

3.4	Transferability of Options. A U.S. Participant may only transfer an Option if permitted by the Board. The Board may only permit transfer of the Option in a manner that is permitted by the Plan and is not prohibited by applicable U.S. tax and securities laws. The Board, in its sole discretion, may impose such limitations on the transferability of Options as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options will apply:

a.	Restriction on Transfer. An Option will not be transferable except by will or by the laws of descent and distribution (or pursuant to paragraphs a. and b. below), and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. An Option may not be transferred for consideration.

b.	Domestic Relations Orders. Subject to the approval of the Board, an Option may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option will be deemed to be a Nonstatutory Stock Option as a result of such transfer.

c.	Beneficiary Designation. Subject to the approval of the Board, a U.S. Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, on the death of the U.S. Participant, will thereafter be entitled to exercise the Option and receive the Plan Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the U.S. Participant, the executor or administrator of the U.S. Participant’s estate will be entitled to exercise the Option and receive the Plan Shares or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

3.5	Eligible Recipients of Awards. Awards may not be granted to any person whose employment or other service with the Company has not yet commenced.

4	Provisions Applicable to Incentive Stock Options.

4.1	Eligible Recipients of ISOs. Incentive Stock Options may be granted only to employees of the Company or a Subsidiary.

4.2	Designation of ISO Status. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option.

4.3	Limits for 10% Shareholders. A person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares carrying more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any affiliate (as determined under Section 424 of the Code), will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the Grant Date and the Option is not exercisable after the expiration of five (5) years from the Grant Date.

4.4	No Transfer. As provided by Section 422(b)(5) of the Code, an Incentive Stock Option will not be transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. If the Board elects to allow the transfer of an Option by a U.S. Participant that is designated as an Incentive Stock Option, such transferred Option will automatically become a Nonstatutory Stock Option.

4.5	US $100,000 Limit. As provided by Section 422(d) of the Code and applicable regulations thereunder, to the extent that the aggregate Fair Market Value (determined on the Grant Date) of Plan Shares with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (under all plans of the Company and any Subsidiary, including the Plan) exceeds USD 100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).

4.6	Post-Termination Exercise. To obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the U.S. Internal Revenue Code requires, among other things, that at all times beginning on the Grant Date and ending on the day three (3) months before the date of exercise of the Option, the U.S. Participant must be an employee of the Company or a Subsidiary (except in the event of the U.S. Participant’s Disability, in which case a 12-month period applies or in the event of the U.S. Participant’s death). If an Option is exercised more than three (3) months after the U.S. Participant’s employment terminates (other than on account of Disability or death) or more than twelve (12) months after the U.S. Participant’s employment terminates on account of Disability, the Option will not qualify as an Incentive Stock Option.

5	Tax Matters

5.1	Tax Withholding Requirement. Prior to the delivery of any Plan Shares pursuant to the exercise of an Option or pursuant to any other Award, the Company will have the power and the right to deduct or withhold, or require a U.S. Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, local, non-U.S. or other taxes required to be withheld with respect to such Award.

5.2	Withholding Arrangements. The Company may, in its sole discretion, satisfy any U.S. federal, state, local, foreign or other tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the U.S. Participant to tender a cash payment; (ii) withholding Shares issued or otherwise issuable to the U.S. Participant in connection with the Award; or (iii) withholding payment from any amounts otherwise payable to the U.S. Participant.

5.3	No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to the U.S. Participant to advise such holder as to the time or manner of exercising the Option. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Option or a possible period in which the Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the U.S. Participant.

6	Term, Amendment and Termination of the U.S. Addendum.

6.1	The Board may amend, suspend or terminate this U.S. Addendum at any time. Unless terminated sooner by the Board, the U.S. Addendum will terminate automatically upon the earliest of (i) 10 years after adoption of the U.S. Addendum by the Board, (ii) 10 years after approval of the U.S. Addendum by the General Meeting or (iii) the termination of the Plan. No Options may be granted under the U.S. Addendum while either the Plan or the U.S. Addendum is suspended or after the Plan or the U.S. Addendum is terminated.

6.2	If this U.S. Addendum is terminated, the provisions of this U.S. Addendum and any administrative guidelines, and other rules adopted by the Board and in force at the time of suspension or termination of this U.S. Addendum, will continue to apply to any outstanding Award as long as an Award issued pursuant to the U.S. Addendum remain outstanding.

6.3	No amendment, suspension or termination of the U.S. Addendum may materially and adversely affect any Awards granted previously to any U.S. Participant without the consent of the U.S. Participant.

Exhibit E

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2022, is made and entered into by and among Athena Consumer Acquisition Corp., a Delaware corporation (“SPAC”), Athena Consumer Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Next.e.GO B.V., a Dutch private limited liability company, to be converted into a Dutch public limited liability company and renamed Next.e.GO N.V. (the “Company”), certain former stockholders and holders of convertible loans of Next.e.GO Mobile SE, a European company established under German and European law (the “Target”) set forth on Schedule 1 hereto (such stockholders, the “Target Holders”), and certain of SPAC’s officers and directors, certain members of the Sponsor and/or their respective affiliates set forth on Schedule 2 hereto (such individuals, the “Athena Insiders”) (each such Target Holder or Athena Insider and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.02 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, SPAC, the Sponsor and the other parties thereto are party to that certain Registration Rights Agreement, dated as of October 19, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of [●] (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Time Is Now Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct wholly owned subsidiary of the Company, the Target, SPAC and ND Group B.V., a Dutch private limited liability company;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders received ordinary shares in the capital of the Company, with a nominal value of EUR 0.12 per share (the “Target Holder Ordinary Shares”);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Sponsor and the Athena Insiders, as applicable, received ordinary shares in the capital of the Company (the “Sponsor and Athena Insiders Ordinary Shares” and together with the Target Holder Ordinary Shares, the “Ordinary Shares”);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders have the right to receive Earnout Shares, as defined in the Merger Agreement (the “Earnout Shares”), in accordance with the terms and conditions set forth in the Merger Agreement;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

WHEREAS, SPAC, the Sponsor and the other parties to the Original RRA desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

Section 1.01 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.09.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 5.09.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, any other principal executive officer, the Chief Financial Officer or any other principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Athena Insiders” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.04(a).

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.01(d).

“Earnout Shares” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1 Shelf” shall have the meaning given in Section 2.01(a).

“Form F-3 Shelf” shall have the meaning given in Section 2.01(a).

“Holder Information” shall have the meaning given in Section 4.01(b).

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 5.09.

“Maximum Number of Securities” shall have the meaning given in Section 2.01(e).

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.01(d).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.04(a).

“Permitted Transferees” shall mean (i) any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities or (ii) any other person or entity with the prior written consent of the Company, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company, and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.02(a).

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of SPAC’s initial public offering, including any Ordinary Shares issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Ordinary Shares and any other equity security (including the Private Placement Warrants and any other warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any outstanding Ordinary Shares or any other equity security (including warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Ordinary Shares; (d) any Earnout Shares, and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c), (d) or (e) above by way of a stock dividend or stock split or in connection with a conversion, distribution, exchange, reclassification, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered to the Holder by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold, transferred, disposed of or exchanged without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable and documented fees and disbursements of counsel for the Company;

(e) reasonable and documented fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f)   reasonable and documented fees and expenses of one legal counsel (not to exceed $75,000 in the aggregate for each Registration without prior approval of the Company) selected by the majority in interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.01(e).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“SPAC” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor and Athena Insiders Ordinary Shares” shall have the meaning given in the Preamble hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.01(d).

“Withdrawal Notice” shall have the meaning given in Section 2.01(f).

Article II
REGISTRATIONS

Section 2.01 Shelf Registration.

(a) Filing. As soon as practicable but no later than sixty calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement, as defined below) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. The Company’s obligations under this Section 2.01(a), shall, for the avoidance of doubt, be subject to Section 3.04.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.04, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.01(b), shall, for the avoidance of doubt, be subject to Section 3.04.

(c) Additional Registrable Securities. Subject to Section 3.04, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of (i) the Sponsor or (ii) a Holder of at least five percent of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Sponsor, the Target Holders, and the Athena Insiders for an aggregate of not more than five additional Registrations per calendar year pursuant to this Agreement.

(d) Requests for Underwritten Shelf Takedowns. Subject to Section 3.04, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Athena Insider or a Target Holder (any of the Sponsor, an Athena Insider or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall (i) include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total gross offering price reasonably expected to exceed, in the aggregate, $25 million or (ii) cover all of the remaining Registrable Securities held by the Demanding Holder, provided that the total offering price is reasonably expected to exceed $15 million in the aggregate (each of the circumstances described in (i) and (ii), the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.04(d), the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, the Athena Insiders and the Target Holders may each demand not more than two Underwritten Shelf Takedowns pursuant to this Section 2.01(d) in any twelve month period, for an aggregate of not more than six Underwritten Shelf Takedowns pursuant to this Section 2.01(d) in any twelve month period. Notwithstanding anything to the contrary in this Agreement, the Company may effectuate any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

(e) Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by the Company or by other Holders of Ordinary Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown that can be sold without exceeding the Maximum Number of Securities.

(f)   Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Athena Insider or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.01(d), unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, an Athena Insider or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Athena Insider or such Target Holder, as applicable, for purposes of Section 2.01(d). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.01(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.01(f).

Section 2.02 Piggyback Registration.

(a) Piggyback Rights. Subject to Section 2.04(c), if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.01), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.02(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.02(a) to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to Section 2.02 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(i)   if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.02(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(i)   if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.02(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(ii)      if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.02(a), pro rata, based on the respective number of Registrable Securities that such Holder has requested be included in such Underwritten Offering relative to the aggregate number of Registrable Securities that all Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(iii)    if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.01 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.01(e).

(c) Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.01(f)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.01(f)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.02(c).

(d) Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.01(f), any Piggyback Registration effected pursuant to this Section 2.02 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.01(d) hereof.

Section 2.03 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven days prior (to the extent notice of an Underwritten Offering has been provided) to and the ninety day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 2.03 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their affiliates) hold at least 5% of the issued and outstanding Ordinary Shares and each of the Company’s directors and executive officers have agreed to a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under the second sentence of this Section 2.03 shall only apply for so long as such Holder (together with its affiliates) holds at least five percent of the issued and outstanding Ordinary Shares.

Section 2.04 Block Trades; Other Coordinated Offerings.

(a) Notwithstanding any other provision of this Article II, but subject to Section 3.04, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $25 million in the aggregate, net of underwriting discounts and commissions or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, provided that the total offering price is reasonably expected to exceed $15 million in the aggregate, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least three business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the Registration Statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

(b) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.04(b).

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.02 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

(d) The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

(e) A Demanding Holder in the aggregate may demand no more than two Block Trades or Other Coordinated Offerings pursuant to this Section 2.04 in any twelve month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.04 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.01(d) hereof.

Article III
COMPANY PROCEDURES

Section 3.01 General Procedures. In connection with any Shelf and/or Shelf Takedown and/or other disposition of Registrable Securities pursuant to a Registration Statement contemplated herein (to the extent applicable), the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

(a) prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, (i) as may be reasonably requested by (x) the Sponsor or (y) any Holder that holds at least five percent of the Registrable Securities registered on such Registration Statement or (z) any Underwriter of Registrable Securities or (ii) as may be required by the rules, regulations or instructions applicable to the Registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such Registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f)   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.04), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i)   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.04 hereof;

(j)   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(k) use its commercially reasonable efforts to obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority in interest of the participating Holders;

(l)  in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, use its commercially reasonable efforts to obtain an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion or negative assurance letter, as applicable, is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders, as applicable;

(m)     in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

(o) with respect to an Underwritten Offering pursuant to Section 2.01(d), use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

Section 3.02 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.03 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.03 shall not affect the Registration of the other Registrable Securities to be included in such Registration.

Section 3.04

Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed.

(b) Subject to Section 3.04(d), if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, then the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.04(b), the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company (which such notice the Company shall immediately provide to such Holder upon the expiration of any period during which the Company exercised its rights under this Section 3.04), that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

(c) Subject to Section 3.04(d), (a) during the period starting with the date sixty days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable best efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.01(d), Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.01(d) or Section 2.04.

(d) The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.04(b) or a registered offering pursuant to Section 3.04(c) shall be exercised by the Company in the aggregate, for not more than ninety consecutive calendar days or more than one hundred and twenty total calendar days in each case, during any twelve month period.

Section 3.05 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.05. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of any customary documentation reasonably required from the applicable Holders and/or their broker(s) in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) to the extent required by the transfer agent deliver the necessary legal opinions or instruction letters, as applicable, to the transfer agent in connection with the instruction under subclause (a). Following such time as Rule 144 is available, with a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (a) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.01 Indemnification. ~~(a)~~(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c) Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under Section 4.01 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.01(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.01(a), 4.01(b) and 4.01(c) above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.01(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.01(e). No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.01(e) from any person or entity who was not guilty of such fraudulent misrepresentation.

Article V
MISCELLANEOUS

Section 5.01 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Next.e.GO N.V., Lilienthalstraße 152068 Aachen, Germany, attention: Eelco Van der Leij, Email: eelco.van-der-leij@e-go-mobile.com, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective ten days after delivery of such notice as provided in this Section 5.01.

Section 5.02 Assignment; No Third Party Beneficiaries. ~~(a)~~(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) Subject to Section 5.02(d) and Section 5.02(e), this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Target Holders, the Athena Insiders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the Athena Insiders or Target Holders shall be permitted to transfer its rights hereunder as the Athena Insiders or Target Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Athena Insider or Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Athena Insider or Target Holder or such transferees) and (ii) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees).

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

(d) This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.02 hereof.

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.01 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.02 shall be null and void.

Section 5.03 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

Section 5.04 Governing Law; Venue; Trial By Jury. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISION OF SUCH JURISDICTION, AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 5.05 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Athena Insider so long as such Athena Insider and its respective affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a Holder of Ordinary Shares, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.06 Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Ordinary Shares (or securities convertible into or exchangeable for Ordinary Shares) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares, (ii) an Athena Insider, for so long as such Athena Insider and its affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares, and (iii) a Target Holder, for so long as such Target Holder and its affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares; or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 5.07 Term. This Agreement shall terminate on the earlier of (a) the fifth anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.05 and Article IV shall survive any termination.

Section 5.08 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

Section 5.09 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.02 hereof, subject to the prior written consent of each of the Sponsor, each Athena Insider and each Target Holder (in each case, so long as such Holder and its affiliates hold at least three percent of the outstanding Ordinary Shares), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

Section 5.10 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 5.11 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

Section 5.12 Further Assurances. From time to time, at another party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

NEXT.E.GO B.V.
a Dutch private limited liability company

By:
Name:
Title:

SPONSOR:

ATHENA CONSUMER ACQUISITION SPONSOR LLC,
a Delaware limited liability company

By:
Name: Isabelle Freidheim
Title: Managing Member

[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1

FORMER STOCKHOLDERS AND HOLDERS OF CONVERTIBLE LOANS OF NEXT.E.GO MOBILE SE

Schedule 1 - Former Stockholders of Next.E.Go Mobile SE

Schedule 2

CERTAIN OFFICERS AND DIRECTORS OF SPAC

Schedule 2 – Certain Officers and Directors of SPAC

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

Exhibit A – Registration Rights Agreement Joinder

EXHIBIT F

FINAL FORM

This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. Definitions included in Article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION

Next.e.GO N.V.

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:

Article	An article of these articles of association.
Board	The Company’s board of directors.
Board Rules	The internal rules applicable to the Board, as drawn up by the Board.
CEO	The Company’s chief executive officer.
Chairman	The chairman of the Board.
Company	The company to which these articles of association pertain.
DCC	The Dutch Civil Code.
Director	A member of the Board.
Executive Director	An executive Director.
General Meeting	The Company’s general meeting.
Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.
Indemnified Officer	A current or former Director or such other current or former director, officer or employee of the Company or its Group Companies as designated by the Board.
Meeting Rights	With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company’s cooperation, including the right to attend and address a General Meeting.
Non-Executive Director	A non-executive Director.
Person with Meeting Rights	A shareholder, a usufructuary or pledgee with voting rights or a holder of depository receipts for ordinary shares issued with the Company’s cooperation.
Record Date	The date of registration for a General Meeting as provided by law.
Simple Majority	More than half of the votes cast.
Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.
Vice-Chairman	The vice-chairman of the Board.

1.2	Unless the context requires otherwise, references to “ordinary shares” or “shareholders” are to ordinary shares in the Company’s capital or to the holders thereof, respectively.

1.3	References to statutory provisions are to those provisions as they are in force from time to time.

1.4	Terms that are defined in the singular have a corresponding meaning in the plural.

1.5	Words denoting a gender include each other gender.

1.6	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1	The Company’s name is Next.e.GO N.V.

2.2	The Company has its corporate seat in Amsterdam.

OBJECTS

Article 3

The Company’s objects are:

a.	development, design, engineering, testing, manufacturing, production, marketing, sales, licensing and life cycle services of all types of vehicles as well as production systems;

b.	to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses, including joint ventures;

c.	to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

d.	to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties; and

e.	to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 4

4.1	The Company’s authorised share capital amounts to [amount] euro (EUR [amount]).[1]

4.2	The authorised share capital is divided into [number] ([number]) ordinary shares, each having a nominal value of twelve eurocents (EUR 0.12).

4.3	The Board may resolve that one or more ordinary shares are divided into such number of fractional ordinary shares as may be determined by the Board. Unless specified differently, the provisions of these articles of association concerning ordinary shares and shareholders apply mutatis mutandis to fractional ordinary shares and the holders thereof, respectively.

4.4	The Company may cooperate with the issue of depository receipts for ordinary shares in its capital.

SHARES - FORM AND SHARE REGISTER

Article 5

5.1	All ordinary shares are in registered form. The Company may issue share certificates for ordinary shares in registered form as may be approved by the Board. Each Director is authorised to sign any such share certificate on behalf of the Company.

5.2	Ordinary shares shall be numbered consecutively, starting from 1.

5.3	The Board shall keep a register setting out the names and addresses of all shareholders and all holders of a usufruct or pledge in respect of ordinary shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. The register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules. The Board may appoint a registrar to keep the register on its behalf.

5.4	Shareholders, usufructuaries and pledgees shall provide the Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the party concerned.

5.5	All notifications may be sent to shareholders, usufructuaries and pledgees at their respective addresses as set out in the register.

[1]	The initial authorised share capital will be approximately (but no more than) five times the number of ordinary shares outstanding immediately after the share exchange under the BCA. The initial authorised share capital will be increased immediately following the merger under the BCA pursuant to the transitional provision at the end of these articles.

SHARES - ISSUE

Article 6

6.1	The Company can only issue ordinary shares pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of ordinary shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue ordinary shares, the General Meeting shall not have this authority.

6.2	Article 6.1 applies mutatis mutandis to the granting of rights to subscribe for ordinary shares, but does not apply in respect of issuing ordinary shares to a party exercising a previously acquired right to subscribe for ordinary shares.

6.3	The Company may not subscribe for ordinary shares in its own capital.

SHARES - PRE-EMPTION RIGHTS

Article 7

7.1	Upon an issue of ordinary shares, each shareholder shall have a pre-emption right in proportion to the aggregate nominal value of his ordinary shares.

7.2	In deviation of Article 7.1, shareholders do not have pre-emption rights in respect of:

a.	ordinary shares issued against non-cash contribution; or

b.	ordinary shares issued to employees of the Company or of a Group Company.

7.3	The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless the announcement is sent in writing to all shareholders at the addresses submitted by them.

7.4	Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

7.5	Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised as referred to in Article 6.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

7.6	A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 7.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

7.7	The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for ordinary shares, but do not apply in respect of issuing ordinary shares to a party exercising a previously acquired right to subscribe for ordinary shares.

SHARES - PAYMENT

Article 8

8.1	Without prejudice to Section 2:80(2) DCC, the nominal value of an ordinary share and, if the ordinary share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that ordinary share.

8.2	Ordinary shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

8.3	Payment in a currency other than the euro can only be made with the Company’s consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 2:80a(3) DCC, the date of the payment determines the exchange rate.

SHARES - FINANCIAL ASSISTANCE

Article 9

9.1	The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of ordinary shares or depository receipts for ordinary shares in its capital by others. This prohibition applies equally to Subsidiaries.

9.2	The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of ordinary shares or depository receipts for ordinary shares in the Company’s capital by others, unless the Board resolves to do so and Section 2:98c DCC is observed.

9.3	The preceding provisions of this Article 9 do not apply if ordinary shares or depository receipts for ordinary shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

SHARES - ACQUISITION OF OWN SHARES

Article 10

10.1	The acquisition by the Company of ordinary shares in its own capital which have not been fully paid up shall be null and void.

10.2	The Company may only acquire fully paid up ordinary shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Board for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.

10.3	An authorisation as referred to in Article 10.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of ordinary shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire ordinary shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these ordinary shares are included on the price list of a stock exchange.

10.4	Without prejudice to Articles 10.1 through 10.3, the Company may acquire ordinary shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Board, must be within the range stipulated by the General Meeting as referred to in Article 10.3.

10.5	The previous provisions of this Article 10 do not apply to ordinary shares acquired by the Company under universal title of succession.

10.6	In this Article 10, references to ordinary shares include depository receipts for ordinary shares.

SHARES - REDUCTION OF ISSUED SHARE CAPITAL

Article 11

11.1	The General Meeting can resolve to reduce the Company’s issued share capital by cancelling ordinary shares or by reducing the nominal value of ordinary shares by virtue of an amendment to these articles of association. The resolution must designate the ordinary shares to which the resolution relates and it must provide for the implementation of the resolution.

11.2	A resolution to cancel ordinary shares may only relate to ordinary shares held by the Company itself or in respect of which the Company holds the depository receipts.

11.3	A resolution of the General Meeting to reduce the Company’s issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

SHARES - ISSUE AND TRANSFER REQUIREMENTS

Article 12

12.1	Except as otherwise provided or allowed by Dutch law, the issue or transfer of an ordinary share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.

12.2	The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

12.3	For as long as any ordinary shares are admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the ordinary shares reflected in the register administered by the relevant transfer agent, without prejudice to the applicable provisions of Chapters 4 and 5 of Title 10 of Book 10 DCC.

SHARES - USUFRUCT AND PLEDGE

Article 13

13.1	Ordinary shares can be encumbered with a usufruct or pledge.

13.2	The voting rights attached to an ordinary share which is subject to a usufruct or pledge vest in the shareholder concerned.

13.3	In deviation of Article 13.2, the holder of a usufruct or pledge on ordinary shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created. Shareholders who, in accordance with this Article 13.3, do not have voting rights shall have Meeting Rights.

13.4	Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

BOARD - COMPOSITION

Article 14

14.1	The Company has a Board consisting of:

a.	one or more Executive Directors, being primarily charged with the Company’s day-to-day operations; and

b.	one or more Non-Executive Directors, being primarily charged with the supervision of the performance of the duties of the Directors.

The Board shall be composed of individuals.

14.2	The Board shall determine the number of Executive Directors and the number of Non-Executive Directors, provided that the majority of the Directors shall be Non-Executive Directors.

14.3	The Board shall elect an Executive Director to be the CEO. The Board may dismiss the CEO, provided that the CEO so dismissed shall subsequently continue his term of office as an Executive Director without having the title of CEO.

14.4	The Board shall elect a Non-Executive Director to be the Chairman and another Non-Executive Director to be the Vice-Chairman. The Board may dismiss the Chairman or Vice-Chairman, provided that the Chairman or Vice-Chairman so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Chairman or Vice-Chairman, respectively.

14.5	If a Director is absent or unable to act, he may be replaced temporarily by a person whom the Board has designated for that purpose and, until then, the other Director(s) shall be charged with the management of the Company. If all Directors are absent or unable to act, the management of the Company shall be attributed to the person who most recently ceased to hold office as the Chairman. If such former Chairman is unwilling or unable to accept that position, the management of the Company shall be attributed to the person who most recently ceased to hold office as the CEO. If such former CEO is also unwilling or unable to accept that position, the management of the Company shall be attributed to one or more persons whom the General Meeting has designated for that purpose. The person(s) charged with the management of the Company in this manner, may designate one or more persons to be charged with the management of the Company instead of, or together with, such person(s).

14.6	A Director shall be considered to be unable to act within the meaning of Article 14.5:

a.	during the existence of a vacancy on the Board, including as a result of:

i.	his death;

ii.	his dismissal by the General Meeting, other than at the proposal of the Board; or

iii.	his voluntary resignation before his term of office has expired;

iv.	not being reappointed by the General Meeting, notwithstanding a (binding) nomination to that effect by the Board,

provided that the Board may always decide to decrease the number of Directors such that a vacancy no longer exists; or

b.	during his suspension; or

c.	in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Board on the basis of the facts and circumstances at hand).

BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL

Article 15

15.1	The General Meeting shall appoint the Directors and may at any time suspend or dismiss any Director. In addition, the Board may at any time suspend an Executive Director.

15.2	The General Meeting shall only appoint Directors upon a binding nomination by the Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened. The nomination shall state whether the candidate is nominated for appointment as Executive Director or Non-Executive Director.

15.3	At a General Meeting, a resolution to appoint a Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

15.4	A resolution of the General Meeting to suspend or dismiss a Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

15.5	If a Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

BOARD - DUTIES AND ORGANISATION

Article 16

16.1	The Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. This includes in any event setting the Company’s policy and strategy. In performing their duties, Directors shall be guided by the interests of the Company and of the business connected with it.

16.2	The Board shall draw up Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Directors shall act in compliance with the Board Rules.

16.3	The Directors may allocate their duties amongst themselves in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, provided that:

a.	the Executive Directors shall be charged with the Company’s day-to-day operations;

b.	the task of supervising the performance of the duties of the Directors cannot be taken away from the Non-Executive Directors;

c.	the Chairman must be a Non-Executive Director; and

d.	the making of proposals for the appointment of a Director and the determination of the compensation of the Executive Directors cannot be allocated to an Executive Director.

16.4	The Board may determine in writing, in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, that one or more Directors can validly pass resolutions in respect of matters which fall under his/their duties.

16.5	The Board shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Board. The Board shall draw up (and/or include in the Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.

16.6	The Board may perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.

BOARD - DECISION-MAKING

Article 17

17.1	Without prejudice to Article 17.5, each Director may cast one vote in the decision-making of the Board.

17.2	A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board.

17.3	Resolutions of the Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Board Rules provide differently.

17.4	Invalid votes, blank votes and abstentions shall not be counted as votes cast. Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Directors who are present or represented at a meeting of the Board.

17.5	Where there is a tie in any vote of the Board, the Chairman shall have a casting vote, provided that there are at least three Directors in office. Otherwise, the relevant resolution shall not have been passed.

17.6	The Executive Directors shall not participate in the decision-making concerning:

a.	the determination of the compensation of Executive Directors; and

b.	the instruction of an auditor to audit the annual accounts if the General Meeting has not granted such instruction.

17.7	A Director shall not participate in the deliberations and decision-making of the Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Board, the resolution may nevertheless be passed by the Board as if none of the Directors has a conflict of interests as described in the previous sentence.

17.8	Meetings of the Board can be held through audio-communication facilities, provided that all participants can hear each other and communicate with each other simultaneously.

17.9	Resolutions of the Board may, instead of at a meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 17.1 through 17.7 apply mutatis mutandis.

17.10	The approval of the General Meeting is required for resolutions of the Board concerning a material change to the identity or the character of the Company or the business, including in any event:

a.	transferring the business or materially all of the business to a third party;

b.	entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and

c.	acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company’s most recently adopted annual accounts.

17.11	The absence of the approval of the General Meeting of a resolution as referred to in Article 17.10 shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Board or of the Directors.

BOARD - COMPENSATION

Article 18

18.1	The General Meeting shall adopt the Company’s policy concerning the compensation of the Board with due observance of the relevant statutory requirements. A resolution to adopt or amend the Company’s policy concerning the compensation of the Board shall be passed by Simple Majority.

18.2	The compensation of Directors shall be determined by the Board with due observance of the policy referred to in Article 18.1.

18.3	The Board shall submit proposals concerning compensation arrangements for the Board in the form of ordinary shares or rights to subscribe for ordinary shares to the General Meeting for approval. This proposal must at least include the number of ordinary shares or rights to subscribe for ordinary shares that may be awarded to the Board and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

BOARD - REPRESENTATION

Article 19

19.1	The Board is entitled to represent the Company.

19.2	The power to represent the Company also vests in the CEO individually, as well as in any other two Executive Directors acting jointly.

19.3	The Company may also be represented by the holder of a power of attorney to that effect. If the Company grants a power of attorney to an individual, the Board may grant an appropriate title to such person.

INDEMNITY

Article 20

20.1	The Company shall indemnify and hold harmless each of its Indemnified Officers against:

a.	any financial losses or damages incurred by such Indemnified Officer; and

b.	any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the extent permitted by applicable law.

20.2	The Company shall immediately reimburse the financial losses, damages and/or expenses as referred to in Article 20.1 to an Indemnified Officer claiming such reimbursement by submitting an invoice or other document evidencing such financial losses, damages and/or expenses, provided that any such amount reimbursed by the Company must immediately be repaid to the Company in the event the reimbursement was provided in relation to a situation in which such Indemnified Officer has no right to indemnification under Article 20.3.

20.3	No indemnification shall be given to an Indemnified Officer:

a.	if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described in Article 20.1 are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such Indemnified Officer);

b.	to the extent that his financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

c.	in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these articles of association, pursuant to an agreement between such Indemnified Officer and the Company which has been approved by the Board or pursuant to insurance taken out by the Company for the benefit of such Indemnified Officer; or

d.	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company’s prior consent.

20.4	The Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 20.1.

20.5	The Company may take out a director and officer (D&O) liability insurance for the benefit of any one or more specific Indemnified Officers and/or categories of Indemnified Officers.

GENERAL MEETING - CONVENING AND HOLDING MEETINGS

Article 21

21.1	Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the end of the Company’s financial year.

21.2	A General Meeting shall also be held:

a.	within three months after the Board has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and

b.	whenever the Board so decides.

21.3	General Meetings must be held in the place where the Company has its corporate seat or in Arnhem, Assen, Eindhoven, The Hague, Haarlem, ’s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle.

21.4	If the Board has failed to ensure that a General Meeting as referred to in Articles 21.1 or 21.2 paragraph a. is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.

21.5	One or more Persons with Meeting Rights who collectively represent at least the part of the Company’s issued share capital prescribed by law for this purpose may request the Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.

21.6	Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company’s issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.

21.7	Persons with Meeting Rights who wish to exercise their rights as described in Articles 21.5 and 21.6 must first consult the Board. In that respect, the Board shall have, and Persons with Meeting Rights must observe, the right to invoke any cooling-off period and response period provided under applicable law and/or the Dutch Corporate Governance Code.

21.8	A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

21.9	All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. The shareholders may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 5.5. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING - PROCEDURAL RULES

Article 22

22.1	The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:

a.	by the Chairman, if there is a Chairman and he is present at the General Meeting;

b.	by the Vice-Chairman, if there is a Vice-Chairman and he is present at the General Meeting;

c.	by another Non-Executive Director who is chosen by the Non-Executive Directors present at the General Meeting from their midst;

d.	by the CEO, if there is a CEO and he is present at the General Meeting; or

e.	by another person appointed by the General Meeting.

The person who should chair the General Meeting pursuant to paragraphs a. through d. may appoint another person to chair the General Meeting instead of him.

22.2	The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. The minutes of a General Meeting shall be adopted by the chairman of that General Meeting or by the Board. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Every Director may instruct a civil law notary to draw up such an official report at the Company’s expense.

22.3	The chairman of the General Meeting shall decide on the admittance to the General Meeting of persons other than:

a.	the persons who have Meeting Rights at that General Meeting, or their proxyholders; and

b.	those who have a statutory right to attend that General Meeting on other grounds.

22.4	The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the chairman of that General Meeting.

22.5	The Company may direct that any person, before being admitted to a General Meeting, identify himself by means of a valid passport or driver’s license and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.

22.6	The chairman of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.

22.7	The General Meeting may be conducted in a language other than the Dutch language, if so determined by the chairman of the General Meeting.

22.8	The chairman of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The chairman of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING - EXERCISE OF MEETING AND VOTING RIGHTS

Article 23

23.1	Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. Holders of fractional ordinary shares together constituting the nominal value of an ordinary share shall exercise these rights collectively, whether through one of them or through the holder of a written proxy. The Board may, whether or not subject to certain conditions, grant an exemption from the last sentence of this Article 23.1.

23.2	The Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting (whether or not exclusively and in deviation of Article 23.1, to the extent permitted by law) by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

23.3	The Board can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Record Date.

23.4	For the purpose of Articles 23.1 through 23.3, those who have voting rights and/or Meeting Rights on the Record Date and are recorded as such in a register designated by the Board shall be considered to have those rights, irrespective of whoever is entitled to the ordinary shares or depository receipts at the time of the General Meeting. Unless Dutch law requires otherwise, the Board is free to determine, when convening a General Meeting, whether the previous sentence applies.

23.5	Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting.

GENERAL MEETING - DECISION-MAKING

Article 24

24.1	Each ordinary share shall give the right to cast one vote at the General Meeting. Fractional ordinary shares, if any, collectively constituting the nominal value of an ordinary share shall be considered to be equivalent to such ordinary share.

24.2	No vote can be cast at a General Meeting in respect of an ordinary share belonging to the Company or a Subsidiary or in respect of an ordinary share for which any of them holds the depository receipts. Usufructuaries and pledgees of ordinary shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant ordinary share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary can vote ordinary shares in respect of which it holds a usufruct or a pledge.

24.3	Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority. If applicable law requires a greater majority for resolutions of the General Meeting and allows the articles of association to provide for a lower majority, those resolutions shall be passed with the lowest possible majority, except if these articles of association explicitly provide otherwise.

24.4	Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by these articles of association, if the Company is subject to a requirement under applicable securities laws or listing rules that the General Meeting can only pass certain resolutions if a certain part of the Company’s issued share capital is represented at such General Meeting, then such resolutions shall be subject to such quorum as specified by such securities laws or listing rules and a second meeting as referred to in Section 2:120(3) DCC cannot be convened.

24.5	Invalid votes, blank votes and abstentions shall not be counted as votes cast. Ordinary shares in respect of which an invalid or blank vote has been cast and ordinary shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.

24.6	Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.

24.7	The chairman of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.

24.8	The determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the chairman’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

24.9	The Board shall keep a record of the resolutions passed. The record shall be available at the Company’s office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

24.10	Shareholders may pass resolutions outside a meeting, unless the Company has cooperated with the issuance of depository receipts for ordinary shares in its capital. Such resolutions can only be passed by a unanimous vote of all shareholders with voting rights. The votes shall be cast in writing and may be cast through electronic means.

24.11	The Directors shall, in that capacity, have an advisory vote at the General Meetings.

GENERAL MEETING - SPECIAL RESOLUTIONS

Article 25

25.1	The following resolutions can only be passed by the General Meeting at the proposal of the Board:

a.	the issue of ordinary shares or the granting of rights to subscribe for ordinary shares;

b.	the limitation or exclusion of pre-emption rights;

c.	the designation or granting of an authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

d.	the disapplication or revocation of a designation or authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

e.	the reduction of the Company’s issued share capital;

f.	the making of a distribution from the Company’s profits or reserves;

g.	the making of a distribution in the form of ordinary shares in the Company’s capital or in the form of assets, instead of in cash;

h.	the adoption or amendment of the Company’s policy concerning the compensation of the Board;

i.	the amendment of these articles of association;

j.	the entering into of a merger or demerger;

k.	the instruction of the Board to apply for the Company’s bankruptcy; and

l.	the Company’s dissolution.

25.2	A matter which has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 21.5 and/or 21.6 shall not be considered to have been proposed by the Board for purposes of Article 25.1, unless the Board has expressly indicated that it supports the discussion of such matter in the agenda of the General Meeting concerned or in the explanatory notes thereto.

REPORTING - FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT

Article 26

26.1	The Company’s financial year shall coincide with the calendar year.

26.2	Annually, within the relevant statutory period, the Board shall prepare the annual accounts and the management report and deposit them at the Company’s office for inspection by the shareholders.

26.3	The annual accounts shall be signed by the Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

26.4	The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. The Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

26.5	The annual accounts shall be adopted by the General Meeting.

REPORTING - AUDIT

Article 27

27.1	The General Meeting shall instruct an external auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Board shall be authorised to do so.

27.2	The instruction may be revoked by the General Meeting and by the body that has granted the instruction. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

DISTRIBUTIONS - GENERAL

Article 28

28.1	A distribution can only be made to the extent that the Company’s equity exceeds the amount of the paid up and called up part of its capital plus the reserves which must be maintained by law.

28.2	The Board may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 28.1 has been met .

28.3	Distributions shall be made in proportion to the aggregate nominal value of the ordinary shares.

28.4	The parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

28.5	The General Meeting may resolve, subject to Article 25, that all or part of a distribution, instead of being made in cash, shall be made in the form of ordinary shares in the Company’s capital or in the form of the Company’s assets.

28.6	A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency or currencies as determined by the Board. If it concerns a distribution in the form of the Company’s assets, the Board shall determine the value attributed to such distribution for purposes of recording the distribution in the Company’s accounts with due observance of applicable law (including the applicable accounting principles).

28.7	A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

28.8	For the purpose of calculating the amount or allocation of any distribution, ordinary shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of ordinary shares held by it in its own capital.

DISTRIBUTIONS - RESERVES

Article 29

29.1	Subject to Article 25, the General Meeting is authorised to resolve to make a distribution from the Company’s reserves.

29.2	The Board may resolve to charge amounts to be paid up on ordinary shares against the Company’s reserves, irrespective of whether those ordinary shares are issued to existing shareholders.

DISTRIBUTIONS - PROFITS

Article 30

30.1	Subject to Article 28.1, the profits shown in the Company’s annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.	the Board shall determine which part of the profits shall be added to the Company’s reserves; and

b.	subject to Article 25, the remaining profits shall be at the disposal of the General Meeting for distribution on the ordinary shares.

30.2	Subject to Article 28.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

DISSOLUTION AND LIQUIDATION

Article 31

31.1	In the event of the Company being dissolved, the liquidation shall be effected by the Board, unless the General Meeting decides otherwise.

31.2	To the extent possible, these articles of association shall remain in effect during the liquidation.

31.3	Any assets remaining after payment of all of the Company’s debts shall be distributed to the shareholders.

31.4	After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

FEDERAL FORUM PROVISION

Article 32

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the United States federal district courts. Notwithstanding the foregoing, the foregoing provisions of this Article 32 shall not apply to claims seeking to enforce any liability or duty created by the United States Securities Exchange Act of 1934, as amended. To the fullest extent permitted by law, anyone purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Article 32.

TRANSITIONAL PROVISION2

Article 33

33.1	Upon the Company’s issued share capital increasing to an amount of at least [amount] euro (EUR [amount]):

a.	the Company’s authorised share capital described in Article 4.1 shall immediately and automatically increase to an amount of [amount] euro (EUR [amount]); and

b.	the composition of the authorised share capital described in Article 4.2 shall immediately and automatically be adjusted, such that the authorised share capital shall be divided into [number] ([number]) ordinary shares, each having a nominal value of twelve eurocents (EUR 0.12).

33.2	This Article 33 shall lapse and shall no longer form part of these articles of association at the moment immediately after the increase of the Company’s issued share capital as described in the first sentence of Article 33.1 shall have become effective.

[2]	This provision will increase the authorised share capital to approximately (but no more than) five times the number of ordinary shares outstanding immediately after the merger under the BCA, such that the Company maximizes its buffer to issue new shares.

Exhibit G

certificate of merger

for the Merger of

[merger sub inc.]

with and into

athena consumer acquisition corp.

[●], 2022

Pursuant to Section 251(c) of the

General Corporation Law of the State of Delaware

Athena Consumer Acquisition Corp., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of [Merger Sub Inc.], a Delaware corporation (“Merger Sub”), with and into the Company, with the Company remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	The Company’s name is Athena Consumer Acquisition Corp., and it was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 4, 2021 under the name of Athena Consumer Acquisition Corp. Merger Sub’s name is [Merger Sub Inc.], and it is incorporated pursuant to the DGCL. The Company and Merger Sub are the constituent corporations in the Merger.

SECOND:	A Business Combination Agreement, dated as of [●], 2022, has been approved, adopted, executed and acknowledged by the Company and by Merger Sub in accordance with Section 251(c) of the DGCL.

THIRD:	The name of the Surviving Corporation of the Merger shall be Athena Consumer Acquisition Corp. (the “Surviving Corporation”).

FOURTH:	Upon the effectiveness of the filing of this Certificate of Merger, the Certificate of Incorporation of the Company attached hereto as Exhibit A shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions of the DGCL.

FIFTH:	The Surviving Corporation shall be a corporation formed and existing under the laws of the State of Delaware.

SIXTH:	The executed Business Combination Agreement is on file at the principal place of business of the Surviving Corporation at 442 5th Avenue, New York, NY 10018.

SEVENTH:	A copy of the executed Business Combination Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.

EIGHTH:	The Merger shall become effective immediately upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Sections 103 and 251(c) of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, Athena Consumer Acquisition Corp. has caused this Certificate of Merger to be executed in its corporate name by its duly authorized officer as of the date first above written.

ATHENA CONSUMER ACQUISITION CORP.

By:
	Name:	Isabelle Freidheim
	Title:	Chief Executive Officer

[Signature Page to Certificate of Merger]

EXHIBIT a

Certificate of Incorporation of the Surviving Corporation

[See attached]

Amended and restated
certificate of incorporation

of

athena consumer acquisition corp.

article i

The name of the corporation is Athena Consumer Acquisition Corp. (the “Company”).

article II

The registered agent and the address of the registered office in the State of Delaware are:

Vcorp Services, LLC

1013 Centre Road, Suite 403-B

Wilmington, DE 19805

County of New Castle

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The aggregate number of shares which the Company shall have authority to issue is [one thousand (1,000)] shares of capital stock, all of which shall be designated “Common Stock” and have a par value of [$0.0001] per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Company is expressly authorized to make, amend or repeal the Bylaws of the Company.

ARTICLE VI

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Company.

ARTICLE VII

No director of the Company shall have any personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this ARTICLE VII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE VII, shall not adversely affect any right or protection of a director of the Company with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII

The Company shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this ARTICLE VIII shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Company of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under this ARTICLE VIII. The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred in this ARTICLE VIII to directors and officers of the Company. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this ARTICLE VIII by the stockholders of the Company shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Company (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Amended and Restated Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer or stockholder governed by the internal affairs doctrine; provided, however, that in the event the Chancery Court lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Chancery Court (or such other state or federal court located within the State of Delaware) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this ARTICLE IX.

The existence of any prior consent to an alternate forum shall not act as a waiver of the Company’s ongoing consent right as set forth above in this ARTICLE IX.

* * * *

Exhibit H-1

FORM OF
PRIVATE WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This PRIVATE WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of [●], by and among Athena Consumer Acquisition Corporation, a Delaware corporation (the “Company”), Next.e.GO B.V., a Dutch private limited liability company, to be converted into a public limited liability Company and renamed Next.e.GO N.V. promptly following the Share Exchange as defined below (“TopCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Private Warrant Agreement, dated as of October 19, 2021 and amended and restated as of March 24, 2022, and filed with the United States Securities and Exchange Commission as part of an annual report on 10-K on March 24, 2022 (as amended, including all Exhibits thereto, the “Existing Private Warrant Agreement”);

WHEREAS, the Company has issued and sold 530,000 warrants as part of the private placement units to Athena Consumer Acquisition Sponsor LLC (the “Sponsor”), (collectively, the “Private Placement Warrants”) to purchase the Company’s Class A common stock, par value $0.0001 per share (“Class A Stock”), with each Private Placement Warrant being exercisable for one share of Class A Stock and with an exercise price of $11.50 per share;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial business combination, the Sponsor or affiliates of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 150,000 units, which will include up to an aggregate of 75,000 warrants (the “Working Capital Warrants”, and together with the Private Placement Warrants, the “Warrants”);

WHEREAS, all of the Warrants are governed by the Existing Private Warrant Agreement;

WHEREAS, the Company, Next.e.GO Mobile SE, a European public company (Societas Europaea), TopCo, and Time is Now Merger Sub, Inc. (“Merger Sub”) entered into that certain Business Combination Agreement, dated as of July [28], 2022 (the “Business Combination Agreement”);

WHEREAS, on [●], pursuant to the provisions of the Business Combination Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company as the surviving company in the Merger (the “Surviving Company”), and immediately following the Merger, TopCo acquired as a contribution in kind on newly issued ordinary shares of TopCo with a par value of EUR 0.12 per share (“TopCo Shares”) all shares of common stock of the Surviving Company that were issued in the Merger (the “Share Exchange” and together with the Merger the “Transaction”) and the Surviving Company became a wholly owned subsidiary of TopCo;

WHEREAS, as provided in Section 4.5 of Existing Private Warrant Agreement, the Warrants are no longer exercisable for Class A Stock but instead are exercisable (subject to the terms and conditions of the Existing Private Warrant Agreement as amended hereby) for TopCo Shares;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Private Warrant Agreement);

WHEREAS, TopCo has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Private Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for TopCo Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Private Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Private Warrant Agreement to TopCo and TopCo wishes to accept such assignment; and

H-1-1

WHEREAS, Section 9.8 of Existing Private Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Private Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Private Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I
ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to TopCo all of the Company’s right, title and interest in and to the Existing Private Warrant Agreement (as amended hereby) and TopCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Private Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Share Exchange. As a result of the preceding sentence, effective immediately following the completion of the Share Exchange, each Warrant will be exchanged for a warrant to subscribe for TopCo Shares pursuant to the terms and conditions of the Existing Private Warrant Agreement (as amended hereby). TopCo consents to payment of the Warrant Price (as defined in the Existing Private Warrant Agreement) in a currency other than Euro upon an exercise of such warrants for TopCo Shares in accordance with the terms of the Existing Private Warrant Agreement.

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Private Warrant Agreement by the Company to TopCo pursuant to Section 1.1 hereof effective immediately following the completion of the Share Exchange, and the assumption of the Existing Private Warrant Agreement by TopCo from the Company pursuant to Section 1.1 hereof effective immediately the completion of the Share Exchange, and to the continuation of the Existing Private Warrant Agreement in full force and effect from and after the Share Exchange, subject at all times to the Existing Private Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Private Warrant Agreement and this Agreement.

ARTICLE II
AMENDMENT OF EXISTING WARRANT AGREEMENTS

The Company and the Warrant Agent hereby amend the Existing Private Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Share Exchange, and acknowledge and agree that the amendments to the Existing Private Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Athena Consumer Acquisition Corporation, a Delaware corporation” in the Existing Private Warrant Agreement shall refer instead to “Next.e.GO N.V., a public limited liability company incorporated under the laws of the Netherlands”. As a result thereof, all references to the “Company” in the Existing Private Warrant Agreement shall be references to Next.e.GO N.V. rather than to Athena Consumer Acquisition Corporation.

Section 2.2 Reference to TopCo Shares. All references to “Class A common stock” and “$0.0001 par value” in the Existing Private Warrant Agreement shall refer instead to “ordinary shares in the capital of TopCo” and “with a par value of EUR 0.12 per share”, respectively. As a result thereof, all references to “Common Stock” in the Existing Private Warrant Agreement shall be references to TopCo Shares rather than to Class A Stock.

H-1-2

Section 2.3 Notice. The address for notices to the Company set forth in Section 9.2 of Existing Private Warrant Agreement is hereby amended and restated in its entirety as follows:

Next.e.GO N.V.

Lilienthalstraße 1

52068 Aachen, Germany

Attention: [●]

Email: [●]

ARTICLE III
MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Share Exchange.

Section 3.2 Examination of the Existing Private Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Private Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Private Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Private Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

H-1-3

IN WITNESS WHEREOF, TopCo, the Company and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

ATHENA CONSUMER ACQUISITION CORPORATION

By:
Name:
Title:

NEXT.E.GO B.V.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Private Warrant Assumption Agreement]

H-1-4

Exhibit H-2

FORM OF
PUBLIC WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This PUBLIC WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of [●], by and among Athena Consumer Acquisition Corporation, a Delaware corporation (the “Company”), Next.e.GO B.V., a Dutch private limited liability company, to be converted into a public limited liability Company and renamed Next.e.GO N.V. promptly following the Share Exchange as defined below (“TopCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Public Warrant Agreement, dated as of October 19, 2021 and amended and restated as of March 24, 2022, and filed with the United States Securities and Exchange Commission as part of an annual report on 10-K on March 24, 2022 (as amended, including all Exhibits thereto, the “Existing Public Warrant Agreement”);

WHEREAS, the Company has issued and sold 11,500,000 redeemable warrants as part of units to public investors in a public offering (the “Warrants”) to purchase the Company’s Class A common stock, par value $0.0001 per share (“Class A Stock”) with each whole Warrant being exercisable for one share of Class A Stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Public Warrant Agreement;

WHEREAS, the Company, Next.e.GO Mobile SE, a European public company (Societas Europaea), TopCo, and Time is Time Merger Sub, Inc. (“Merger Sub”) entered into that certain Business Combination Agreement, dated as of July [28], 2022 (the “Business Combination Agreement”);

WHEREAS, on [●], pursuant to the provisions of the Business Combination Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company as the surviving company in the Merger (the “Surviving Company”), and immediately following the Merger, TopCo acquired as a contribution in kind on newly issued ordinary shares of TopCo with a par value of EUR 0.12 per share (“TopCo Shares”) all shares of common stock of the Surviving Company that were issued in the Merger (the “Share Exchange” and together with the Merger the “Transaction”) and the Surviving Company became a wholly owned subsidiary of TopCo;

WHEREAS, as provided in Section 4.5 of Existing Public Warrant Agreement, the Warrants are no longer exercisable for Class A Stock but instead are exercisable (subject to the terms and conditions of the Existing Public Warrant Agreement as amended hereby) for TopCo Shares;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Public Warrant Agreement);

WHEREAS, TopCo has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Public Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for TopCo Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Public Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Public Warrant Agreement to TopCo and TopCo wishes to accept such assignment; and

WHEREAS, Section 9.8 of Existing Public Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Public Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Public Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

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NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I
ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to TopCo all of the Company’s right, title and interest in and to the Existing Public Warrant Agreement (as amended hereby) and TopCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Public Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Share Exchange. As a result of the preceding sentence, effective immediately following the completion of the Share Exchange, each Warrant will be exchanged for a warrant to subscribe for TopCo Shares pursuant to the terms and conditions of the Existing Public Warrant Agreement (as amended hereby). TopCo consents to payment of the Warrant Price (as defined in the Existing Public Warrant Agreement) in a currency other than Euro upon an exercise of such warrants for TopCo Shares in accordance with the terms of the Existing Public Warrant Agreement.

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Public Warrant Agreement by the Company to TopCo pursuant to Section 1.1 hereof effective immediately following the completion of the Share Exchange, and the assumption of the Existing Public Warrant Agreement by TopCo from the Company pursuant to Section 1.1 hereof effective immediately the completion of the Share Exchange, and to the continuation of the Existing Public Warrant Agreement in full force and effect from and after the Share Exchange, subject at all times to the Existing Public Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Public Warrant Agreement and this Agreement.

ARTICLE II
AMENDMENT OF EXISTING WARRANT AGREEMENTS

The Company and the Warrant Agent hereby amend the Existing Public Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Share Exchange, and acknowledge and agree that the amendments to the Existing Public Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Athena Consumer Acquisition Corporation, a Delaware corporation” in the Existing Public Warrant Agreement shall refer instead to “Next.e.GO N.V., a public limited liability company incorporated under the laws of the Netherlands”. As a result thereof, all references to the “Company” in the Existing Public Warrant Agreement shall be references to Next.e.GO N.V. rather than to Athena Consumer Acquisition Corporation.

Section 2.2 Reference to TopCo Shares. All references to “Class A common stock” and “$0.0001 par value” in the Existing Public Warrant Agreement shall refer instead to “ordinary shares in the capital of TopCo” and “with a par value of EUR 0.12 per share”, respectively. As a result thereof, all references to “Common Stock” in the Existing Public Warrant Agreement shall be references to TopCo Shares rather than to Class A Stock.

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Section 2.3 Notice. The address for notices to the Company set forth in Section 9.2 of Existing Public Warrant Agreement is hereby amended and restated in its entirety as follows:

Next.e.GO N.V.

Lilienthalstraße 1

52068 Aachen, Germany

Attention: [●]

Email: [●]

ARTICLE III
MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Share Exchange.

Section 3.2 Examination of the Existing Public Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Public Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Public Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Public Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, TopCo, the Company and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

ATHENA CONSUMER ACQUISITION CORPORATION

By:
Name:
Title:

NEXT.E.GO B.V.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to PubliC Warrant Assumption Agreement]

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